                                                                EXHIBIT 2.1
                                                                CONFORMED COPY


DATED                        10     OCTOBER                            1999





                      Controls and Communications Limited                  (1)


                             The Racal Corporation                         (2)


                             Racal Electronics plc                         (3)


                             Global Crossing Ltd.                          (4)








        _______________________________________________________________


                                SALE AGREEMENT

        _______________________________________________________________


                             Lovell White Durrant
                              65 Holborn Viaduct
                                London EC1A 2DY

                                   CONTENTS

Clause                                                                    Page



1.       INTERPRETATION                                                      1

2.       CONDITIONS                                                          2

3.       SALE AND PURCHASE OF SHARES                                         4

4.       CONSIDERATION AND INTER-COMPANY DEBT                                5

5.       PRE-COMPLETION CONDUCT AND TERMINATION RIGHTS                       6

6.       NET ASSET ADJUSTMENT                                                7

7.       COMPLETION                                                          8

8.       WARRANTIES                                                         11

9.       LIMITATION OF CLAIMS                                               13

10.      INDEMNITIES                                                        19

11.      PENSIONS                                                           20

12.      NAME AND USE OF MARKS                                              20

13.      PROPERTY REORGANISATION                                            21

14.      NOT USED                                                           24

15.      PARENT GUARANTEE                                                   24

16.      GENERAL                                                            25

17.      CONFIDENTIAL INFORMATION                                           30

18.      GOVERNING LAW AND JURISDICTION                                     31

SCHEDULE I                                                                  33
         The Parties                                                        33

SCHEDULE II                                                                 34
         Definitions                                                        34

SCHEDULE III                                                                49
         Transfer Conditions                                                49

SCHEDULE IV                                                                 51
         Telecom Group                                                      51

SCHEDULE V                                                                  52
         Completion Balance Sheet                                           52
                 Part A                                                     52
                 Part B                                                     56

SCHEDULE VI                                                                 57
         Covenants and Warranties                                           57
                 Part A                                                     57
                 Part B                                                     58
                 Part C                                                     78

SCHEDULE VII                                                                80
         Pension Arrangements                                               80
                 PART A                                                     80
                 PART B                                                     81
                 PART C                                                    101

SCHEDULE VIII                                                              116
         Telecom Group Guarantees of Racal Group Members                   116

SCHEDULE IX                                                                117
         Tax Covenant and Warranties                                       117
                 Part A                                                    117
                 Part B - Tax Covenant                                     122

SCHEDULE X                                                                 144
         Conduct between exchange and completion                           144

SCHEDULE XI                                                                148
         Property Reorganisation                                           148
                 Part A:  leasehold properties to be assigned to RTL       148
                 Part B:  leasehold properties to be assigned to RPL
                          and to be sublet to RTL                          149
                 Part C:  leasehold properties to be sublet to RTL         150

SCHEDULE XII                                                               153
         Outstanding Negotiations                                          153
                 Part A                                                    153
                 Engrossments or Equivalent                                153
                 Part B                                                    156
                 Proposed Transactions                                     156

AGREED FORM DOCUMENTS                              Party Responsible

Base Line Balance Sheet                                     (LWD)
Data Room Index                                             (LWD)
Powers of Attorney                                          (LWD)
Trade Mark Licence                                          (LWD)
Transitional Services Agreement                             (LWD)
Letter of resignation for directors and secretary           (LWD)
FIRPTA Notice to IRS pursuant to Treas.
Reg.Sec.1.897-2(h)(2)                                       (LWD)
FIRPTA Statement of Racal USA to Global                     (LWD)
Reorganisation Documents                                    (LWD)
Adjusting Principles                                        (LWD)
Carve-Out Accounts                                          (LWD)


                                                                CONFORMED COPY

                                SALE AGREEMENT

THIS AGREEMENT is made 10 October 1999.

BETWEEN:

(1) Controls and Communications Limited (registered number 314979) whose details are set out in Schedule I;

(2) The Racal Corporation (registered number 59-1785-1646) whose details are set out in Schedule I;

(3) Racal Electronics Plc (registered number 497098) whose details are set out in Schedule I ("Racal"); and

(4) Global Crossing Ltd. a company registered in Bermuda whose details are set out in Schedule I ("Global").


WHEREAS:

(A) The Sellers are the beneficial owners and the registered holders of those numbers of the Shares set opposite their respective names in
     Schedule IV.

(B) The Sellers have agreed to sell and Global has agreed to purchase all the Shares on and subject to the terms of this Agreement.

(C) In consideration of Global entering into this Agreement at the request of the Guarantor, the Guarantor has agreed to guarantee the obligations of Controls and Communications Limited and The Racal Corporation under this Agreement.



IT IS AGREED:

1.   INTERPRETATION

     1.1 In this Agreement (including the Schedules), except so far as the context otherwise requires, words and expressions shall have the meanings set out in Schedule II.

     1.2  In this Agreement, unless otherwise specified:

          (a) references to clauses, subclauses, paragraphs, subparagraphs and schedules are to clauses, subclauses, paragraphs and subparagraphs of, and schedules in, this Agreement;

          (b) headings to clauses and schedules are for convenience only and do not affect the interpretation of this Agreement;

          (c) references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

          (d) references to a "person" shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

          (e) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been amended, modified or re-enacted;

          (f)  references to times of the day are to London time;

          (g) references to the one gender include all genders, and references to the singular include the plural and vice versa; and

          (h) references to "material to the business of the Telecom Group" shall be read as a reference to matters which are material to the operation and conduct of the business of the Telecom Group taken as a whole.

     1.3  The Recitals and Schedules to this Agreement form part of it.


2.   CONDITIONS

     2.1 Completion is conditional on the satisfaction (or where permissible, waiver) of the Transfer Conditions set out in Schedule III and the provisions of this clause 2.

     2.2 In the event that this Agreement has been terminated in accordance with either clause 2.10 or clause 2.11 this Agreement shall on the date of termination be of no further force and effect except that this clause and clauses 1, 16, 17 and 18 shall continue in force and such termination of this Agreement shall not affect the rights of any parties for prior breaches of this Agreement.

     2.3 The Sellers shall use all reasonable endeavours to procure the satisfaction of the Transfer Conditions set out in paragraphs 1, 2, 3 and 5 of Schedule III as soon as practicable and will on request keep Global informed with respect to progress in that regard.

     2.4 Global shall use all reasonable endeavours to procure the satisfaction of the Transfer Conditions set out in paragraphs 4 and 5 of Schedule III as soon as practicable and will on request keep the Sellers informed with respect to progress in that regard.

     2.5 The parties shall as soon as reasonably practicable provide all information and assistance reasonably requested by any of them in respect of action which is required or desirable in respect of the satisfaction of the Transfer Conditions and shall not take any steps which might prejudice or might reasonably be expected to prejudice the satisfaction of the Transfer Conditions. If Global shall not within 10 Business Days of the date of this Agreement make the filing which it must make to obtain the consents set out as paragraphs 4 and 5 of the Transfer Conditions for any reason other than Racal failing to provide Global with the information necessary for it to make the necessary filing, such conditions shall lapse and be treated as waived.

     2.6 At any time Global may waive the Transfer Conditions set out in paragraphs 2, 3, 4 and 5 of Schedule III by notice to the Sellers.

     2.7  The rights and obligations of the parties set out in Clauses 2.3 to
          2.6 shall:

          (a) not oblige any of the relevant parties to waive any of the Transfer Conditions; and

          (b) (in relation to each party's obligations) be subject to the directors of Racal not thereby being in breach of their fiduciary duties which shall without limitation, be construed as obliging the directors of Racal to make a recommendation or not to withdraw their recommendation to their shareholders (or any class of their shareholders) to vote in favour of the Transaction (or any part of it) if, acting in good faith, such directors resolve that such recommendation would not be in the best interests of Racal and/or its shareholders.

     2.8 If the Transfer Condition set out in paragraph 4 of Schedule III is the only Transfer Condition which has not been satisfied by the Long Stop Date or has become incapable of satisfaction in circumstances where the other Transfer Conditions have been satisfied or waived, the parties shall complete the sale and purchase of the Shares after taking such appropriate steps as they shall reasonably agree are necessary with regard to the assets or revenues which give rise to the need for the German Clearance such that the Agreement can be completed without the need for German Clearance. If the parties are unable to agree any other way of dealing with the matter Racal shall retain the relevant assets or revenues and operate them for the benefit of Global.

     2.9  NOT USED

     2.10 Subject to clause 2.8, if any of the Transfer Conditions becomes incapable of satisfaction or has not been satisfied by the Long Stop Date, Global may on that date or at any time thereafter by notice to the Sellers terminate this Agreement, in which case the provisions of clause 2.2 shall apply.

     2.11 Subject to clause 2.8, if any of the Transfer Conditions becomes incapable of satisfaction or has not been satisfied by the Long Stop Date, Racal (acting on behalf of the Sellers) may on that date or at any time thereafter by notice to Global terminate this Agreement, in which case the provisions of clause 2.2 shall apply.


3.   SALE AND PURCHASE OF SHARES

     3.1 On and subject to the terms of this Agreement, the Sellers shall sell with full title guarantee the Shares set opposite their respective names in Schedule IV to Global and Global shall purchase all the Shares on Completion, in each case free from all charges, liens, equities, encumbrances, claims or restrictions whatsoever and together with all rights which are now, or at any time hereafter may become, attached to them (including without limitation the right to receive all dividends and distributions declared, made or paid on or after Completion).

     3.2 Global covenants to procure that its wholly owned subsidiary Global Crossing Holdings Ltd advances the monies it draws down under the Goldman Sachs Facility to fund the acquisition of the Shares.

     3.3 Global shall not be obliged to complete the purchase of any of the Shares unless the sale to it of all the Shares is completed simultaneously and if such sale is not completed on the Completion Date then Global shall be entitled to rescind this Agreement without liability of any kind on its part, but without prejudice to its rights in respect of any pre-existing breach of the terms hereof, including any breach giving rise to such right to rescind.

     3.4 The Sellers agree to waive any rights which may have been conferred on them under the Articles of Association or other constitutional documents of each Telecom Group member whose shares are to be sold pursuant to clause 3.1 or otherwise or in any other way to have any of the Shares offered to them for purchase at any time on or before the transfer of the Shares pursuant to the provisions of this Agreement.

4.   CONSIDERATION AND INTER-COMPANY DEBT

     4.1 Prior to Completion (and not less than three Business Days prior thereto), Racal will notify Global of its estimate of the Inter-Company Net Debt plus the Finance Lease Net Debt at Completion.

     4.2 At Completion the parties will co-operate to ensure the discharge of all Inter-Company Net Debt and, in particular, Global will advance to such members of the Telecom Group as Racal may require such amounts as Racal may require (which in aggregate may not exceed the estimate for Inter-Company Net Debt given under clause 4.1) to put such members in funds to permit such discharge.

     4.3 On Completion, Global shall pay to the Sellers the amount of (Pound Sterling)1,000,000,000 (less the amount of the Inter-Company Net Debt and the Finance Lease Net Debt estimated under clause 4.1) together with the sum of (Pound Sterling)2,100,000 in respect of RTL of which (Pound Sterling)10,000,000 shall be payable to The Racal Corporation in respect of the shares in Racal USA, and (Pound Sterling)10,000,000 shall be payable to Controls and Communications Limited in respect of the Shares in RISL the balance to be divided among the Sellers in the following proportions:

          (a)  60% to Racal in respect of the shares in RTL; and

          (b)  40% to Racal in respect of shares in RTNL.

     4.4 To the extent that at Completion any sum is paid by a company to another company under clause 4.2 in excess of the amount due, the excess shall be repaid. If as a result the amount advanced by

          Global under clause 4.2 is different from the amount necessary to discharge all Inter-Company Net Debt, the difference shall be paid by Global to (if it advanced insufficient sums), or to Global (if it has advanced too much) by, the relevant member of the Telecom Group. In addition, the purchase price under clause 4.3 shall be adjusted upwards (if net sums are repaid to Global) or downwards (if net sums are payable by Global) but so that the aggregate of sums paid by Global under this clause 4 to the Sellers and by way of settlement of the Inter-Company Net Debt by members of the Telecom Group (as adjusted under clause 4.4) shall always be the sum of (Pound Sterling)1,000,000,000 less the Finance Lease Net Debt at Completion.

     4.5 Any Inter-Company Trading Debt and Inter-Company Trading Receivables shall be paid by or to members of the Telecom Group to or from all other members of the Racal Group on the date that such would have been paid in the ordinary course of business.

5.   PRE-COMPLETION CONDUCT AND TERMINATION RIGHTS

     5.1 Save as provided in this Agreement or otherwise with the express prior consent of Global, the Sellers agree that between the date of this Agreement and Completion, they shall procure that the Telecom Group shall continue to conduct its business in the ordinary course and shall comply with the provisions of Schedule X and shall notify Global immediately if they become aware of a fact or circumstance which constitutes a breach of Schedule X.

     5.2 The Agreement may be terminated at any time prior to Completion by notice:

          (a) by Racal (acting on behalf of the Sellers) if Global is in material breach of its obligations under this Agreement and such breach has not been remedied within 10 Business Days of notice of such breach having been given to Global; or

          (b)  by Global on notice to the Sellers:

               (i) if the board of directors of Racal withdraws or materially amends its recommendation of the Transaction; or

               (ii) if the Sellers are in material breach or breaches of
                    their obligations which taken together are material in the context of this Agreement (other than their obligations under clause 8 to which sub-clause (iii) below applies) under this Agreement and such breach has not been remedied within 10 Business Days of notice of such breach having been given to the Sellers; or

               (iii)pursuant to clause 8.12.

     5.3 If this Agreement is terminated prior to Completion in accordance with clause 5.2 each party's further rights and obligations cease immediately on termination, except that termination does not affect a party's accrued rights and obligations at the date of termination and the provisions of clauses 1, 16, 17 and 18 shall remain in full force and effect.

     5.4 No party shall have the right to terminate or rescind this Agreement after Completion or save as provided in clauses 2.7, 2.8, 3.3, 7.9, 7.12, 8.12 or this clause 5.

     5.5 On or before Completion, Racal may procure the payment of a dividend by RTL to its shareholders (the "Pre Completion Dividend") less than RTL's distributable reserves. Before the declaration of the dividend Racal shall produce to Global accounts of RTL which demonstrate to Racal's satisfaction that such dividend is lawful.

     5.6 No earlier than 5 Business Days prior to Completion, Racal may shorten any existing financial period of all members of the Telecom Group to the same date. Racal shall ensure that Global is given prior notice of such closure and the date selected.

6.   NET ASSET ADJUSTMENT

     6.1 From Completion, the parties shall give effect to Schedule V to agree or determine the amount of the Completion Net Assets and Finance Lease Net Debt at Completion.

     6.2 If the aggregate of the Completion Net Assets at Completion exceeds (Pound Sterling)220,365,000, Global shall pay to the Sellers an amount equal to the excess to be divided amongst the Sellers as Racal and Global may agree (or failing agreement as Racal may specify) as additional consideration for the shares sold by each such Seller.

     6.3 If the amount of the Completion Net Assets is less than (Pound Sterling)220,365,000, the Sellers shall pay to Global an amount equal to the amount by which the Completion Net Assets are less than (Pound Sterling)220,365,000 as a reduction in the consideration for the shares sold by each Seller to be apportioned amongst the Sellers as Racal and Global may agree (or failing agreement as Racal may specify).

     6.4 If the amount of estimated Finance Lease Net Debt pursuant to clause 4.1 is less than the Finance Lease Net Debt at Completion as determined in accordance with Schedule V, the Sellers shall promptly pay to Global an amount equal to the amount by which the Finance Lease Net Debt exceeds the estimated Finance Lease Net Debt as a reduction in the consideration for the shares sold by each Seller.

     6.5 If the amount of estimated Finance Lease Net Debt pursuant to clause 4.1 is greater than the Finance Lease Net Debt at Completion as determined in accordance with Schedule V, Global shall promptly pay to the Sellers an amount equal to the amount by which the estimated Finance Lease Net Debt exceeds the Finance Lease Net Debt as additional consideration for the shares sold by each Seller.

     6.6 All payments hereunder shall be made within five Business Days after the agreement or determination of the amount of the Completion Net Assets.

     6.7 Any amount to be paid under clause 6.3 shall bear interest at one per cent over the base lending rate of Barclays Bank PLC from the Completion Date.

7.   COMPLETION

     7.1 Completion shall take place at the offices of Racal's Solicitors within 5 Business Days of satisfaction or, where permitted, waiver of the Transfer Conditions or at such other place and/or on such other date as may be agreed between the parties.

     7.2 On Completion, the Sellers shall have delivered to Global a certificate in Agreed Form duly executed certifying any facts that would exempt the transactions contemplated hereby from withholding pursuant to Section 1445 of the Internal Revenue Code of 1986.

     7.3 On Completion the Sellers shall cause to be delivered to Global duly executed transfers of the Shares in favour of Global (or as it may direct) together with the share certificates relating to such shares.

     7.4  On Completion, the Sellers shall cause to be delivered to Global:

          (a) the Common Seal and Statutory Books of each Telecom Group member made up to the Completion Date and each certificate of incorporation and certificate of incorporation on change of name for each Telecom UK Group member;

          (b) (unless otherwise agreed by Global) an unqualified letter of resignation from the auditors of each Telecom UK Group member complying in all respects with the requirements of section 392 Companies Act 1985 and, if there are any such auditors, an unqualified letter of resignation from the auditors of Racal USA, in each case, accompanied by a written confirmation that such auditors have no claims for unpaid fees or expenses;

          (c) irrevocable powers of attorney in the Agreed Form executed by Racal in respect of Racal Telecom UK Group Shares and the Racal USA Shares in favour of Global appointing Global to be its lawful attorney in respect of the Shares;

          (d) resignations in the Agreed Form from each director and secretary of each Telecom Group member expressed to take effect from the end of the meeting held pursuant to clause 7.5; and

          (e) receipts for any sums advanced to or repaid by the Racal Group under clause 4.2 which shall be sufficient evidence of the discharge of such sums by the relevant Racal Group Company.

     7.5 On Completion the Sellers shall cause a board meeting of each Telecom Group member to be duly convened and held at which:

          (a) the transfers of the Shares shall be approved for registration (subject only to their being duly stamped by, and at the cost of, Global);

          (b) such persons as may be nominated by Global shall be appointed directors and secretary of the Telecom Group members (within the maximum number, if any, permitted under their respective constitutional documents);

          (c) all existing instructions to the Telecom Group's bankers, bank mandate forms and authorities shall be revoked and shall be replaced with alternative instructions, bank mandates forms and authorities in such form as Global may require;

          (d) the registered offices of each of the Telecom Group members shall be changed to places nominated by Global;

          (e) subject to the Companies Act, the accounting reference dates of each of the Telecom Group members shall be changed to dates nominated by Global; and

          (f) the resignations of each director and secretary of each of the Telecom Group members shall be accepted so as to take effect from the end of the meeting.

     7.6 On Completion Racal shall deliver to Global the Trade Mark Licence and the Transitional Services Agreement executed by it and the Transitional Services Agreement executed by Racal Services (Communications) Ltd and RTL.

     7.7 On Completion Global shall deliver to Racal the Transitional Services Agreement executed by it.

     7.8  On Completion, Global shall also:

          (a)  deliver to Racal the Trade Mark Licence executed by it; and

          (b) pay or procure the payment of the Consideration to the Sellers in accordance with the instructions provided by the Sellers at least 2 Business Days prior to Completion provided that Global shall not be required to transfer funds to more than four accounts in total in the United Kingdom.

     7.9 (a) Neither Global nor the Sellers are obliged to complete this Agreement unless the other complies with all its obligations under clause 7; and

          (b) Global shall not be obliged to complete this Agreement unless the transfer of all the Shares is completed simultaneously.

     7.10 If Completion does not take place on the date set for Completion because the Sellers fail to comply with any of their obligations under clauses 7.3, 7.4 or 7.5 or Racal fails to comply with its obligations under clause 7.6 or if Global fails to comply with any of its obligations under clauses 7.7 or 7.8 Global may, if the Sellers have failed so to comply, or Racal (acting on behalf of the Sellers) if Global has failed so to comply by notice to the other parties:

          (a) proceed to Completion to the greatest extent reasonably possible without limiting its rights under this Agreement;

          (b) postpone Completion to 2 Business Days after the date set for Completion; or

          (c)  terminate this Agreement.

     7.11 If any party postpones Completion to another date in accordance with clause 7.10 the provisions of this Agreement apply as if that other date is the date set for Completion.

     7.12 If Completion has not occurred by the fifth Business Day after the Long Stop Date any party may on that date or at any time thereafter by notice to the other terminate this Agreement, in which case it shall on that date be of no further force and effect except that clauses 1, 16, 17 and 18 shall continue in force and such termination of this Agreement shall not affect the rights of any parties/or prior breaches of this Agreement.


8.   WARRANTIES

     8.1 The Sellers hereby represent and warrant to Global in the terms of the Warranties.

     8.2 The Warranties are qualified to the extent but only to the extent of the facts and circumstances fairly disclosed in the Disclosure Letter.

     8.3 The Sellers undertake not to make any claim against a Telecom Group member or a director, officer or employee of a Telecom Group member which it may have in respect of (or seek to mitigate damages payable in respect of any claim made against the Sellers by Global by reference to) a misrepresentation, inaccuracy or omission in or from information or advice provided by the Telecom Group member or a director, officer, agent, adviser or employee of a Telecom Group member for the purpose of assisting the Sellers to make a representation, give a Warranty, enter into this Agreement or prepare the Disclosure Letter unless such representation, inaccuracy or omission was wilful.

     8.4 Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement, the Tax Covenant or another Warranty and Global shall have a separate Claim and right of action in respect of every breach of each such Warranty.

     8.5 Global confirms that it has not entered into this Agreement or any document entered into hereunder or referred to herein in reliance upon any representation, warranty or undertaking other than those expressly contained herein and acknowledges that it has not relied on, and will make no claim in respect of any such representation, warranty or undertaking made or supplied by or on behalf of the Sellers, Racal or any other person whatsoever which is not contained herein. Without limiting the general nature of the foregoing, Global confirms that it has not relied on and will make no claim against the Sellers, Racal or any other person whatsoever in respect of any budget, forecast or other projection of any nature made or supplied by or on behalf of any person.

     8.6 Racal and the Sellers acknowledge that Global has relied upon the Warranties in entering into this Agreement.

     8.7 Where any of the Warranties is expressed to be given or made to the best of the Sellers' knowledge or is qualified by reference to the Sellers' awareness or is qualified in some other manner having substantially the same effect, such statement shall be deemed to be qualified by the additional statement that the knowledge of the Sellers shall be limited to the actual knowledge of the person listed in Part C of Schedule VI in relation to the Warranties set out in Schedule VI against such person, such person having made reasonable diligent enquiry of other employees of the Racal Group in relation to the subject matter of the warranty in question.

     8.8  The provisions of Schedule VI, Part A shall have effect.

     8.9 Between the date of this Agreement and Completion, the Sellers shall notify Global in writing as soon as reasonably practicable after they become aware of a fact or circumstance which constitutes or which might constitute a breach of clause 8.1 or 8.13 together with the Sellers' best estimate of the amount of the liability.
          The Sellers shall ensure that notification of each fact or circumstance which constitutes or might constitute a breach of clause 8.1 or 8.13 shall be given not less than two Business Days before Completion.

     8.10 (a) Any provision of this Agreement and agreements, certificates or other instruments delivered pursuant to this Agreement which is capable of being performed after but which has not been performed at or before Completion, and (b) all representations, warranties, covenants, indemnities, agreements and other undertakings contained in this Agreement, and in any agreements, certificates or other instruments delivered pursuant to this Agreement, shall survive and not be affected by Completion and shall remain in full force and effect.

     8.11 The Sellers shall ensure that (save if and insofar as may be necessary to give effect to this Agreement) neither they nor any member of the Telecom Group will cause or permit anything to be done or omitted to be done either before or at Completion which would constitute a material breach of any of the Warranties if given at any time up to Completion or which would make any of the Warranties materially inaccurate or materially misleading if they were so given.

     8.12 If Global has or would have at Completion a claim or claims against the Sellers in aggregate of more than (Pound Sterling)75 million which have arisen at or prior to Completion, Global may terminate this Agreement by notice to the Sellers given at or before Completion but for the avoidance of doubt, in the event that Global terminates this Agreement, Global shall have no right to claim damages or any other remedy against any of the Sellers in respect of all or any part of such claim or claims other than pursuant to clause 16.12. If Global does not terminate this Agreement pursuant to this clause 8.12, Global may, subject to clause 9, claim damages against the Sellers and exercise any other right, power or remedy arising under this Agreement in respect of a claim or claims which have arisen at or before Completion including such claim or claims arising from a breach of Warranty had such Warranty been repeated at Completion.

     8.13 The Warranties shall be deemed to be given at the date of this Agreement and to be repeated (mutatis mutandis) at Completion (save that references to any fact, matter or thing existing, occurring or having occurred at or before the date of this Agreement shall be construed as references to at or before Completion).


9.   LIMITATION OF CLAIMS

     9.1 Global shall, on becoming aware of any Claim, promptly notify Racal and the Sellers thereof, but the failure to so notify shall not relieve the Sellers of any liability they may have to Global to the extent such failure does not materially prejudice any of the Sellers.

     9.2 The Sellers shall have no liability in respect of any Claim unless Global has served on the Sellers notice on or before:

          (a) in the case of a Claim under the Tax Warranties or a claim under the Tax Covenant relating to Racal USA, the expiration of the statute of limitation relating to the relevant Tax liability of Racal USA;

          (b) in the case of any Claim under the Tax Warranties or a claim under the Tax Covenant other than as described in paragraph
               (a) above, six years from the Completion Date;

          (c) in the case of any Claim other than a Claim under the Tax Warranties or a claim under the Tax Covenant, the later of (i) the second anniversary of the Completion Date and (ii) the end of the fourth month following the end of the second audited financial period for each member of the Telecom Group, giving such reasonable details of the Claim as Global then has and, if practicable, including Global's then best estimate of the amount of the liability of the Sellers in respect thereof, has as soon as reasonably practicable upon receipt of any further details relating to the Claim disclosed such further details to Racal and has issued and served proceedings in respect thereof within nine months of the date of such written notice if such Claim has not previously been satisfied, settled or withdrawn.

     9.3 No claim shall be made against any of the Sellers in respect of any Claim unless the Claim (or series of related Claims) individually exceeds (Pound Sterling)250,000 and unless the aggregate amount of all Claims (excluding individual Claims of (Pound Sterling)250,000 or less) exceeds (Pound Sterling)10,000,000 PROVIDED that if such aggregate amount does exceed (Pound Sterling)10,000,000, the Sellers shall be liable for the full amount of such Claim or Claims and not solely the amounts thereof in excess of (Pound Sterling)10,000,000. For the purpose of determining whether a Claim exceeds the minimum individual threshold of (Pound Sterling)250,000 set out in this clause 9.3, Claims which consist of a breach of paragraph L.12 of Schedule VI and which arise from the unlawful exclusion (prior to the Completion Date) on grounds of sex of an employee or former employee of the Telecom UK Group from eligibility for, and/or membership of, Racal's Schemes (as defined in Part B of Schedule VII) ("Pensions Claims") shall be aggregated and treated as a single Claim. Any recovery in respect of Pensions Claims shall be on an indemnity basis on the excess over (Pound Sterling)250,000. Nothing in the Disclosure Letter shall be deemed to be disclosed for this purpose in respect of Pensions Claims unless individual claimants are specifically identified.

     9.4 The total amount of the liability of the Sellers in aggregate in respect of:

          (a) the aggregate amount of Claims arising from clause 3.1, Part A of Schedule VI, clause 5.1, clause 6, clause 10.1 and (in so far as it relates to any of the foregoing provisions) clause 15 and any claim arising from the Tax Covenant and any claim referred to in clause 9.4(b) shall be limited to and in no event exceed (Pound Sterling)1,000,000,000; and

          (b)  the aggregate amount of Claims and claims under clauses 10.2,
               10.3 and 10.5 shall be limited to and in no event exceed (Pound Sterling)300 million,

          PROVIDED THAT the total amount of liability of the Sellers in aggregate in respect of the Claims whether arising under paragraph
          (a) or paragraph (b) of this clause 9.4 shall not in any circumstance exceed the Consideration.

     9.5 The Sellers shall not be liable in respect of any Claim (including any claim under the Tax Covenant) if and to the extent that the loss occasioned thereby has been recovered under any other Claim (including any claim under the Tax Covenant).

     9.6 If the Sellers indemnify Global and/or the relevant Telecom Group member in respect of any amount payable by Global and/or any Telecom Group member by way of settlement, judgment or award in respect of the matter giving rise to the Claim, then insofar as the same would not have a detrimental effect on the business of any member of the Global Group, the Sellers shall be afforded every reasonable opportunity of resisting in the name of the relevant Telecom Group member any claims against any Telecom Group member which might constitute a breach of any of the Warranties (unless the claims against any Telecom Group member which might constitute a breach of any of the Warranties is by any member of the Racal Group), and the Sellers shall subject as aforesaid (if they so require) be allowed to have the conduct of any negotiations, proceedings or appeals incidental thereto (keeping Global at all reasonable times properly informed of the conduct) and to use professional advisers approved by Global (such approval not to be unreasonably withheld or delayed). If such legal advisers are retained, the Sellers shall not be liable to Global for any legal expenses of other legal advisers or any other expenses subsequently incurred by Global in connection with the defence of the claim, except that if the Sellers elect not to assume such defence or if legal advisers for Global determine that there are issues which raise conflicts of interest between Global and the Sellers, Global and any Telecom Group member may retain legal advisers reasonably satisfactory to them, and the Sellers shall pay any reasonable fees and expenses of such legal advisers for Global and such members promptly as statements therefor are received; PROVIDED THAT the Sellers shall be obligated pursuant to this clause 9.6:(i) to pay such amounts in the case of a conflict of interest only if the Sellers reasonably agree that such conflict of interest existed between Global and the Sellers, and (ii) to pay for only one firm of legal advisers for Global and the Telecom Group members in any jurisdiction unless Global and the Sellers agree that the use of one firm of legal advisers would present such legal advisers with a conflict of interest.

     9.7 If and so long as Racal exercises its rights under clause 9.6, Global shall, and shall procure that the relevant Telecom Group member shall:

          (a) consult with the Sellers in respect of the circumstances giving rise to such claim, and thereafter keep the Sellers as informed as is reasonably practicable of all material developments relating to such circumstances and Claim;

          (b) if so requested by the Sellers, subject as aforesaid, take all reasonable steps or proceedings as the Sellers may consider necessary in order to mitigate or defend any such claim and any adjudication in respect thereof or enforce against any person (other than Racal or any other member of the Racal Group) the rights of the relevant Telecom Group member and Global in relation to the matter the subject of the claim and shall procure that any Telecom Group member shall act in accordance with any such requirements, and for this purpose take all appropriate proceedings in the name of the relevant Telecom Group member subject to being fully indemnified in advance by the Sellers against all costs and expenses incurred in connection therewith;

          (c) at all reasonable times allow the Sellers and its agents reasonable access on notice to personnel of the relevant Telecom Group member and to inspect and take copies of all necessary books, correspondence and records of the relevant Telecom Group member which are relevant to such Claim and are within the power, possession or control of Global or any member of the Telecom Group to enable the Sellers to investigate the Claim (subject always to keeping the same confidential other than necessary disclosures in connection with any such action or claim); and

          (d) save with the Sellers' prior consent, and subject as aforesaid, not admit liability in respect of or compromise, or settle any such claims as aforesaid.

     9.8 Any settlement agreed by the Sellers pursuant to clause 9.6 shall not include any obligation on Global or a Telecom Group member to take or omit to take any action.

     9.9 The Sellers shall reimburse to Global or the relevant Telecom Group member (as the case may be) all costs, charges, liabilities, damages and expenses incurred by them by Global's complying with its obligations under paragraphs 9.6 and 9.7.

     9.10 The Sellers shall not be liable in respect of a Claim to the extent:

          (a) that any amount has been included as a liability or a proper provision has been made in respect thereof; or

          (b) that the value of any asset has been reduced to take account of the subject matter of such Claim,

          in the Accounts of RTNL and RISL or the Completion Balance Sheet.

     9.11 Where Global or any Telecom Group member is entitled to recover from some other person any sum in respect of any matter or event which has given rise to a Claim, Global shall and shall procure that the relevant Telecom Group member shall use its or his reasonable endeavours to recover that sum and any sum recovered will reduce the amount of the relevant Claim provided that the person so entitled shall not be obliged hereby to use such reasonable endeavours if so to do would have a detrimental effect on the business of any member of the Global Group but in such circumstances the parties agree that the decision by Global not to recover any such sum shall be relevant in considering whether its obligations to mitigate have been satisfied.

     9.12 Other than on the proof of fraud which is material in the context of the Transaction, Global shall not be entitled to rescind or repudiate this Agreement for any reason after Completion.

     9.13 The Sellers shall not be liable in respect of any Claim arising from any matters resulting from a change of accounting policy or practice or the length of any accounting period of Global or any Global Group member introduced after Completion.

     9.14 If Racal pays to Global or any Telecom Group member an amount in respect of any Claim and Global or any Telecom Group member (as the case may be) subsequently actually recovers from a third party (including any insurer) a sum which is directly referable to that Claim, Global shall repay to Racal as soon as reasonably practicable so much of the amount paid by Racal as does not exceed the Sum Recovered from the third party. Global agrees to take all reasonable steps to recover any such sum from a third party as soon as reasonably practicable on the basis set out in clause 9.8. For the purpose of this clause "Sum Recovered" means an amount equal to the amount recovered from such third party minus (a) any increase in liability to tax of a Telecom Group member and (b) the reasonable costs and expenses incurred by the Telecom Group member in recovering such amount. Nothing herein shall preclude Global from making a Claim for recovery of that portion of any increased insurance premium that are fairly attributable to Claims previously made hereunder whether or not such Claim is made within the period specified in clause 9.2.

     9.15 Nothing contained in this clause 9 shall limit Global's obligations or the obligation of any Telecom Group member at common law to mitigate any loss or damage resulting from or arising as a consequence of any circumstances giving rise to any Claim.

     9.16 Global acknowledges and confirms that at the time of entering into this Agreement it is not aware of any Claim which would arise on execution of this Agreement.

     9.17 If Global makes any Claim or gives notice of any Claim to Racal Global shall, and shall procure that any Telecom Group member shall promptly, on a confidential basis solely for the purpose of enabling Racal to assess the Claim or potential Claim:

          (a) make available on reasonable notice to Racal and its representatives or advisers such reasonable access to the personnel of any relevant Telecom Group member and to any relevant records and information as Racal may request in connection with such Claim or potential Claim; and

          (b) use all their endeavours to procure that the auditors (past and present) of any relevant Telecom Group member make available their audit working papers in respect of audits of the relevant Telecom Group member's accounts for any relevant accounting period in connection with such Claim or potential Claim, in all cases, subject always to keeping the same and any information obtained herefrom confidential.

     9.18 Notwithstanding any limitation in this clause 9 to the contrary, no claim by Global which arises by reason of any fraudulent act, fraudulent omission or fraudulent misrepresentation of or by any of the Sellers which is material in the context of the Transaction shall be subject to the limitations of this clause 9.

     9.19 If the Sellers or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, Racal or its successors or assigns (on the case may be) shall use all reasonable endeavours to procure that the successors and assigns of the surviving corporation shall assume all of its obligations hereunder.


10.  INDEMNITIES

     10.1 The Sellers hereby undertake to procure that, as from Completion, the Telecom Group members shall be released at Completion or as soon as is reasonably practicable thereafter from all guarantees, indemnities and other actual or contingent obligations and/or comfort letters given or undertaken by them in respect of any and all actual or contingent liabilities whatsoever of any Racal Group member (including without limitation those specified in Schedule
          VIII) and pending such release, the Sellers shall indemnify and keep indemnified each Telecom Group member against any liability whatsoever, including all costs, damages and expenses, suffered or incurred by any of them in connection therewith.

     10.2 The Sellers agree to indemnify Global against all liabilities, losses, damages, costs and expenses (whether incurred before or after Completion) arising from the failure of RISL to obtain or maintain a registration under the Data Protection Act 1984.

     10.3 Racal agrees to indemnify Global and RTL against any cost, loss, claim, liability or expense arising primarily by reason of Railtrack PLC being entitled or having the right to terminate any of the Railtrack Agreements on the grounds that the Reorganisation and/or this Agreement involves a breach of any provision of the Railtrack Agreements prohibiting assignments if and only to the extent that such costs, losses, claims, liabilities or expenses exceed in the aggregate (Pound Sterling)10,000,000, provided that:

          (a) Global shall be obliged to take all reasonable steps to mitigate such costs, losses, claims, liabilities or expenses and the extent of Racal's liability shall take account of savings and reduced expenditure resulting as a consequence of the termination of any of the Railtrack Agreements; and

          (b) any claim hereunder must be made within two years of Completion.

     10.4 If Global becomes aware of any claim under clauses 10.2, 10.3 and
          10.5 it shall notify Racal as soon as practicable and shall consult with, and pay due regard to, Racal's views on all matters relating thereto, giving Racal all reasonable information about such claim as Racal shall request.

     10.5 Racal agrees to indemnify Global and RTL for any cost, loss, claim, liability or expense (whether incurred before or after Completion) arising from the termination of the agreement with Metromedia Fiber Network Services Inc. referred to in B(d) of Schedule X.

     10.6 If Railtrack plc terminates the Railtrack Agreements on the grounds that the Reorganisation and/or this Agreement involves a breach of any provision of the Railtrack Agreements prohibiting assignments Racal agrees that BRTH or any other member of the Racal Group shall have no claims for termination of the Reorganisation Documents by RTL.


11.  PENSIONS

     The provisions of Schedule VII shall have effect in relation to the retirement, pension and life assurance rights and benefits enjoyed by the present and former employees of the Telecom Group.


12.  NAME AND USE OF MARKS

     12.1 Global agrees that the Telecom Group members will:

          (a) (save as provided in the Trade Mark Licence) as soon as reasonably practicable following Completion if any of the Racal Marks are being used in their respective corporate names or as part of a business or trading name or domain name, change the same to a name which does not include any of the Racal Marks (or any mark which is confusingly similar with any of the Racal Marks); and

          (b) as soon as reasonably practicable following the Completion Date and in any event no later than six months after the Completion Date, delete or remove the Racal Marks from all stationery, advertising material, labels, manuals, packaging, stocks of products and all other materials or documents in the possession or under the control of the Telecom Group on which the Racal Marks are incorporated and remove all fascia, hoardings and the like bearing or referring to the Racal Marks.

     12.2 On and with effect from Completion Racal and Global shall enter into the Trade Mark Licence.

13.  PROPERTY REORGANISATION

     For the purposes of this clause 13, "Properties" shall mean the properties used by members of the Telecom Group (including without limitation wayleaves and easements but excluding the land over, through or under which the wayleave or easement passes) brief particulars of which are set out in the Data Room Index but in all cases excluding the Telecommunications Apparatus as defined in the Telecommunications Act 1984.

     13.1 Applications for Reversioner's Consent

          (a) Subject to Racal obtaining the Consents Racal shall procure the carrying out and implementation of the Property Reorganisation and shall use all reasonable endeavours to obtain the Consents before or as soon as practicable following Completion and for that purpose Racal, RPL or RTL (as the case may be) shall reasonably and promptly provide such information and assistance and enter into and execute such documents as may be properly required by the relevant Reversioner in relation to the grant of its Consent (including where required under the terms of the relevant lease an authorised guarantee agreement) and shall keep Global fully informed of progress in relation to the applications for Consent.

          (b) Racal shall supply Global's Property Solicitors with a copy of any draft Consent as soon as received from the relevant Reversioner's Solicitors. Global's Property Solicitors shall forthwith return it to Racal approved subject to any amendments they may reasonably require.

          (c) Racal shall forthwith return the amended draft Consent to the relevant Reversioner's Solicitors and supply to Global's Property Solicitors copies of any further correspondence or further drafts of the Consent received from the Reversioner's Solicitor and these provisions shall continue to apply until all relevant parties have agreed the form and context of each relevant Consent.

          (d) The proposed assignee or proposed underlessee shall in each case where properly required enter into direct covenants with the relevant Reversioner as from the date of the assurance to pay the rents reserved by the relevant lease and perform and observe the covenants on the part of the lessee therein contained.

          (e) The proposed assignee or proposed underlessee where applicable and any guarantor shall promptly on being supplied with an engrossment of the agreed form of Consent execute the same as a deed and return it unconditionally to Racal.

          (f) Racal shall continue to use all reasonable endeavours to obtain the Consents including if necessary making application to a court of competent jurisdiction for a declaration to the effect that Consent is being unreasonably withheld in the event that any application for Consent is refused or is not granted within a reasonable period of time (unless counsel of at least five years' call and suitably experienced in such matters advises Racal in writing that such application has no reasonable prospect of success and copy of such advice is given to Global's Solicitors) and in such circumstances Global is to co-operate with Racal and provide such information as may be required by Racal in making such an application.

          (g) Racal shall bear all costs and disbursements of all third party lessors and their professional advisers in relation to the obtaining of the Consents but not the stamp duty and Land Registry fees in connection with the Property Reorganisation which shall be borne by Global.

          (h) Racal shall not be obliged under the above provisions to guarantee as a condition of any of the Consents the performance of the obligations of RPL or RTL.

     13.2 Licence to Occupy

          The proposed assignee or proposed underlessee shall between Completion and completion of the relevant assignment sublease or licence be entitled to occupy the relevant leasehold premises or part thereof upon the terms and subject to the obligations and covenants referred to and contained in Schedules XI and XII and otherwise upon the terms of the existing lease.

     13.3 No variations or amendments to existing terms

          Neither Racal, RPL or RTL shall vary or amend or agree or apply to vary or amend any terms under which the Properties are held (including any review of rent) except as may be necessary to obtain the Consents (and with the prior consent of Global) or apply for any consent or approval under the relevant lease (other than the Consents) or serve any notices or counter notices or commence any proceedings under the Landlord and Tenant Act 1954 without the prior consent of Global such consent not to be unreasonably withheld or delayed.

     13.4 Outstanding Negotiations

          Racal shall until Completion use all reasonable endeavours to diligently pursue all Outstanding Negotiations at the request and under the direction of Global and shall keep Global fully informed of all progress and provide copies of all communications in respect of the same but Racal shall not be obliged to conclude any of the Outstanding Negotiations referred to in Schedule XII Part B unless Global has confirmed in terms satisfactory to Racal that Global will indemnify Racal in relation to such matters.

     13.5 Enforcement of Covenants

          Racal or RPL (as the case may be) shall at the request of Global but at the cost of Racal enforce the covenants on the part of the relevant Reversioner contained in any relevant lease so far as may be necessary to obtain the Consents.

     13.6 Refusal of Consents

          If any of the Consents required in respect of the proposed sublettings or licences referred to in Schedule XI Part A is not obtained or if for any other reason RPL (or any company authorised by RPL under the terms of this agreement to occupy the whole or part of the relevant leasehold property) vacates any part of the leasehold properties referred to in that Schedule then Racal shall pay to Global and shall indemnify Global fully in respect of all rent and other sums which would otherwise have been payable by RPL (or any company authorised by RPL under the terms of this agreement to occupy the whole or part of the relevant leasehold property) whether to Global or to any third party had the said subletting or licence continued upon the terms set out in that Schedule until the date on which RPL (or any company so authorised) shall vacate the premises in question.

     13.7 Arbitration

          Any disputes in relation to the terms of any sublease or licence required to implement the Property Reorganisation shall be referred to the decision of a suitably qualified Chartered Surveyor who in default of agreement shall be appointed by the President for the time being of the Royal Institution of Chartered Surveyors on the application of either party and such surveyor shall act as an arbitrator in accordance with the Arbitration Act 1996.

14.  NOT USED


15.  PARENT GUARANTEE

     15.1 In consideration of Global entering into this Agreement with the Sellers at the request of Racal, Racal, as primary obligor, hereby irrevocably and unconditionally guarantees to Global the full and complete performance by the Sellers of all their obligations under this Agreement or the Tax Covenant or both and the payment of all sums when due and payable by the Sellers (or any of them) to Global under or pursuant to this Agreement or the Tax Covenant or both and agrees to indemnify and keep indemnified Global against all losses and damages sustained by it flowing from any non-payment or default of any kind by the Sellers under or pursuant to the Agreement or the Tax Covenant or both.

     15.2 Racal agrees that if and each time that any of the Sellers fails to make any payment when it is due under or pursuant to this Agreement or the Tax Covenant or both, Racal shall on demand (without requiring Global first to take steps against the Sellers or any other person) pay that amount to Global.

     15.3 The guarantee contained in this clause 15 is a continuing guarantee and shall remain in force until all the obligations of each of the Sellers under this Agreement and the Tax Covenant have been fully performed and all sums payable by each of the Sellers have been fully paid.

     15.4 All payments to be made by Racal shall be made in full without set-off or counterclaim and free and clear of and without any deduction whatsoever except to the extent required by law and if any deduction or withholding must be made by law, Racal will pay that additional amount which is necessary to ensure that Global receives a net amount equal to the full amount which it would have received if the payment had been made without the deduction or withholding.

     15.5 Racal shall pay interest on any amount due under this clause from the date of demand until the date of payment in full as well after as before any judgment) calculated on a daily basis at the rate set out in clause 6.5.

     15.6 Racal's obligations under this clause shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations including without limitation:

          (a) any time or indulgence granted to, or composition with, the Sellers or any of them or any other person;

          (b) the taking, variation, renewal or release of, or neglect to perfect or enforce this Agreement, or any right, guarantee, remedy or security from or against the Sellers or any of them or any other person; or

          (c) any enforceability or invalidity of any obligation of the Sellers, so that this clause shall be construed as if there were no such unenforceability or invalidity.


16.  GENERAL

     Assignment

     16.1 None of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of all the other parties save as provided in clause 16.2.

     16.2 No party may assign or transfer a right or obligation under this Agreement, save that Global may assign some or all of its rights under this Agreement:

          (a) to another member of the Global Group if (i) the assignee enters into a commitment in a form reasonably satisfactory to Racal to be bound by and to perform all outstanding obligations under this Agreement expressed to be obligations of Global and
               (ii) Global shall guarantee the obligations of the assignee in the same terms as Racal has guaranteed the obligations of the Seller under clause 15; and

          (b)  by way of security to the Security Trustee.

     16.3 Entire agreement

          (a) This Agreement and the Transaction Documents constitute the whole and only agreement between the parties relating to the matters contemplated hereby.

          (b) This Agreement supersedes and extinguishes any prior agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

          (c) Each party acknowledges that in entering into this Agreement and the Transaction Documents or the terms set out in this Agreement it is not relying upon any agreement, undertaking, representation, warranty, promise, assurance or arrangement made or given by any other party or any other person, whether or not in writing, at any time before the execution of this Agreement which is not expressly set out herein or therein.

          (d) None of the parties shall have any right of action against any other party to this Agreement arising out of or in connection with any agreement, undertaking, representation, warranty, promise, assurance or arrangement referred to in clause 16.3(b) or 16.3(c) above (except as provided in clause 16.3(b) or 16.3(c) above or in the case of fraud or dishonesty).

     16.4 Notices

          (a) Any notice, consent or other communication given or made under this Agreement shall be in writing.

          (b) Any such notice or other communication shall be addressed as provided in clause 16.4(d) and, if so addressed, shall be deemed to have been duly given or made as follows:

               (i) if sent by personal delivery, upon delivery at the address of the relevant party if delivered before 3.00 pm on any

                    Business Day and, in any other case, at 10.00 am on the next Business Day;

              (ii) if sent by first class post (or, if sent overseas, by airmail), three clear Business Days (or, if sent overseas, seven Business Days) after the date of posting; and

             (iii) if sent by facsimile, at the expiration of two hours after the time of despatch, if despatched before 3.00 pm on any Business Day and, in any other case, at 10.00 am on the Business Day following the date of despatch but only if a confirmation of the receipt by the recipient of the facsimile appears correctly at the end of the of the sender's facsimile.

          (c) Any notice or other communication to be given or made under this Agreement, the Tax Covenant or the Transaction Documents by Global to the Sellers shall be deemed to be given or made if given to Racal for itself and on behalf of the Sellers.

          (d) The relevant addressee, address and facsimile number of each party for the purpose of this Agreement,subject to clause 16.4(c), are those set out in Schedule I.

          (e) A party shall notify the other parties to this Agreement of a change to its name, relevant addressee, address or facsimile number for the purposes of clause 16.4(d) provided that such notification shall only be of effect on:

               (i) the date specified in the notification as the date on which the change is to take place; or

               (ii) if no date is specified or the date specified is less than three clear Business Days after the date on which the notice is given, the date falling three clear Business Days after notice of any such change has been given.

     16.5 Remedies and waivers

          (a) Subject always to the provision of clause 9, no delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall:

               (i)     impair such right, power or remedy; or

               (ii)    operate as a waiver thereof.

          (b) The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

          (c) The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

          (d) The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

          (e) No variation of this Agreement shall be effective unless made in writing, signed by or on behalf of the parties and expressed to be such variation.

          (f) No waiver by any party of any requirement of this Agreement or of any remedy or right under this Agreement shall have effect unless given by notice in writing signed by such party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

          (g) Any release, waiver or compromise or any other arrangement which any party may give or enter into with any other party to this Agreement in connection with this Agreement shall not affect any right or remedy of such parties as regards any other party's liabilities under or in relation to this Agreement and such other party shall continue to be bound by this Agreement as if it had been the sole contracting party.

     16.6 Invalidity

          If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

          (a) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

          (b) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

     16.7 NOT USED

     16.8 No partnership

          Nothing in this Agreement and no action taken by the parties pursuant to this Agreement shall constitute, or be deemed to constitute, the parties as a partnership, association, joint venture or other corporate entity.

     16.9 Further assurance

          Each party shall after Completion from time to time on being requested to do so by any other party, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the requesting party and the requested party as is reasonably necessary for giving full effect to this Agreement.

    16.10 Announcements and confidentiality

          Any party shall only make an announcement concerning the transactions contemplated by this Agreement or any ancillary matter if and to the extent required by:

          (a)  law; or

          (b) any securities exchange or regulatory or governmental body to which such party is subject, wherever situated, including (without limitation) the London Stock Exchange, GNOSTIC, the Securities and Exchange Commission or the Takeover Panel, whether or not the requirement has the force of law;

          provided that any such announcement shall be made only after consultation with the other parties and having taken into account other reasonable covenants and the party has taken all reasonable steps to avoid the disclosure of confidential information.

    16.11 Costs and expenses

          Each party shall pay its own costs and expenses in relation to the negotiation, preparation and execution and carrying into effect of this Agreement.

    16.12 Break-Up Fee

          Racal agrees that if this Agreement shall be terminated by Global pursuant to clause 5.2(b)(i) or clause 8.12 or, because of the failure to satisfy the Transfer Condition set out in paragraph 1 of
          Schedule III, pursuant to Clause 2.7, then Racal shall promptly pay to Global an amount equal to (Pound Sterling)10 million.

    16.13 Counterparts

          (a) This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

          (b) Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

    16.14 Insurance

          To the extent that, prior to Completion, any of the Telecom Group members were reliant on Racal Group reinsurance policies, Racal undertakes to ensure that, at the request of the relevant members of the Telecom Group (the "Claimants"), it will pursue insurance claims under such insurance policies which the Claimant notifies to Racal (but at the Claimant's risk and expense) and shall account to the Claimant for any net payment received under such insurance policies.

17.  CONFIDENTIAL INFORMATION

     17.1 Subject to the remainder of this clause 17, Racal undertakes to Global that from the date of this Agreement they shall not and shall procure (or in the case of advisers and agents, use all reasonable endeavours to procure) that no other member of the Racal Group or any director, officer or employee or adviser or agent of the Racal Group shall disclose to any person other than Global or its advisers any Confidential Information.

     17.2 Subject to the remainder of this clause 17, Global undertakes to Racal that from the date of this Agreement it shall not and shall procure (or in the case of advisers and agents, use all reasonable endeavours to procure) that no other member of the Global Group or any director, officer or employee or adviser or agent of the Global Group shall disclose to any person any Confidential Information.

     17.3 Clauses 17.1 and 17.2 do not apply to:

          (a) disclosure of Confidential Information to, or at the request of, a director, officer or employee of Global or Racal or another member of the Global Group or Racal Group or to a director, officer or employee of a Telecom Group member whose function requires him to have the Confidential Information;

          (b) disclosure of Confidential Information required to be disclosed by law, regulation, any revenue authority, the London Stock Exchange or any other relevant stock exchange or any other regulatory authority;

          (c) disclosure of Confidential Information to an adviser provided that such adviser shall be made aware of the confidential nature of the information and Racal's obligations under clause
               17.1 or Global's obligations under clause 17.2; or

          (d) Confidential Information which becomes publicly known except by breach of clause 17.1 or 17.2.

     17.4 The restrictions contained in this clause 17 shall apply without limit in time.

18.  GOVERNING LAW AND JURISDICTION

     18.1 This Agreement is governed by, and shall be construed in accordance with, the laws of England.

     18.2 Each party submits to the jurisdiction of the English courts for all purposes relating to this Agreement.

                                  SCHEDULE I

                                  The Parties



Name            Registered    Registered Office     Addressee/Fax
                Number

Controls and    314979        Western Road,         David Whittaker
Communications                Bracknell,            Fax no:  01251 815 887
Limited                       Berkshire RG12 1RG

The Racal       59-1785-1646                        c/o David Whittaker
Corporation                                         Fax no:  01251 815 887

Racal           497098        Western Road          David Whittaker
Electronics                   Bracknell             Fax No:  01251 815887
Plc                           Berkshire RG12 1RG

Global          N/A           Wessex House,         James Gordon
Crossing Ltd.                 45 Reid Street        Fax No:
                              Hamilton, Bermuda     (001) 310 385 3700

                                  SCHEDULE II


                                  Definitions



"Accounts"                                 the statutory accounts for the
                                           year ended 31 March 1999 for RTL,
                                           RTNL and RISL

"Agreed Form"                              in relation to any document, the
                                           form of that document which has
                                           been agreed by Racal and Global
                                           (subject to such amendments as
                                           Racal and Global may agree, such
                                           agreement not to be unreasonably
                                           withheld or delayed by either
                                           party) and initialled for
                                           identification by or on behalf of
                                           Racal and Global

"Balance Sheet Date"                       23 July 1999

"Base Line Balance Sheet"                  the balance sheet of the Telecom
                                           Group in the Agreed Form at the
                                           Balance Sheet Date

"Board" or "Directors"                     as the context requires, the board
                                           of directors of Racal or the board
                                           of directors of Global

"BRTH"                                     Racal Communications (Services)
                                           Limited formerly known as BRT
                                           Holdings Limited a company
                                           registered in England under No.
                                           3132438

"Business Day"                             a day (other than a Saturday or
                                           Sunday) on which banks are open
                                           for business in London

"Carve-Out Accounts"                       has the meaning given in Schedule
                                           VI Part B (warranty A7)

"Cash" at the relevant time, the aggregate amount of cash held by, and the positive balances standing to the credit of the bank accounts of each member of the Telecom
                                           Group

"Claim" any claim arising under this Agreement or any other document entered into hereunder or referred to herein but excluding (unless otherwise stated) any claim arising under (i) the Tax
                                           Covenant, (ii) any breach of any
                                           warranty or covenant set forth in
                                           clause 6, clause 10.1, clause 15
                                           (but only insofar as it relates to
                                           any of the foregoing provisions),
                                           (iii) the indemnities under
                                           clauses 10.2, 10.3 and 10.5, (iv)
                                           clause 3.1, (v) Part A of Schedule
                                           VI

"Companies Act"                            the Companies Act 1985, as amended

"Competing Transaction"                    any of the following (other than
                                           the transactions contemplated by
                                           this Agreement) involving any
                                           Telecom Group Member:

                                           (i)      any merger, consolidation,
                                                    share exchange, exchange
                                                    offer, business
                                                    combination,
                                                    recapitalisation,
                                                    liquidation, dissolution
                                                    or other similar
                                                    transaction involving such
                                                    person;

                                           (ii)     any sale, lease, exchange,
                                                    mortgage, pledge, transfer
                                                    or other disposition of
                                                    all or substantially all
                                                    of the shares or assets of
                                                    such person;

                                           (iii)    any public announcement of
                                                    a proposal, plan or
                                                    intention to do any of the
                                                    foregoing or any agreement
                                                    to engage in any of the
                                                    foregoing

"Completion"                               completion of the Transaction

"Completion Balance Sheet"                 has the meaning given in Schedule
                                           V

"Completion Date"                          the date on which Completion
                                           occurs

"Completion Net Assets"                    the number in the Completion
                                           Balance Sheet that corresponds to
                                           "Net Assets (Excluding Net Debt)"
                                           ((Pound Sterling)220,365,000) as
                                           at the Base Line Balance Sheet

"Confidential Information"                 all information not publicly
                                           known, insofar as it is used in or
                                           otherwise relates to the business,
                                           customers or financial or other
                                           affairs of any Telecom Group
                                           member (for the purposes of
                                           clauses 17.1 and 17.3) or any
                                           member of the Racal Group (for the
                                           purposes of clauses 17.2 and
                                           17.3), including, without
                                           limitation, information relating
                                           to:

                                           (a)      the marketing of goods or
                                                    services including,
                                                    without limitation,
                                                    customer names and lists
                                                    and other details of
                                                    customers, sales targets,
                                                    sales statistics, market
                                                    share statistics, prices,
                                                    market research reports
                                                    and surveys, and
                                                    advertising or other
                                                    promotional materials; or

                                           (b)      future projects, business
                                                    development or planning,
                                                    commercial relationships
                                                    and negotiations

"Consents"                                 any approval licence or consent
                                           required from any Reversioner
                                           necessary to effect the Property
                                           Reorganisation and the expression
                                           "Consent" shall include the
                                           execution and completion of any
                                           document required by the relevant
                                           Reversioner for the purpose of or
                                           in connection with the evidencing
                                           of the grant of such approval
                                           licence or consent (whether or not
                                           incorporating other
                                           provisions)

"Consideration"                            the aggregate amount referred to
                                           in clause 4.3 as payable by Global
                                           to the Sellers

"Covenantor"                               Global and/or Racal

"Data Room"                                the data room containing
                                           information relating to the
                                           Telecom Group located at the
                                           offices of the Racal Solicitors

"Data Room Index"                          the index of documents including
                                           the supplemental index in the
                                           Agreed Form relating to the
                                           information in the Data Room

"Disclosure Letter"                        the letter of the same date as
                                           this Agreement from Racal to
                                           Global referred to in clause 8

"dollars" or "$"                           US dollars

"Encumbrance"                              includes any encumbrance, charge,
                                           debenture, mortgage, pledge, lien,
                                           assignment, hypothecation,
                                           security interest, title
                                           retention, option, claim, right to
                                           acquire, right of possession,
                                           right of pre-emption, restriction
                                           or other security agreement or
                                           arrangement

"Fieldforce"                               the division of Racal Services
                                           (Communications) Ltd whose
                                           principal business as at the date
                                           of this Agreement is the
                                           installation, repair and
                                           maintenance of communications for
                                           the railway's telecommunications
                                           network and related technical
                                           equipment

"Finance Lease Debt"                       at the relevant time, the
                                           aggregate amount payable (whether
                                           or not due and including all
                                           principal, interest, charges, fees
                                           and expenses but excluding
                                           interest charges for future
                                           periods) by RTL to Railtrack plc
                                           under the Finance Lease dated 30
                                           June 1994

"Finance Lease Net Debt"                   at the relevant time, the Finance
                                           Lease Debt less the Finance Lease
                                           Receivables

"Finance Lease Receivables"                at the relevant time, the
                                           aggregate amount receivable
                                           (whether or not due and including
                                           all principal, interest, charges,
                                           fees and expenses but excluding
                                           interest charges for future
                                           periods) by RTL from BRTH under
                                           the Telecommunications Services
                                           Agreement dated 23 July 1999 or
                                           any other substitute document
                                           envisaged by the Reorganisation
                                           Documents when executed

"Global Auditors"                          Arthur Andersen

"Global Group"                             Global and its subsidiary
                                           undertakings from time to time

"Global Property Solicitors"               such solicitors as may be
                                           appointed from time to time by
                                           Global in relation to property
                                           matters

"Global Solicitors"                        Simpson Thacher & Bartlett of 99
                                           Bishopsgate, London

"Goldman Sachs Facility"                   the facility envisaged by a letter
                                           dated 8 October 1999 from the
                                           Security Trustee and another to
                                           Global Crossing Holdings Limited

"Guarantor"                                Racal

"ICTA 1988"                                the Income and Corporation Taxes
                                           Act 1988

"Intellectual Property"                    inventions, patents, trade marks,
                                           service marks, designs (whether
                                           registered or unregistered),
                                           copyrights (including without
                                           limitation, rights in software),
                                           confidential information, know-
                                           how, customer lists, database
                                           rights, business or trade names,
                                           trading goodwill and all rights
                                           and forms of protection of a
                                           similar nature or having similar
                                           or equivalent effect to any of
                                           these which may exist anywhere in
                                           the world and all applications and
                                           rights to apply for the protection
                                           of, any of the foregoing

"Intellectual Property Rights"             the Intellectual Property which is
                                           owned by Telecom Group members and
                                           which is material to the business
                                           of the Telecom Group details of
                                           which are disclosed in Sections 9,
                                           10, 11 and 12 and Index II.9, 10,
                                           11 and 12 in the Data Room Index

"Inter-Company Debt"                       at the relevant time, the
                                           aggregate amount payable (whether
                                           or not due and including all
                                           principal, interest, charges, fees
                                           and expenses) by members of the
                                           Telecom Group to all other members
                                           of the Racal Group (other than any
                                           other members of the Telecom
                                           Group) in respect of all
                                           borrowings, overdrafts,
                                           intercompany balances and
                                           outstanding indebtedness but
                                           excluding (i) all sums payable in
                                           respect of Inter-Company Trading
                                           Debt; (ii) any amounts payable
                                           under the finance lease) dated 30
                                           June 1994 between RTL and
                                           Railtrack; and (iii) any amounts
                                           payable by members of the Telecom
                                           US Group to members of the Racal
                                           Group

"Inter-Company Net Debt"                   at the relevant time, the amount
                                           of the Inter-Company Debt less the
                                           amount of the Inter-Company
                                           Receivables (which may be a
                                           positive or a negative amount)

"Inter-Company Trading Debt"               at the relevant time, the
                                           aggregate amount payable (whether
                                           or not due) in the ordinary course
                                           of trading by members of the
                                           Telecom Group to all other members
                                           of the Racal Group (other than any
                                           other members of the Telecom
                                           Group)

"Inter-Company Receivables"               at the relevant time, the
                                           aggregate amount receivable
                                           (whether or not due and including
                                           all principal, interest, charges,
                                           fees and expenses) by members of
                                           the Telecom Group from all other
                                           members of the Racal Group (other
                                           than any other member of the
                                           Telecom Group) in respect of all
                                           borrowings, overdrafts,
                                           intercompany balances and
                                           outstanding indebtedness but
                                           excluding all sums to be received
                                           in respect of Inter-Company
                                           Trading Receivables

"Inter-Company Trading                     at the relevant time, the
Receivables"                               aggregate amount to be received
                                           (whether or not due) in the
                                           ordinary course of trading by
                                           members of the Telecom Group from
                                           all other members of the Racal
                                           Group (other than any other
                                           members of the Telecom Group)

"ION"                                      International Optical Network
                                           L.L.C.

"July Management Accounts"                 the management accounts for the
                                           Telecom UK Group to be prepared in
                                           accordance with Schedule X as at
                                           23 July 1999 which shall include a
                                           profit and loss account for the
                                           period commencing 1 April 1999 and
                                           ending on that date and a balance
                                           sheet as at that date

"London Stock Exchange"                    London Stock Exchange Limited

"Long Stop Date"                           15 December 1999

"new PTO Licence"                          has the meaning given to it in
                                           paragraph 2 of Schedule III

"non-Railtrack Properties"                 Properties which are not located
                                           on land owned, leased or licenced
                                           by Railtrack plc or any  other
                                           member of the Railtrack group

"Outstanding Negotiations"                 means the wayleaves, licences and
                                           leases in the process of
                                           negotiation as listed in Schedule
                                           XII Parts A and B

"Pre-Completion Dividend"                  has the meaning given to it in
                                           clause 5.5

"pounds" or "(Pound Sterling)"             UK pounds sterling

"Properties"                               except as defined for clause 13,
                                           the properties which are material
                                           to the business of the Telecom
                                           Group brief particulars of which
                                           are set out in Section 7 and Index
                                           II.7 of the Data Room Index

"Property Owner"                           in respect of each leasehold
                                           property, the person designated as
                                           the "Property Owner" in Schedule
                                           XI

"Property Reorganisation"                  (a)      the assignment to RTL of
                                                    the leasehold properties
                                                    listed in Schedule XI Part
                                                    A (where not already held
                                                    by RTL) and where
                                                    indicated in that part of
                                                    the Schedule the grant of
                                                    a sublease or licence of
                                                    part to RPL for occupation
                                                    by Field Force or
                                                    Translink on the terms set
                                                    out in that part of the
                                                    Schedule and otherwise
                                                    upon the terms of the
                                                    relevant lease;

                                           (b)      the assignment to RPL of
                                                    the leasehold properties
                                                    listed in Schedule XI Part
                                                    B and the grant of a
                                                    sublease or licence of
                                                    part to RTL on the terms
                                                    set out in that part of
                                                    the Schedule;

                                           (c)      the grant of a licence of
                                                    part of the property
                                                    referred to in Schedule XI
                                                    Part C on the terms set
                                                    out in that part of the
                                                    Schedule;

                                           (d)      the assignment to RTL of
                                                    the leasehold properties
                                                    listed in Schedule XI Part
                                                    D; and

                                           (e)      the assignment to RPL of
                                                    the leasehold property
                                                    listed in Schedule XI Part
                                                    E on the terms set out in
                                                    the Schedule

                                           the circular to be sent to
"Racal Circular"                           shareholders of Racal in relation
                                           to the Transaction pursuant to the
                                           Listing Rule of the London Stock
                                           Exchange

"Railtrack Agreements"                     the Finance Lease Agreement dated
                                           30 June 1994, the Grant of Use
                                           date 30 June 1994, the two Deeds
                                           of Grant dated 2 August 1995, the
                                           Management Agreement dated 31
                                           March 1995 and the National Radio
                                           Network Agreement dated 30 June
                                           1994 in each case entered into
                                           between Railtrack plc and RTL and
                                           all of the above are included at
                                           Section 9.1.1B of the Data Room

                                           Index as modified, amended or
                                           supplemented from time to time

"Racal Auditors"                           Deloitte & Touche, Hill House, 1
                                           Little New Street, London EC4A 3TR

"Racal EGM"                                the Extraordinary General Meeting
                                           of Racal to be  convened in
                                           connection with the Transaction
                                           and certain steps in relation
                                           thereto, including any adjournment
                                           thereof

"Racal Group"                              Racal and its subsidiary
                                           undertakings from time to time

"Racal Marks"                              the word Racal and any other word
                                           or mark incorporating Racal

"Racal Shareholders"                       holders of Racal Shares

"Racal Solicitors"                         Lovell White Durrant of 65 Holborn
                                           Viaduct, London, EC1A 2DY

"Racal Telecom UK Group Shares"            the shares in RTL, RISL and RTNL
                                           referred to in Schedule IV

"Racal USA"                                Racal Telecommunications, Inc., a
                                           company organised under the laws
                                           of Delaware

"Racal USA Shares"                         1000 shares of Racal USA, as
                                           specified in Schedule IV

"Reorganisation"                           the reorganisation of the Racal
                                           Group, its successors and assigns,
                                           as effected or to be effected by
                                           the Reorganisation Documents

"Reorganisation Documents"                 each of the reorganisation
                                           agreements in the Agreed Form and
                                           the Intra-Group Business Transfer
                                           Agreement executed on
                                           1 October 1999 between BRTH and
                                           RTL in relation to Fieldforce and
                                           the Intra-Group Business Transfer
                                           Agreement executed on 1 October

                                           1999 between BRTH and RTL in
                                           relation to Translink

"Reversioner"                              means in respect of each leasehold
                                           property any person entitled to an
                                           interest in reversion (whether
                                           mediate or immediate) whose
                                           consent is necessary to the
                                           assignment or subletting or
                                           licence of any of the leasehold
                                           properties and relevant
                                           Reversioner shall be construed
                                           accordingly

"RISL" Racal Internet Services Limited (a company registered in England under No 3231692)

"RPL"                                      Racal Properties Limited

"RTL Racal Telecommunications Limited (a company registered in England under No 2089583)

"RTNL" Racal Telecommunications Networks Limited, (a company registered in England under No 2089583)

"RTPA"                                     the Restrictive Trade Practice Act
                                           1976

"Security Trustee"                         Goldman Sachs International

"Sellers"                                  Racal, Controls and Communications
                                           Limited and The Racal Corporation

"Shareholder Funds"                        at the relevant time, the sum of
                                           the aggregate amount of issued and
                                           paid up share capital of each
                                           member of the Telecom Group and
                                           all of the   reserves   (whether
                                           or   not  distributable) standing
                                           to the credit of each member of
                                           the Telecom Group less debit
                                           balances where relevant

"Shares"                                   the shares in the Telecom Group
                                           listed in Schedule IV

"subsidiary undertaking"                   a subsidiary undertaking as that
                                           term is defined in section 258 of
                                           the Companies Act

"Tax"                                      has the meaning given in the Tax
                                           Covenant

"Tax Covenant"                             the covenant to be given by Racal
                                           to Global set out in Schedule IX

"Tax Warranties"                           means those warranties set out in
                                           Part C of Schedule IX

"Telecom Group" or "Telecom                RTL, RTNL, RISL and Racal USA or
Companies"                                 any one of them as the context
                                           requires and "Telecom Group
                                           member" shall be construed
                                           accordingly

"Telecom Group Shares"                     the Racal USA Shares and the
                                           Telecom UK Group Shares

"Telecom UK Group"                         the Telecom Group (excluding Racal
                                           USA) or any of such companies and
                                           "Telecom UK Group member" shall be
                                           construed accordingly

"Telecom UK Group Shares"                  the shares in the members of the
                                           Telecom UK Group as set out in
                                           Schedule IV

"Telecom US Group"                         Racal USA and ION or either of
                                           them as the context requires

"TCGA"                                     the Taxation of Chargeable Gains
                                           Act 1992

"Trade Mark Licence"                       the licence to use the Racal Marks
                                           in the Agreed Form to be granted
                                           by Racal to Global

"Transaction"                              the transfers by members of the
                                           Racal Group of their interest in
                                           the Telecom Group to Global

"Transfer Conditions"                      the conditions as described in
                                           Schedule III

"Transaction Documents"                    this Agreement, the Disclosure
                                           Letter, the Trademark Licence and
                                           the Transitional Services
                                           Agreements

"Transitional Services Agreement"          the agreement in Agreed Form
                                           relating to the provision of
                                           services after Completion

"Translink"                                the division of Racal Services
                                           (Communications) Ltd whose
                                           principal business as at the date
                                           of this Agreement is the provision
                                           of infrastructure services,
                                           advanced information systems and
                                           project support for the rail and
                                           transport community

"UK GAAP"                                  United Kingdom generally accepted
                                           accounting principles and
                                           practices including applicable
                                           financial reporting standards,
                                           Statements of Standard Accounting
                                           Practice and abstracts of the
                                           Urgent Issues Task Force

"Umpire"                                   the person described in paragraph
                                           9 of Schedule V

"United Kingdom" or "UK"                   the United Kingdom of Great
                                           Britain and Northern Ireland

"United States" or "US"                    the United States of America and
                                           its territories and possessions and
                                           any other areas subject to its
                                           jurisdiction

"US GAAP"                                  United States generally accepted
                                           accounting principles and
                                           practices

"Warranties"                               the warranties set out in Part B
                                           of Schedule V and Part C of
                                           Schedule IX

                                 SCHEDULE III

                              Transfer Conditions



Completion will be conditional upon:


1. the Racal Shareholders having passed the necessary resolution at the Racal EGM to approve and implement the Transaction;

2. the granting of a national public telecommunications operators licence (the "new PTO Licence") (in a standard form and on standard terms (including a period of 25 years from an effective date of no earlier than September 1994 and applying the Telecommunications Code contained in Schedule 2 to the Act currently the subject of the consultation period established by the Telecommunications Act 1984) to RTL under section 7 of the Telecommunications Act 1984;

3.   the Secretary of State for Trade and Industry having:

     (a) been duly notified in relation to each of the Telecommunications Licences (as defined and referred to in paragraph J.3 of Part B of Schedule VI) and the new PTO licence on the proposed change in control of the Telecom Companies concerned pursuant to this Agreement; and

     (b) confirmed to the Telecom Companies and Global that such change in control will not lead to the revocation of any of the Telecommunications Licences or the new PTO licence (except for the revocation of the closed-user group licence issued to RTL under section 7 of the Telecommunications Act 1984 on 13 March 1998 (the "CUG licence") following the grant of the new PTO licence in circumstances where the CUG licence will no longer be required by RTL for the purposes of carrying on any of its businesses);

4. the German competition authorities indicating in terms satisfactory to the parties that they consent to the completion of the Transaction or any applicable waiting period having expired or been terminated (the "German Clearance"); and

5. any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act 1976 relating to the proposed acquisition of the Shares having expired or been terminated.

                                  SCHEDULE IV

                                 Telecom Group


  Name of       Country of       Registered  Shares to be        Beneficial
  Company      Registration        Number    transferred             and
              (England unless                                    Registered
                  stated)                                          Owner



    RTL     -                     2495998    100,000 ordinary   Racal
                                             shares

   RISL     -                     3231692    500,000 (300,000   Controls and
                                             A shares; 200,000  Communications
                                             B shares)          Limited

   RTNL     -                     2089583    19,250,000         Racal
                                             ordinary shares

 Racal USA  USA (State of            -       1,000 shares of    The Racal
            Delaware)                        $1.00              Corporation

                                  SCHEDULE V

                           Completion Balance Sheet


                                    Part A


1. Global shall procure that employees and members of the Telecom UK Group prepare a balance sheet of the Telecom UK Group as at the Completion Date (the "Completion Balance Sheet") within 30 Business Days of the Completion Date and deliver it to the Racal Auditors for review by them as soon as reasonably practicable and in any event to be completed by not later than 10 Business Days from the date of receipt by them of the draft Completion Balance Sheet. Global shall procure that the Telecom UK Group permits the Racal Auditors such reasonable access to the records and staff of the Telecom UK Group as they may reasonably require for the purposes of the Racal Auditors fulfilling their obligations contained in this Schedule.

2. The Completion Balance Sheet shall be drawn up by the Telecom UK Group in accordance with the following principles:

     (a) under the historic cost accounting convention applying UK GAAP and on the same basis and in accordance with the same accounting principles, policies and practices as have been applied in the preparation of the Base Line Balance Sheet; and

     (b) reflecting in any event the bases and adjustments set out in paragraph 3, out so that if the provisions of paragraph 3 and the provisions of this paragraph 2 conflict with each other, the provisions of paragraph 3 shall prevail.

3.   For the avoidance of doubt, in the Completion Balance Sheet:

     (a) the book values for the cost, accumulated depreciation and provisions for asset impairment for fixed assets as used in the Base Line Balance Sheet shall be used adjusted only to reflect additions, disposals and depreciation charged in the period between the Balance Sheet Date and the Completion Date. The depreciation charges used to determine in the Completion Balance Sheet shall use the same rates as in preparing the Base Line Balance Sheet and additions (including the capitalisation of overheads) shall be calculated on the same basis used as in preparing the Base Line Balance Sheet;

     (b) the same book values for cost and provisions of stocks as were used in the Balance Line Balance Sheet, except as adjusted for actual additions and usage during the period shall be used;

     (c) the provision for any liability for Tax arising pursuant to s 179 TCGA in respect of the British Rail Board Assets as defined in the Tax Covenant as a consequence of the sale contemplated by this Agreement (the "Section 179 Liability") shall be (Pound Sterling) 5 million;

     (d) any SSAP24 asset (representing accrued over payment of pensions) will be excluded;

     (e) save as set out in paragraph (c), corporation tax balances will be excluded;

     (f) the provision for FRS 3 fundamental re-organisation shall be equal to the amount of (Pound Sterling)9,300,000 less amounts actually charged in respect thereof in the financial year commencing
          1 April 1999;

     (g) recognising the adjustment for the accounting treatment of share options under the heading "ESOT" in the Base Line Balance Sheet; and

     (h) external borrowings (if any) shall be included as a liability in the Completion Net Assets with the exception of the Finance Lease.

4. If the Racal Auditors following the review conclude that the draft Completion Balance Sheet does not comply with the basis for preparation set out in paragraphs 2 and 3 above, they may make adjustments to the draft Completion Balance Sheet.

5. A draft of the Completion Balance Sheet (reflecting such adjustments (if any) made by the Racal Auditors in accordance with paragraph 4) together with a draft report of the Racal Auditors in the form set out in Part B of this Schedule (the "Report") shall be delivered by Racal to Global not later than seven days after the same shall have been prepared and reviewed and Global and the Global Auditors may review the same in order to satisfy themselves that the draft Completion Balance Sheet have been prepared and reviewed in accordance with the provisions of this Schedule and that the details contained in the Report are correct.

6. For the purposes of preparing the Completion Balance Sheet and in connection with any dispute arising following preparation of the Completion Balance Sheet, the Global Auditors shall be entitled access to the working papers of the Racal Auditors relating to the Base Line Balance Sheet and Completion Balance Sheet at reasonable times and on reasonable notice.

7. Unless within 28 days of the receipt of the same (inclusive of the day of receipt) Global gives notice to Racal in writing of any respect in which they are not satisfied being either that the draft Completion Balance Sheet have not been prepared and/or reviewed in accordance with the provisions of this Schedule or that the details contained in the draft Report are incorrect, the Completion Balance Sheet and the said Report shall be final and binding between the parties (as they shall be if within the period of 28 days Global gives written notice to Racal that they are so satisfied).

8. If Global does give notice to Racal in writing that they are not so satisfied and if the matter or matters in dispute are not resolved by the parties within 56 days of Global receiving the draft Completion Balance Sheet (inclusive of the day of receipt) the matter may be referred by either Global or Racal to the Umpire, who shall act as an expert and not as an arbitrator, and the decision of the Umpire as to any matter so in dispute and as to the proper contents of the Completion Balance Sheet and of the said Report shall be final and binding between the parties in the absence of manifest error. The provisions of paragraphs 9 and 10 of this Schedule shall apply in relation to any reference to such Umpire.

9. The Umpire shall be a Chartered Accountant or firm of Chartered Accountants agreed on by Racal and Global or, if they cannot agree on such within seven days of any party giving notice in writing to the other that it desires an Umpire to be appointed, such Chartered Accountant or firm of Chartered Accountants as may be nominated on the application of any of them by the President or other senior officer for the time being of the Institute of Chartered Accountants in England and Wales.

10. The parties hereby agree and undertake that if any disagreement or dispute under this Agreement is referred to the Umpire:

     (a) the parties will each use all reasonable endeavours to co-operate with the Umpire in resolving such disagreement or dispute, and for that purpose will provide to him all such information and documentation as he may reasonably require;

     (b) the Umpire shall have the right to seek such professional assistance and advice as he may require in fulfilling his duties; and

     (c) the fees of the Umpire (and any professional fees incurred by him) shall be borne as to half by Global and as to half by Racal unless the Umpire directs otherwise provided that if either party fails to pay its share of any such fee within seven days of the relative invoice being rendered to the parties or either of them the other party shall be entitled to pay the full amount of the fee and thereupon to recover one half thereof from the first-mentioned party as a debt due and payable on demand.

11. Upon the resolution of any dispute concerning the contents of the draft Completion Balance Sheet or the draft Report (howsoever resolved) the draft Completion Balance Sheet and the draft Report shall be amended to accord with the resolution of any such dispute and such Completion Balance Sheet and such Report so amended shall be final and binding between the parties.

                                    Part B

                                FORM OF REPORT

     To:      Racal

              Global

     1. We confirm that we have reviewed (without carrying out an audit) the combined balance sheet of members of the Telecom UK Group to the Completion Date. These accounts are the Completion Balance Sheet referred to in the Agreement entered into between, amongst others, your respective companies on 10 October 1999 relating to the transfer to Global of the Telecom Group (the "Agreement"). The Completion Balance Sheet is attached.

     2. In our opinion the Completion Balance Sheet have been drawn up in accordance with the provisions of Schedule V to the Agreement.

     3. Based on the Completion Balance Sheet we confirm that the Completion Net Assets (as defined in the Agreement) is (Pound
              Sterling)   *** and the amount of Finance Lease Net Debt (as
              defined in the Agreement) is (Pound Sterling)   ***.


Signed   .......................
        [Racal Auditors]

                                  SCHEDULE VI

                           Covenants and Warranties

                                    Part A

                                   COVENANTS


     Each party (the "Covenantor") warrants to the other parties in the following terms:

     (a) the Covenantor is a company duly incorporated and validly existing under the laws of its place of incorporation and possesses the capacity to sue in its own name and has the corporate power and authority to carry on, in all material respects, its own business as now being conducted and to own, lease and operate its property and other assets;

     (b) subject to the terms and conditions of this Agreement, the Covenantor has the legal right and the necessary corporate power and authority to enter into and perform this Agreement and any other documents to be executed by it pursuant hereto;

     (c) subject to the terms and conditions of this Agreement, this Agreement and the other documents which are to be executed by it pursuant hereto will, when executed and subject to any necessary shareholder approvals and assuming the due authorisation, execution and delivery thereof by the other parties, constitute valid and binding obligations of the Covenantor;

     (d) subject to the terms and conditions of this Agreement, the execution and delivery of, and the performance by the Covenantor of its obligations under, this Agreement and any other documents to be executed by it pursuant hereto will not:

          (i) result in a breach of any provision of the constitutional documents of the Covenantor;

          (ii) result in a breach of or give any third party a right to terminate or modify, or result in the creation of any encumbrance or constitute a default under any agreement, licence or other instrument or result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which the Covenantor is a party except where any such matter or occurrence would not have a material adverse effect on the Covenantor and its group companies taken as a whole;

         (iii) except as otherwise stated herein or therein, require the consent of its shareholders or the shareholders of any of its parent undertakings; or

         (v) save as provided herein or therein, require any governmental or third party approvals or the consent of any other person which has not been obtained.


                                    Part B

                                  WARRANTIES

Except where the context otherwise requires references in this Part B to the Company shall be construed as references to each member of the Telecom Group.


A.   Financial information

A.1 The copies of the statutory accounts for the year ended 31 March 1999 for RTL, RTNL and RISL annexed to the Disclosure Letter are each a true and complete copy. Such accounts each:

     (a) give a true and fair view of the financial position and state of affairs of RTL, RTNL and RISL as appropriate at 31 March 1999 as at the dates stated and of its profit or loss for the period to which they relate;

     (b) have been prepared in accordance with UK GAAP at 31 March 1999, with the Companies Act and other applicable statutes; and

     (c) have been prepared, unless otherwise expressly stated therein, on a basis consistent with the basis applied in the corresponding accounts for the preceding financial year.

A.2. The July Management Accounts will be prepared on a basis consistent with UK GAAP applied on a consistent basis with the Carve-Out Accounts with due care and attention, and will show a reasonably accurate view of the state of affairs of the Telecom UK Group as at the date and the results for the period ended on that date in respect of which they will be prepared, but it is hereby acknowledged that they will not be prepared on a statutory basis. Such management accounts will include a balance sheet which is consistent with the column headed "Revised Management Accounts" in the Base Line Balance Sheet prior only to reflecting the column headed "Purchase Consideration" and reclassifying the group loan accounts in the columns headed "Transfer Fieldforce" and "Transfer Translink".

      The July Management Accounts will report sales in the profit and loss account of not less than (Pound Sterling)58.9 million and a loss before interest, exceptional items and taxation of not more than (Pound Sterling)6.6 million.

      The July Management Accounts will not include any "exceptional" items as that term is used in FRS3 other than a provision for costs "fundamental reorganisation" which commenced in the financial year ended 31 March 1999.

A.3 The 31 March Balance Sheet (contained in the Carve-Out Accounts) has been prepared in accordance with UK GAAP and provides an accurate view of the combined state of the affairs of the Telecom Group as reflected in the Racal Group financial statements as at those dates and as adjusted to show the affairs of that group as if the transactions referred to in the Reorganisation Documents had taken place on 1 April 1996 (by reference, where applicable to the equivalent assets to those referred to in the Reorganisation Documents) and on the basis set out in the notes thereto as further detailed in the adjustment principles in the Agreed Form (the "Adjusting Principles").

A.4 The judgements identified in the Adjusting Principles in preparing the 31 March Balance Sheet and the Base Line Balance Sheet were made in good faith such that the presentation based on the exercise of those judgements was reasonable.

A.5 The Base Line Balance Sheet was prepared as set out in Warranty A.3 (substituting 23 July, 1999 for the date set out therein) other than in respect of adjustments for recognition of pension surplus on acquisition of BRTH, related deferred tax, the reversal of the ESOT accrual and the balances relating to RNS BV as reflected in the Racal Group financial statements which were reflected in the 31 March Balance Sheet, but not in the Base Line Balance Sheet and was prepared in a manner consistent with the basis of preparation of the 31 March Balance Sheet. The Base Line Balance Sheet reflects the balance sheet contained in the July Management Accounts (headed "Revised Management Accounts") adjusted in respect of purchase consideration (and the related reclassification of the related Group Loans of Translink and Fieldforce), tax, SSAP24, ESOT Deferred Tax and Completion Dividend.

A.6 The "External turnover" line on page 7 (note 4) of the Carve-Out Accounts is substantially an accurate reflection of the "revenue" of the Telecom Group for each of the previous three (3) years after appropriately excluding the businesses transferred under the Reorganisation Documents.

A.7 The Finance Director of Racal, having made enquiries of his senior staff, is aware of no matter which would cause the proforma profit and loss accounts of the Telecom Group and the related footnotes in the Agreed Form (the "Carve-Out Accounts") to be materially altered if they were to be required to be published for the purposes of a shareholder circular seeking approval of the transactions contemplated hereby at the date hereof.

A.8 At the Balance Sheet Date, the Telecom Group had no indebtedness for borrowed money other than intra group indebtedness and the Finance Lease.

B.   Business since the Balance Sheet Date

B.1 Since the Balance Sheet Date the Company has carried on its business in the ordinary course and so as to maintain the same as a going concern without any material interruption or alteration in the nature, scope or manner of such business and there has been no material adverse change in the financial or trading position of the Company.

B.2  Since the Balance Sheet Date:

     (a)  no member of the Telecom Group has:

          (i) acquired or disposed or any material business or assets, made any material capital expenditure or incurred any material capital commitments, in each case outside the ordinary course of its business; or

          (ii) entered into any material contract, obligation or other arrangement outside the ordinary course of its business; or

         (iii) incurred any liability, contingent or otherwise, for any brokers' fees or break-up, termination or similar fees or expenses; or

          (iv) incurred any indebtedness for borrowed money other than intra group indebtedness; or

           (v) paid or declared any dividend.

     (b) there has been no material damage, destruction or loss with respect to any material asset or property owned, leased or otherwise used by any member of the Telecom Group (whether or not covered by insurance).

     (c) contracted for or otherwise obligated itself to provide dark fibre, IRUs (indefeasible rights of use) or transfers of network capacity which such contracts or obligations purport to generate aggregate revenue prior to Completion in excess of (Pound Sterling)30 million.

C.   Share Capital and constitution

C.1 The register of members of the Company contains complete and accurate records of its members and all issues and transfers of shares in the capital of the Company have been registered in accordance with the Articles of Association of the Company from time to time in force and have in relation to Racal USA been registered in accordance with the by-laws of Racal USA .

C.2 The Company has complied in all material respects with the provisions of the Companies Act and Racal USA has complied in all material respects with the provisions of Delaware law and all returns, particulars, resolutions and other documents required under any legislation to be delivered on behalf of the Company to the Registrar of Companies or to any other authority whatsoever have been properly made and delivered.

C.3 The copy of the Memorandum and Articles of Association of each Telecom UK Group member and the constitutional documents of Racal USA disclosed in the Data Room is up to date, true and complete.

C.4 The Telecom UK Group Shares and the Racal USA Shares constitute all the shares in issue in the capital of the Telecom Companies and have been properly allotted and issued and are fully paid. There is no outstanding option or right to acquire any interest whatsoever in any share in the capital of the Company. Neither Racal USA nor any Telecom UK Group member has any outstanding debentures or loan notes.


D.   Subsidiary Undertakings and related operations

     References in this paragraph D to any procedures under English law shall in the case of Racal USA be deemed to be references to applicable US laws.

D.1 The Telecom UK Companies are limited companies incorporated under English law. Racal USA is a corporation incorporated under the laws of the State of Delaware and is in good standing.

D.2 Other than as referred to in warranty D.11 no Telecom Group member is the holder or beneficial owner of any shares or securities of any other person (whether incorporated in the United Kingdom or elsewhere) and none has agreed to acquire any such shares or securities.

D.3 Other than as referred to in Warranty D.11 no Telecom Group member is or has agreed to become a member of any partnership, joint venture, consortium or other incorporated or unincorporated association and no Telecom UK Group member has a branch, agency, place of business or establishment outside the United Kingdom. Racal USA has no branches, agency, place of business or establishment outside the United States of America.

D.4 No order has been made or petition presented for the purpose of winding up the Company or for the appointment of any provisional liquidator or for any administration order to be made in relation to the Company. No receiver (including any administrative receiver or manager) has been appointed in respect of the whole or any part of the property of the Company nor has any distress, execution or other process been levied against the Company.

D.5 No voluntary arrangement has been proposed under Section 1 of the Insolvency Act 1986 in respect of the Company and save as contemplated by this Agreement no compromise or arrangement has been proposed under Section 425 of the Companies Act in respect of the Company.

D.6 So far as the Sellers are aware the Company has not at any time during the two years immediately prior to the date of the Agreement:

     (a) entered into a transaction with any person at an undervalue (as referred to in Section 238(4) of the Insolvency Act 1986); or

     (b) been given a preference by any person as referred to in Section 239(4) of the Insolvency Act 1986.

D.7 The Company has not given a power of attorney or other authority by which a person may enter into an agreement, arrangement, or obligation on the Company's behalf (other than in authority for a director or employee to enter into an agreement in the usual course of that person's duties).

D.8 No action is being taken by the Registrar of Companies to strike the Company off the Register under Section 652 of the Companies Act.

D.9 The Company is not insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986. The Company has not stopped paying its debts as they fall due.

D.10 No person is entitled to receive a finders fee, brokerage or commission from the Company in connection with this Agreement.

D.11 Racal USA has no assets or liabilities other than those arising out of its holding of shares in ION or those associated with maintaining a corporation of good standing. Racal USA has no material liability, contingent or otherwise, except for intercompany indebtedness which such intercompany indebtedness shall be either capitalised or waived prior to Completion.

E.   Assets

E.1  Save for assets held by the Company

     (a) subject to retention of title or similar arrangements arising in the ordinary course of the business of the Company; or

     (b) which are leased assets or assets hired or rented on hire purchase in the ordinary course of the business details of which are contained in the Data Room;

     the Company is the legal and beneficial owner of all the material assets used in its business (excluding the Properties). The assets owned by the Company together with those it has the right to use (or has a contract for capacity for) are all the assets necessary for the effective operation of the business. Save as aforesaid, no person has the right to call for any payment in respect of any of those assets and the Company has not created or agreed to create any Encumbrance over any part of its undertaking or assets (other than Encumbrances arising by the operation of law in the ordinary course of business of the Company) nor so far as the Sellers are aware are such assets subject to any Encumbrance howsoever created.

E.2 Maintenance contracts are in force for all the material assets of the Company where it is both normal to have such assets maintained by independent or specialist contractors, and the Company is obliged to maintain or repair under a leasing or similar agreement. So far as the Sellers are aware such assets have been regularly maintained in accordance with

     (a) safety regulations required to be observed in relation to them (including, without limitation, in accordance with any railway safety code); and

     (b)  the provisions of the applicable lease or similar agreement.

E.3 No debts shown in the Base Line Balance Sheet will, if all appropriate collection action is taken, be realisable at less than their book value, subject to bad debt provisions reflected on the Base Line Balance Sheet in accordance with Racal's policy, practices and judgments referred to in warranty A.1.

F.   Properties

F.1 The Properties comprise all of the land and premises owned, occupied or otherwise used by the Telecom UK Group for the purpose of its business and the Telecom UK Group are or (following completion of the Property Reorganisation) will be the legal and beneficial owner of all of the Properties (including the Rights as granted by the Deeds of Grant) free from any financial incumbrances and all deeds and documents necessary to prove title to each Property are in possession of the Sellers and/or the Telecom UK Group or are the subject of acknowledgements for production.

F.2 The Telecom UK Group has not entered into any agreement to acquire or dispose of any land or premises or any interests therein which has not been completed.

F.3 The Properties are not subject to any outgoings other than uniform business rate (except rating surcharge), water rates and insurance premiums and also in the case of the leasehold properties, rent and service charges and any other payments referred to in the relevant leases or licences and neither the Sellers nor the Telecom UK Group are in arrears with any such outgoings.

F.4 Neither the Sellers nor the Telecom UK Group have received any written notice of material breach of any agreements, covenants, restrictions or other matters to which the Properties are subject.

F.5 Neither the Sellers nor the Telecom UK Group have received any claims or notices of disputes or orders or notices affecting the Properties.

F.6 Neither the Sellers nor the Telecom UK Group have received any written notice that the present use of any of the Properties or any development carried out on, is in material breach of any relevant planning legislation and building regulations applicable thereto.

F.7 Neither the Sellers nor the Telecom UK Group have received any written notice of material non- compliance with any applicable statutory and by-law requirements with respect to the Properties.

F.8 The Properties are served by all means of access, services and other facilities necessary for their current use. No right or easement is restricted in any way or is capable of being lawfully interrupted or terminated by any person.

F.9  None of the Properties has a book value in excess of (Pound
     Sterling)1,000,000.

F.10 Neither the Sellers nor the Telecom UK Group have received any written notice of breaches of tenant covenants of a material nature in the case of any of the leasehold properties. Neither the Sellers nor the members of the Telecom UK Group have received any notices or complaints alleging such breaches.

F.11 Subject to the Property Reorganisation taking place, there is no person in possession or occupation of, or who has or claims a right or interest of any kind in, the Properties adverse to the interest in them of the Telecom UK Group.

F.12 No fact or circumstance exists which materially and adversely affects the use or enjoyment of the Properties or casts doubt on the Telecom UK Group's right or title to the Properties.

F.13 Where the Properties are subject to leases, tenancies or licences the tenant or licensee has in all material respects complied with its obligations under the lease, tenancy or licence.

F.14 Except in relation to the Properties the Telecom UK Group has no liability arising out of the conveyance, transfer, lease, tenancy, licence, agreement or other documents relating to land, premises or an interest in land or premises.

F.15 Neither the Sellers nor the Telecom UK Group require access to any land owned by Railtrack PLC or the British Railways Board ("BRB") in order to maintain its SDH network, other than as disclosed by the documents in the Data Room.

F.16 The Telecom UK Group has the exclusive benefit of all of the Rights (as defined in the Deeds of Grant (as defined below) which it is hereby acknowledged are not exclusive Rights) in respect of easements over certain property of Railtrack PLC and BRB in England, Wales and Scotland granted to BR Telecommunications Limited by the four Deeds of Grant (Document: 7.16.1.1, 7.16.2.1, 7.16.3.1 and 7.16.4.1 in the
     Data Room) (the "Deeds of Grant").

G.   Insurance

G.1 Particulars of all current insurance policies relating to the assets and business of the Company have been disclosed to Global and are adequately summarised in or otherwise disclosed in the Data Room.
     All premiums due in respect of such policies have been paid. Details of all material claims within the last 3 years are contained in the Data Room.

G.2 So far as the Sellers are aware, there are no circumstances which could reasonably be expected to lead to any liability under such insurance being avoided by the relevant insurers or the premiums being increased and there is no claim outstanding under any such policy and, so far as the Sellers are aware, there are no circumstances likely to give rise to such a claim.

H.   Commercial agreements and arrangements

H.1  There have been disclosed in the Data Room to Global:

     (a) all contracts, commitments and obligations of the Company which are material to the business of the Telecom Group
          (including those with the top 20 customers of the Telecom
          Group by revenue over the last 12 months) and which are now outstanding or which will become capable of giving rise to such a contract by an order or acceptance by another party or parties;

     (b) copies of all material agency, distribution or licence agreements or arrangements to which the Company is a party.

     (c) details of all discounts, overriders, rebates, allowances and other special terms or similar arrangements which are outside the ordinary course of business offered or granted to the Company by its suppliers or granted by the Company to its customers;

     (d) all contracts entered into other than in the usual course of business, including all joint venture, partnership or similar agreements;

     (e) all contracts with clauses permitting the counterparty to terminate such agreement on a change of control of the Company;

     (f) all agreements (other than relating to Properties) which can only be terminated by the Company in accordance with its terms on giving
          12 months' notice or more; and

     (g) any contracts entered into under or pursuant to the Private Finance Initiative or subject to Private Finance Initiative terms and conditions.


H.2 There are no outstanding liabilities or commitments of the Company arising from the disposal of any interest in shares or other assets (other than in respect of the disposal of assets in the ordinary course of business) previously owned by the Company.

H.3 The Company has not given any covenants limiting or excluding its right to do business and/or compete in any area or field (whether limited by reference to a geographical area or type of business) with any other person nor is it a party to any agreement or arrangement which would infringe any provision of the Competition Act 1998, if such provision were now in force, or Articles 81 or 82 (formerly Articles 85 and 86) of the European Community Treaty, the United States Sherman Antitrust Act of 1890 (as amended) or the United States Robinson-Patman Act of 1938 (as amended).

H.4 Neither the Company nor so far as the Sellers are aware any other party to any agreement or arrangement with the Company which is either (i) one of the top 20 customers of the Telecom Group as a whole by revenue over the last 12 months or (ii) one of the top 20 suppliers to the Telecom Group as a whole by expenditure over the last 12 months or (iii) material to the business of the Company, is in default to any material extent thereunder such that (in the case of (iii)) the relevant agreement or agreements could be terminated in advance of its stated term, or there is a contractual right which if exercised would result in a material reduction in income or material increase in the cost of providing services.

H.5 The Intra-Group Business Transfer Agreement executed on 1 October 1999 between BRTH and RTL in relation to Fieldforce and the Intra-Group Business Transfer Agreement executed on 1 October 1999 between BRTH and RTL in relation to Translink are in effect.

H.6 The Reorganisation Documents other than those referred to in H.5 above, will be duly executed prior to Completion and, upon execution in accordance with Schedule X, be in effect.

I.   Intellectual Property Rights

I.1 The Company identified in the first column of paragraph I.1 of the Disclosure Letter is the legal and beneficial owner, free from Encumbrances of the Intellectual Property Rights appearing opposite its name in the second column of such Document.

I.2 The Company identified in the first column of paragraph I.2 of the Disclosure Letter is the registered proprietor of the registered Intellectual Property Rights appearing opposite its name in the second column and all renewal and maintenance fees and taxes due and payable prior to the Completion Date in respect of the registered Intellectual Property Rights have been paid in full. So far as the Seller is aware each other action required to maintain and protect the registered Intellectual Property Rights has been taken.

I.3 So far as the Sellers are aware, there is no subsisting infringement of any of the Intellectual Property Rights by any third party and no claims concerning such infringement or potential infringement have been made or considered by any Telecom Group member and so far as the Sellers are aware, no fact or circumstance exists which might give rise to such a claim.

I.4 The Company identified in the first column of paragraph I.4 of the Disclosure Letter is the applicant for the registration of the Intellectual Property Rights appearing opposite its name in the second column and the Company has not been notified of any grounds for refusing an existing application for registration of any of such Intellectual Property Rights and so far as the Sellers are aware no such grounds exist.

I.5 So far as the Sellers are aware, the activities of each Telecom Group Company and the use of the Intellectual Property Rights by any Telecom Group Member do not infringe the rights of any third party.

I.6 No member of the Telecom Group has granted or is obliged to grant licences and no Company is obliged to enter into assignments, undertakings, security interests or other rights in respect of any of the Intellectual Property Rights to any third party outside the ordinary course of business for a period of longer than three (3) years and which are not on arm's length terms.

I.7 All the material Confidential Information is adequately and properly documented in accordance with good business practice to enable Global to acquire and retain its full benefit.

I.8  The Company has not disclosed and is not obliged to disclose
     Confidential Information where the disclosure could have a material adverse effect on the business except on condition that the disclosure is to be treated as being of a confidential nature.

I.9 The Intellectual Property Rights and the Company's ownership interest in them will not be adversely affected by the transaction contemplated by this Agreement.

I.10 So far as the Sellers are aware, no member of the Racal Group uses any Intellectual Property owned or licensed by any member of the Telecom Group. No member of the Telecom Group uses any Intellectual Property owned or licensed by any member of the Racal Group.

I.11 The Intellectual Property Rights owned by and licensed to each member of the Telecom Group is all the Intellectual Property that is necessary to carry on the business of each such member in the same manner that it is presently carried on.

J.   Compliance and litigation

J.1 The members of the Telecom UK Group have conducted their businesses in all material respects in accordance with all applicable laws and regulations of the United Kingdom and the terms of the Telecommunications Licences referred to in J.3 below and Racal USA has conducted its business in all material respects in accordance with all applicable laws and regulations of the United States or any state thereof and there is no order, decree or judgment of any Court or any governmental agency of the United Kingdom or, so far as the Sellers are aware, any foreign country outstanding against any Telecom Group member which may have a material adverse effect upon the assets or businesses of the Company (and no notice has been received threatening any of the same).

J.2 Save as claimant in proceedings for the collection of, so far as the Sellers are aware, debts (not exceeding (Pound Sterling)50,000 in the aggregate) arising in the ordinary course of its business, no member of the Telecom Group is engaged in any litigation or arbitration proceedings. There are no litigation or arbitration proceedings pending or threatened by or against members of the Telecom Group, no injunction has been granted against members of the Telecom Group and members of the Telecom Group, and the Sellers are not aware of circumstances which may give rise to such proceedings. The Company has not given any undertaking to any court or to any third party arising out of any legal proceedings.

J.3 The members of the Telecom Group have been granted all licences under the Telecommunications Act 1984 and the Wireless Telegraphy Act 1949 that are necessary for their current operations and businesses ("Telecommunications Licences") and these continue to be in full force and effect and no Telecom Group member has been notified of any ground for revoking, or not renewing, or of any proposal for amending or of any proceedings which may be taken in relation to, any of the existing Telecommunications Licences.

J.4 The Director General of Telecommunications ("DG") has not made any determination or taken any action under any of the Telecommunications Licences for the purposes of enforcing compliance with their terms which relates specifically and exclusively to any Telecom Group member rather than being of general industry effect, against any Telecom Group member and is not in the process of doing so and, so far as the Sellers are aware, no Telecom Group member has acted in a manner that would cause it to be the subject of a Determination by the Director General. For the purposes of this paragraph, Determination shall be defined as a formal response by the DG resulting from a specific investigation undertaken by Oftel in accordance with its duties under the Telecommunications Act 1984.

J.5 No member of the Telecom Group is in violation of its respective Memorandum or Articles of Association or Certificate of Incorporation or By-laws or equivalent constitutive documents.

K.   Employees

K.1 The basis of the remuneration payable to officers and employees of each Telecom Group member at the date hereof is the same as that in force at the Balance Sheet Date and no Telecom Group member is under any contractual or other obligation to increase the rates of remuneration of or make any redundancy, severance, bonus, commission or incentive or other similar payment to any of its officers or employees at any future date in connection with their employment or the termination of their employment which has not been disclosed in the Data Room.

K.2 There are no employees of any Telecom Group member employed under contracts which cannot be terminated on six months' notice or less without payment of compensation (other than the statutory rights to payments of compensation) which have not been disclosed in the Data.

K.3 Copies of the consultancy contracts and contracts of service of all officers and employees of the Company earning in excess of (Pound Sterling)50,000 per annum and of any person who has been offered employment, consultancy or secondment and of all collective agreements of the Company with trade unions, staff associations or other body representing a material number of employees of the Company have been disclosed in the Data Room. Accurate particulars of the full-time and part-time employees are disclosed in the Data Room together with the standard terms of employment of each grade of employee of the Company.

K.4 No Telecom Group member is engaged or involved in any dispute relating to employees or any person referred to in K.3 above, and so far as the Sellers are aware, there are no circumstances which could reasonably be expected to give rise to any such dispute which have not been disclosed in the Data Room.

K.5 There has not during the past two years been any actual or threatened strike, work stoppage, work to rule, lock out or overtime ban or any other form of industrial action which has disrupted the businesses of any member of the Telecom Group and so far as the Sellers are aware no fact or circumstance exists which might give rise to a dispute with a trade union, staff association or body representing a material number of its employees.

K.6 There is no agreement between any Telecom Group member and an employee or former employee with respect to this employment, his ceasing to be employed or his retirement which is not included in written terms of his employment or previous employment.

K.7 Within the year ending on the date of this Agreement, no Telecom Group member has:

     (a) given notice of redundancies to the Secretary of State and started consultations with a trade union under chapter II of
          Part IV the Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with its obligations thereunder;

     (b) failed to comply with any duty to inform and consult a trade union or appropriate representatives under the Transfer of Undertakings (Protection of Employment) Regulations 1981.

K.8 Subject to normal staff turnover, the employees referred to in warranty K3 are all those necessary to operate the businesses of the Telecom Companies and prior to 1 October 1999 were engaged primarily in those businesses.

K.9 There is no term of employment for any employee of any member of the Telecom Group which provides that a change in control of any member of the Telecom Group shall entitle the employee to treat the change of control as amounting to a breach of the contract or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

K.10 No officer or employee of any member of the Telecom Group earning in excess of (Pound Sterling)50,000 has given notice terminating his or her employment or is under notice of dismissal.

K.11 Each member of the Telecom Group has at all relevant times complied in all material respects with all its obligations under statute and otherwise concerning the health and safety at work of its employees.

K.12 Racal USA has at no time employed any person under a contract of employment.

K.13 All the directors other than David Whittaker, Andrew Wood, Brian Jones, Clive O'Donnel are employed by the Telecom Group.

L.   Pension warranties

     The Warranties in paragraphs L.1 to L.12 are only given in respect of the Telecom Group at the date on which the Warranties are given in respect of the period before that date and for the purposes of the Warranties in paragraphs L1 to L12 the following defined terms shall have the following meanings:

     "Benefit"                means pension, lump sum, gratuity or other
                              like benefit given or to be given on
                              retirement or death;

     "Disclosed Scheme"       means any of Racal's Schemes (as defined in
                              Part B of Schedule VII), the RS(C) Section
                              (as defined in Part C of Schedule VII) and the British Railways Superannuation Fund and
                              "Disclosed Schemes" means all of them;

      "Employee"              means any employee, director, former employee or
                              former director of a Telecom Group member and "Employees" means all of them;

      "Trustees of the        means the trustees of each of Racal's
       Disclosed Schemes"     Schemes, the trustees of the Railways
                              Pension Scheme insofar as it relates to the RS(C) Section and the trustees of the British Railways Superannuation Fund.

L.1  Apart from under the Disclosed Schemes, no Telecom Group member has
     (a) participated in a scheme which provides Benefits or (b) any legal obligation to provide or contribute to or make any other payment in respect of the provision of any Benefit for or in respect of any Employee.

L.2 There have been no claims in the last three years under the Disability Insurance Plan referred to in document 2(a) of the index of documents relating to the Racal Executive Pension Plan (as defined in Part B of Schedule VII).

L.3 Material particulars of the Disclosed Schemes and the benefits payable thereunder have been disclosed in the Data Room including but not limited to the current trust deed and rules, the most recent explanatory booklet, other relevant documents which contain details of the current benefits (including those which may not be reflected in the trust deed, rules or explanatory booklet) as well as a schedule of all the employees of the Telecom UK Group members who are members of or have any rights to benefits under the Disclosed Schemes (disclosed at document 8 of each index of documents relating to Racal's Schemes in the Data Room and document 119 of Appendix I to the Disclosure Letter (the "Schedule of Members")) and such particulars are true, complete and up to date at the date stated.
         The Schedules of Members contains complete and accurate details relevant to the Relevant Employees (as defined in Part B of Schedule
         VII) of the Disclosed Schemes.

L.4 Each lump sum benefit (except a refund of contributions) payable under each Disclosed Scheme on the death in service before normal retirement age of a member of the Disclosed Scheme is at the date of this Agreement fully insured under a policy effected with an insurance company.

L.5 No plan, proposal or intention to amend, discontinue (in whole or in part) or exercise a discretion in relation to a Disclosed Scheme which constitutes a binding legal commitment has been communicated to a Relevant Employee (as defined in Part B of Schedule VII) who is a member of the Disclosed Scheme and the Disclosed Scheme is not in the process of being wound-up.

L.6 The actuarial method and assumptions as contained in the Actuary's letter referred to in Part B of Schedule VII to this Agreement which are being used to calculate the Unadjusted Transfer Amount for the purposes of Part B of Schedule VII in respect of Racal's Schemes are the same method and assumptions used in the latest actuarial valuations of Racal's Schemes as at 1 April 1998.

L.7 The normal retirement date for all Employees under the Racal Staff Pension & Life Assurance Scheme and the Racal Executive Manager and Senior Manager Pension Scheme (both as defined in Part B of
         Schedule VII) who commenced employment with the Racal Group on or after 1 January 1988 is age 65 for both men and women.

L.8 All contributions and other amounts due and payable at the Completion Date to the Trustees of the Disclosed Schemes from the Telecom UK Group members in respect of any of the Employees have been paid. Employee contributions have been paid to the Trustees of the Disclosed Schemes within the time limits prescribed by the Pensions Act 1995 and underlying regulations.

L.9 Racal's Schemes and the Railways Pension Scheme and the British Railways Superannuation Fund are approved as exempt approved schemes (within the meaning of Chapter I of Part XIV ICTA 1988) and there is in force a contracting-out certificate (as defined in the Pension Schemes Act 1993) in relation to the Telecom UK Group members in respect of Racal's Schemes and in relation to Racal Telecommunications Ltd in respect of the RS(C) Section and the British Railways Superannuation Fund and nothing has been done or omitted to be done which will or may result in Racal's Schemes ceasing to be exempt approved schemes or in any contracting-out certificate being cancelled, surrendered or varied.

L.10 There are no actions, claims or suits (other than routine claims for benefits) outstanding against the trustees of Racal's Schemes or against the Telecom UK Group members in respect of any act, event or omission or other matter arising out of or in connection with Racal's Schemes in relation to the provision of any Benefit to or in respect of the Employees and so far as the Sellers are aware, no such actions claims or suits have been threatened.

L.11 So far as the Sellers are aware, no notice has been received by RTL of any actions, claims or suits (other than routine claims for benefits) outstanding, pending or threatened against RTL in respect of the RS(C) Section (as defined in Part C of Schedule VII) or against the Trustee of the Railways Pension Scheme in respect of any act, event or omission or other matter arising out of or in connection with the RS(C) Section in relation to the provision of any Benefit to or in respect of the Employees.

L.12 So far as the Sellers are aware, the Disclosed Schemes have at all times been operated in accordance with all applicable laws and regulatory requirements (including without limitation the requirements of Article 141 of the Treaty of Rome relating to equal benefits and admission to membership but excluding any requirement to equalise the guaranteed minimum pensions) and the Telecom UK Group Members have complied with Article 141 of the Treaty of Rome as it applies to the eligibility of an Employee to join, contributions made to and the provision of Benefit.

M.       Records

M.1 None of the records, systems, data or information of any Telecom Group member is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held or accessible by any means which are not under the exclusive ownership and direct control of the Company or covered by the Reorganisation Documents or Transitional Services Agreement.

M.2 The Company's statutory books and accounting records which it is required to maintain by law have been completed in all material respects in accordance with the law.

N.       Suppliers and customers

N.1 During the year ending on the date of this Agreement no supplier or customer of the Telecom Group as a whole (who accounts for more than 5% of the expenditure of revenue) has:

         (a) stopped or given written notice of intention to stop trading with the Telecom Group;

         (b) substantially reduced or given written notice of intention to substantially reduce trading with the Telecom Group; or

         (c) changed or given written notice of intention to change substantially the terms on which it trades with the Telecom Group.

O.       Environment

O.1 So far as the Sellers are aware the Company has not disposed of, kept or stored in or under any of the Properties nor in water or the ground or groundwater on or under the Properties any Hazardous Substances in breach of Environmental Laws.

O.2 So far as the Sellers are aware the condition of any of the Properties (based on their current use) is not such that any investigation, treatment or remediation of Hazardous Substances are or could be required under Environmental Law.

P.       Year 2000

P.1 In relation to the year 2000 compliance program described in the documents disclosed as document 7A in Section 11.7 and documents I 11.7A and I 11.7.1 to I 11.7.11 of the Data Room ("Y2K Program"), so far as of the Sellers are aware:

         (a) the Company has sufficient resources and skilled personnel at its disposal in order to complete the Y2K Program in accordance with its terms; and

         (b) completion of the Y2K Program in accordance with its terms will enable the business of the Company to continue uninterrupted notwithstanding the century date change;

P.2 If the Y2K Program is fully implemented then the Company will not be in breach of any statements regarding year 2000 compliance given to any third party.

Q.       Reorganisation

Q.1 There has been disclosed in the Data Room true and complete copies of all the Reorganisation Documents and Railtrack Agreements.

Q.2 There is no contract or arrangement which is other than on arm's length terms outstanding between any member of the Telecom Group (on the one hand) and any member of the Racal Group or any of its associates (on the other hand).

                                    Part C

          Name of Person                  Warranties

          Martin Lea                      All

          Mark Rogers                     All

          Bob Bartlett                    Section A

          Mike Seabrook                   Sections C and D

          Peter Brown                     Sections F and O and
                                          Warranty E1

          Paul Wooldridge                 Sections F and O

          Margaret Piran                  Section H and Warranties D3
                                          and E2

          Martin Pagnamenta               Section H and Warranties D3,
                                          D6 and D7

          Rob Obee                        Section I

          Catriona Cairns                 Warranties J1, J2 and K4

          Dougald Robinson                Warranties J3 and J4

          Brian Jones                     Section K

          Fiona Richards                  Section L

         For the purposes of this Schedule the following definitions shall apply:

         "Environment"                     all or any of the following media
                                           namely air, water or land
                                           including without limitation such
                                           media within buildings or other
                                           natural man made structures above
                                           or below ground, any living
                                           organisms or systems;

         "Environmental Laws"              all or any international,
                                           European, national or local, civil
                                           or criminal law, common law,
                                           statutes, statutory instruments,
                                           regulation, directive, statutory
                                           guidance and regulatory codes of
                                           practice, order, decree,
                                           injunction or judgment which
                                           relate to the Environment or
                                           Environmental Matters and which is
                                           in force or enacted (including
                                           without limitation, the
                                           Environment Act 1995 as if the
                                           provisions of which were fully in
                                           force and the first full set of
                                           statutory guidance as is brought
                                           into force thereunder) as at
                                           Completion or which were in force
                                           at an earlier date, are no longer
                                           in force but under which the
                                           Company still has obligations and
                                           liabilities;

         "Environmental Matters"           (i)      pollution or contamination
                                                    of the Environment;

                                           (ii)     the generation,
                                                    manufacture, processing,
                                                    handling, storage,
                                                    distribution, use,
                                                    treatment, removal,
                                                    transport, disposal,
                                                    release, spillage, deposit
                                                    or discharge of Hazardous
                                                    Substances;

                                           (iii)    the exposure of any worker
                                                    to Hazardous Substances;
                                                    or

                                           (iv)     the creation of any noise,
                                                    vibration, radiation,
                                                    common law or statutory
                                                    nuisance or other material
                                                    adverse impact on the
                                                    Environment;

         "Hazardous Substances"            any substance capable of causing
                                           pollution or contamination of the
                                           Environment including any waste.

                                 SCHEDULE VII

                             Pension Arrangements


                                    PART A


1.       Application of this Schedule

         1.1 Part B of this Schedule shall apply to those of Racal's Schemes which are the Racal Executive Pension Plan, the Racal Executive Manager and Senior Manager Pension Scheme and the Racal Staff Pension & Life Assurance Scheme (as respectively defined in paragraph 2 below). Part B of this Schedule comprises the detailed provisions agreed between Racal and Global for the temporary continued participation of the Telecom UK Group in Racal's Schemes, for the establishment of Global's Scheme to take effect thereafter and sets out the agreed basis for transfers in respect of certain of the Telecom UK Group's employees' accrued rights under Racal's Schemes to be made to Global's Scheme.

         1.2 Part C of this Schedule shall apply to that one of Racal's Schemes which is the RS(C) Section (Racal Services (Communications) Limited having prior to Completion become the Designated Employer thereunder in place of Racal Telecommunications Limited) of the Railways Pension Scheme (as respectively defined in paragraph 11 below). Racal Telecommunications Limited will be withdrawn from the RS(C) Section with effect from the Completion Date and will thereupon establish a new Shared Cost Section of the Railways Pension Scheme. Part C of this Schedule comprises the provisions agreed between Racal and Global for the apportionment or transfer of assets (on a Share of Fund basis) from the RS(C) Section to The New Racal Telecommunications Limited Section (as defined in Part C of this Schedule).

                                    PART B

2.       Definitions

         In this Part B of this Schedule the definitions and rules of interpretation set out or referred to in clause 1 shall apply and in addition the following words and expressions shall unless the context otherwise requires have the meanings set opposite them:

         "Actuary's Letter"                the letter of even date from
                                           Racal's Actuary to Global's
                                           Actuary a copy of which letter is
                                           set out in Appendix 1 to this
                                           Schedule;

         "Actuarial Assumptions"           the actuarial methods and
                                           assumptions set out in the
                                           Actuary's Letter;

         "Final Transfer Amount"           the Unadjusted Transfer Amount
                                           relating to Transferring Members
                                           adjusted in accordance with the
                                           Actuary's Letter in respect of the
                                           period from the Completion Date to
                                           the Payment Date;

         "Global's Actuary"                Mr Charles Young of Towers Perrin
                                           or such other actuary as Global
                                           may for the time being appoint for
                                           the purposes of this Part B of
                                           this Schedule;

         "Global's Scheme"                 the retirement benefits scheme or
                                           schemes nominated, established or
                                           to be established by or at the
                                           instance of Global in accordance
                                           with paragraph 4 of this Schedule;

         "Interest"                        interest at an annual rate being 2
                                           per cent above the base lending
                                           rate from time to time of Barclays
                                           Bank plc such interest to accrue
                                           daily and be compounded monthly;

         "Interim Period"                  the period from (and including)
                                           the Completion Date up to (and
                                           excluding) the Partition Date;

         "Partition Date"                  the earlier of:

                                           (a)      the date which is six
                                                    months after the
                                                    Completion Date or such
                                                    earlier or later date as
                                                    Racal and Global shall
                                                    agree in writing for this
                                                    purpose;

                                           (b)      the date of termination of
                                                    participation arising as a
                                                    result of Racal exercising
                                                    its powers under
                                                    paragraphs 3(c) or 3(i)
                                                    below;

                                           (c)      the date with effect from
                                                    which the Inland Revenue
                                                    shall require the Telecom
                                                    UK Group's participation
                                                    in Racal's  Schemes to
                                                    cease; or

                                           (d)      the date notified by
                                                    Global to Racal in writing
                                                    as the date on which the
                                                    participation of the
                                                    Telecom UK Group in
                                                    Racal's Schemes is to
                                                    cease, such date not
                                                    falling less than one
                                                    month after such notice is
                                                    given;

         "Payment Date"                    the date which is one month after
                                           the earliest date on which all of
                                           the following are and remain
                                           satisfied:

                                           (a)      the calculation of the
                                                    Unadjusted Transfer Amount
                                                    is either agreed by

                                                    Global's Actuary in
                                                    accordance with
                                                    paragraph 5 of this
                                                    Schedule or determined by
                                                    the independent actuary in
                                                    accordance with
                                                    paragraph 8 of this
                                                    Schedule;

                                           (b)      Global's Scheme is either
                                                    approved as an exempt
                                                    approved scheme (under
                                                    ICTA 1988, section 592) by
                                                    the Board of  Inland
                                                    Revenue or permitted by
                                                    the Board of Inland
                                                    Revenue to receive payment
                                                    of transfer values from
                                                    Racal's Schemes
                                                    notwithstanding that
                                                    Global's Scheme is not an
                                                    exempt approved scheme;

                                           (c)      the trustees of Racal's
                                                    Schemes and the trustees
                                                    of Global's Scheme have
                                                    received the approval of
                                                    the Board of Inland
                                                    Revenue to the payment by
                                                    the trustees of Racal's
                                                    Schemes and the receipt by
                                                    the trustees of Global's
                                                    Scheme of the Final
                                                    Transfer Amount (which
                                                    approvals Racal and Global
                                                    shall use their respective
                                                    reasonable endeavours to
                                                    obtain as soon as
                                                    practicable after the
                                                    Partition Date);

                                           (d)      each member of the Telecom
                                                    UK Group holds or is named
                                                    in a contracting-out
                                                    certificate in respect of
                                                    Global's Scheme;

                                           (e)      the trustees of Global's
                                                    Scheme have confirmed to
                                                    the trustees of Racal's
                                                    Schemes that they are able
                                                    and willing to receive the
                                                    Final Transfer Amount;

                                           (f)      the trustees of Racal's
                                                    Schemes have received the
                                                    original forms of request
                                                    or consent to transfer for
                                                    each Transferring Member
                                                    and a transfer agreement
                                                    executed (conditional only
                                                    on receipt of the payment
                                                    due under paragraph 6 of
                                                    this Schedule) by the
                                                    trustees of Global's
                                                    Scheme in the form annexed
                                                    to this Schedule;

                                           (g)      the Transferring Members
                                                    have been admitted to
                                                    Global's Scheme on the
                                                    terms referred to in
                                                    paragraph 4 of this
                                                    Schedule;

         "Racal's Actuary"                 Mr Peter Bowers of William M
                                           Mercer Limited or such other
                                           actuary as Racal may for the time
                                           being appoint for the purposes of
                                           this Part B of this Schedule;

         "Racal Executive Pension          the retirement benefits scheme
         Plan"                             known as the Racal Group Executive
                                           Pension Plan which is currently
                                           governed by a trust deed dated
                                           9 November 1983 as amended;

         "Racal Executive Manager          the retirement benefits scheme
         and Senior Manager Pension        known as the Racal Group
         Scheme"                           Executive Manager & Senior Manager
                                           Pension Scheme which is currently
                                           governed by a trust deed dated
                                           29 May 1987 as amended;

         "Racal's Schemes"                 for the purpose of this Part B of
                                           this Schedule each of the Racal
                                           Executive Pension Plan, the Racal
                                           Executive Manager and Senior
                                           Manager Pension Scheme and the
                                           Racal Staff Pension & Life
                                           Assurance Scheme;

         "Racal Staff Pension & Life       the retirement benefits scheme
         Assurance Scheme"                 known as the Racal Group Staff
                                           Pension & Life Assurance Scheme
                                           which is currently governed by a
                                           trust deed dated 29 May 1987 as
                                           amended including liabilities in
                                           respect of the Racal Group
                                           Retirement Benefits Scheme;

         "Relevant Employees"              those employees of the Telecom UK
                                           Group who immediately before the
                                           Completion Date are either active
                                           members of Racal's Schemes or who
                                           are eligible to become active
                                           members of Racal's Schemes on or
                                           after the Completion Date, and who
                                           in either case remain employed by
                                           the Telecom UK Group and in active
                                           membership of Racal's Schemes on
                                           the Completion Date or at any
                                           relevant time during the Interim
                                           Period;

         "Service Credits"                 means in respect of each
                                           Transferring Member the period of
                                           pensionable service calculated and
                                           verified in accordance with
                                           paragraphs 5.1 and 5.2 of this
                                           Schedule (or determined in
                                           accordance with paragraph 8 of
                                           this Schedule) by equating the
                                           value of benefits in respect of
                                           credited service in Global's
                                           Scheme with the value of benefits
                                           under Racal's Schemes in respect
                                           of pensionable service to the
                                           Partition Date this being
                                           calculated in accordance with the
                                           Actuarial Assumptions using the
                                           method specified in the Actuary's
                                           Letter.

         "Transferring Members"            those of the Relevant Employees:

                                           (i)      who have not ceased to be
                                                    active members of Racal's
                                                    Schemes during the Interim
                                                    Period; and

                                           (ii)     who become members of
                                                    Global's Scheme with
                                                    effect on and from the
                                                    Partition Date pursuant to
                                                    the offer of membership
                                                    referred to in paragraph 4
                                                    below; and

                                           (iii)    who in accordance with the
                                                    invitation issued under
                                                    paragraph 4 of this
                                                    Schedule consent to or
                                                    request a payment or
                                                    transfer from Racal's
                                                    Schemes to Global's Scheme
                                                    in respect of the benefits
                                                    under Racal's Schemes for
                                                    and in respect of them and
                                                    who before the Payment
                                                    Date have not either
                                                    withdrawn his or her
                                                    consent or request or
                                                    ceased to be active
                                                    members of Global's
                                                    Scheme.

         "Unadjusted Transfer Amount"      such amount as shall be calculated
                                           by Racal's Actuary and verified by
                                           Global's Actuary in accordance
                                           with paragraph 5 of this Schedule
                                           (or in the absence of verification
                                           by him determined in accordance
                                           with paragraph 8 of this Schedule)
                                           as is equal to the value
                                           (calculated and adjusted in
                                           accordance with the Actuarial
                                           Assumptions) as at the Completion

                                           Date of the accrued benefits
                                           (other than those referred to in
                                           paragraph 7 of this Schedule)
                                           prospectively and contingently
                                           payable to and in respect of the
                                           Transferring Members under Racal's
                                           Schemes by reference to
                                           pensionable service up to the
                                           Completion Date and pensionable
                                           earnings at that time (making
                                           allowance in accordance with the
                                           Actuarial Assumptions for
                                           projected increases in final
                                           pensionable earnings of the
                                           Transferring Members from the
                                           Completion Date to the assumed
                                           date of retirement or earlier
                                           death or withdrawal from service).

                                           For the purpose of this definition
                                           and wherever referred to in this
                                           Part B of this Schedule
                                           "pensionable earnings", "final
                                           pensionable earnings" and
                                           "pensionable service" and cognate
                                           expressions shall have the
                                           meanings respectively adopted by
                                           that one of Racal's  Schemes as is
                                           relevant to the Relevant Employee
                                           or Transferring Member concerned.


3.       Interim Period

         It is hereby agreed that:

                 (a) subject to the approval of the Board of Inland Revenue (which approval Racal and Global hereby undertake to use their respective reasonable endeavours to obtain before or as soon as practicable after the Completion Date) Racal will use its reasonable endeavours to procure that each member of the Telecom UK Group is permitted to continue to participate in Racal's Schemes in respect of Relevant Employees during the Interim Period on the terms set out in this Part B of this

                          Schedule. Global agrees that such participation shall cease on the day before the Partition Date;

                 (b) Racal and Global shall use their respective reasonable endeavours to procure that each member of the Telecom UK Group shall continue to be covered by the holding company contracting-out certificates in relation to Racal's Schemes, that the Relevant Employees remain in contracted-out employment (within the meaning of the Pension Schemes Act 1993) by reference to Racal's Schemes during the Interim Period and that each member of the Telecom UK Group is removed from the holding company contracting-out certificates with effect from the Partition Date.
                          If any member of the Telecom UK Group is required to apply for the issue to it of contracting-out certificates in relation to Racal's Schemes, Global shall procure that the member of the Telecom UK Group shall issue the necessary notices to the Relevant Employees and shall make the necessary elections to the National Insurance Contributions Office;

                 (c) Global shall procure that each member of the Telecom UK Group discharges all of its obligations as a participating employer under Racal's Schemes and shall during the Interim Period and by not later than the second working day of the month following that to which the payment relates on a calendar monthly basis pay (or procure payment by each member of the Telecom UK Group) to the trustees of Racal's Schemes;

                          (i)     member contributions (if any) of the
                                  Relevant Employees under the rules of
                                  Racal's Schemes made from time to time
                                  (including additional voluntary
                                  contributions);

                          (ii) employer contributions in respect of each Relevant Employee from time to time at the following rates of pensionable earnings:

                                  (aa)     29.6% in respect of Relevant
                                           Employees who are members of the
                                           Racal Executive Pension Plan;

                                  (bb)     14.3% in respect of the Relevant
                                           Employees who are members of the
                                           Racal Executive Manager and Senior
                                           Manager Pension Scheme; and

                                  (cc)     10.1% in respect of the Relevant
                                           Employees who are members of the
                                           Racal Staff Pension & Life
                                           Assurance Scheme;

                          or, following the receipt of one month's prior notice of a change in the rate of employer contributions, such other rates as the trustees of Racal's Schemes from time to time require on advice from Racal's Actuary acting as the actuary to Racal's Schemes and certified by him as being determined on the relevant basis applicable generally to Racal's Schemes where such variation is due either to acts or omissions of Global or the Telecom UK Group during the Interim Period other than any acts or omissions which give rise to payments by Global or the Telecom UK Group to the trustees of Racal's Schemes under paragraphs 3(d) to
                          (h) inclusive or where such variation is due other than to acts or omissions of Racal in relation to persons who are not Relevant Employees; and

                          (iii) on the first payment of contributions under paragraph 3(c)(ii), an additional amount equal to (Pound Sterling)100 multiplied by the number of Relevant Employees immediately before the Completion Date.

                 If any member of the Telecom UK Group or Global fails to pay any of the contributions set out in this paragraph 3(c) by the due date, Global shall in addition pay (or procure payment by the Telecom UK Group) to the trustees of the relevant Racal's Schemes Interest on the unpaid contributions from the latest due date to the actual date of payment together with all costs, fines, levies, liabilities or penalties incurred by the trustees of Racal's Schemes by reason of such late payment and if any contribution remains unpaid for more than five days Racal shall have the right to terminate without notice the participation in Racal's Schemes of any or all of the members of the Telecom UK Group with effect from the last day of the period in respect of which contributions have been received by Racal's Schemes;

                 (d) Racal shall procure that there shall, during the Interim Period, be no material amendment or termination of Racal's Schemes in respect of the Relevant Employees without the prior agreement of Global (which agreement will not unreasonably be withheld or delayed) provided that nothing contained in this paragraph 3(d) shall prevent such alterations and modifications as Racal may from time to time require to be made to Racal's Schemes to comply with legislation or as Racal's Schemes' actuaries advise to be necessary or prudent or in so far as the same do not materially affect the obligations, liabilities, rights and interests of the Telecom UK Group or the Relevant Employees thereunder;

                 (e) Global shall procure that each member of the Telecom UK Group:

                          (i) shall not exercise any power or discretion conferred on it under any of Racal's Schemes (except either a power to permit voluntary early retirement on cost neutral terms as calculated by Racal's Schemes' actuaries or to permit early retirement in accordance with paragraph 3(g) of this Part B of this Schedule) without in any such case the prior written approval of Racal (which approval may be given on such terms as to payment by the relevant member of the Telecom UK Group of additional contributions under Racal's Schemes and otherwise as Racal may determine); and

                          (ii) shall irrevocably appoint Racal as its representative for the purpose of every provision of the Pensions Act 1995 which either requires the employers under Racal's Schemes to be consulted by the trustees or enables another employer to represent it for any other purpose; and

                          (iii) shall not before the Partition Date suffer any event which is or would lead to the happening in relation to any member of the Telecom UK Group of a relevant insolvency event (as defined for the purpose of the Pensions Act 1995, section 75); and

                          (iv)    in the case of those of the Relevant
                                  Employees who are members of the Racal
                                  Staff Pension & Life Assurance Scheme,
                                  shall not before the Partition Date
                                  increase the rate of or otherwise pay any remuneration to any Relevant Employee which either alone or in aggregate would have the effect of increasing the aggregate of those Relevant Employees' pensionable earnings or final pensionable earnings under the Racal Staff Pension & Life Assurance Scheme during the Interim Period by more than the rate specified for those Relevant Employees in the Actuarial Assumptions; and

                          (v)     in the case of those of the Relevant
                                  Employees who are members of the Racal
                                  Executive Manager and Senior Manager
                                  Pension Scheme or the Racal Executive
                                  Pension Plan, shall not before the
                                  Partition Date increase the rate of or
                                  otherwise pay any remuneration to any
                                  Relevant Employee which either alone or in aggregate would have the effect of increasing the Relevant Employee's pensionable earnings or final pensionable earnings under Racal's Schemes during the Interim Period by more than the rate specified for that Relevant Employee in the Actuarial Assumptions; and

                          (vi) shall not do or omit to do during the Interim Period any act or thing which would prejudice the status of Racal's Schemes as exempt approved schemes or contracted-out schemes.

                 (f) if notwithstanding paragraph 3(e)(i), (iv) or (v) the liability of Racal's Schemes in relation to any Relevant Employee is increased by the exercise by any member of the Telecom UK Group of any discretion exercisable by them or if the pensionable earnings or final pensionable earnings of Relevant Employees is increased by more than the amount permitted under paragraph 3(c)(iv) or (v), Global shall (or shall procure that the Telecom UK Group shall) immediately pay to the trustees of Racal's Schemes such amount calculated by Racal's Actuary and certified by him as being determined on the basis of the Actuarial Assumptions as is equal to the increase in the value of the liabilities of Racal's Schemes together with Interest from the date being five days after delivery to Global of Racal's Actuary's calculation and certificate;

                 (g) if any Relevant Employee retires from service with any member of the Telecom UK Group and for any reason becomes entitled to an immediate early retirement pension from Racal's Schemes Global shall (or shall procure that the Telecom UK Group shall) immediately pay to Racal's Schemes:

                          (1)     such amount as Racal's Actuary shall
                                  calculate and certify as being (on the
                                  basis of the Actuarial Assumptions) the
                                  additional cost of providing the immediate early retirement benefits payable to and in respect of the Relevant Employee over and above:

                                  (aa)     in the case of early retirement on
                                           ill health or redundancy grounds
                                           that part of the Final Transfer
                                           Amount that would have been paid by
                                           the Racal's Schemes to Global's
                                           Scheme if the Relevant Employee had
                                           become a Transferring Member but
                                           calculated on the basis that the
                                           Relevant Employee's retirement date
                                           is the Partition Date and Payment
                                           Date;

                                  (bb)     in all other cases the cost of
                                           providing benefits payable upon
                                           voluntary early retirement (on cost
                                           neutral terms as advised by Racal's
                                           Scheme's actuary); and

                          (ii) the capital value as calculated by Racal's Actuary and certified by him as being determined on the basis of the Actuarial

                                  Assumptions of the cost to Racal's Schemes of providing such continued life cover (if any) as may fall to be provided in respect of such Relevant Employee under the provisions of Racal's Schemes;

                 together with Interest from the date being five days after delivery to Global of Racal's Actuary's calculation and certificate;

                 (h) if any of Global or the Telecom UK Group breaches any of the provisions of this Part B of this Schedule and such breach results in the creation of, or increase in, any liability on the part of any of Racal's Schemes the trustees or the directors of the trustees of Racal's Schemes, Global shall (save where a payment or contribution is due in respect of that breach under another paragraph of this Part B of this Schedule) immediately pay to the trustees of Racal's Scheme an amount equal in value to any such liability (where appropriate calculated by Racal's Actuary and certified by him as being determined on the basis of the Actuarial Assumptions) together with Interest from the date being five days after delivery to Global of Racal's Actuary's calculation and certificate;

                 (i) Global shall (or shall procure that the Telecom UK Group shall) in addition to all other sums due from it and the Telecom UK Group under this Schedule pay to the trustees of Racal's Schemes for all actuarial work by or on behalf of the trustees of Racal's Schemes carried out by third parties pursuant to a request to the trustees of Racal's Schemes by Global or the Telecom UK Group in respect of any Relevant Employee (such work to include that related to early retirement cases but not voluntary early retirement on cost neutral terms) on and after the Completion Date. The trustees of Racal's Schemes shall submit an invoice to Global or the Telecom UK Group and Global shall settle (or procure settlement of) such invoice within five working days of receiving the invoice. The charges for the work shall be calculated on a time/cost basis using rates which are calculated on the same basis as applies to other like work for Racal's Schemes. If Global or the Telecom UK Group fail to pay the invoice within five days of its receipt, Global shall in addition pay (or procure the payment of) Interest on the amount of the invoice to the trustees of Racal's Schemes from the due date to the date of payment and Racal shall have the right to terminate, without notice, any member of the Telecom UK Group's participation in Racal's Schemes with effect from the last day of the period for which contributions have been received;

                 (j) Racal and Global shall give all such consents and execute all such documents in their power as may be required to give effect to this paragraph 3 and each of them shall provide the other with all such information and data as shall reasonably be required for the purposes of this paragraph 3 and for the purpose of the calculation of the Unadjusted Transfer Amount and the Final Transfer Amount;

                 (k) If any member of the Telecom UK Group or Global is required to make a payment to the trustees of Racal's Schemes in excess of the payment required under the relevant provision of this Part B of this Schedule and Global has not consented in writing to the payment, Racal shall (subject to Global and the Telecom UK Group not being in breach of their obligations under this Part B of this Schedule) on Global's written demand reimburse Global or the Telecom UK Group for the additional payment actually paid by any member of the Telecom UK Group or Global in excess of the payment due under the relevant provision of this Part B of this Schedule. If Racal fails to pay any of the amounts set out in this paragraph 3(k) within ten working days of a written demand made by Global (such demand to be made after payment by Global or the Telecom UK Group of the payment in question), Racal shall in addition pay Global Interest on the unpaid amount from the date of the sixth business day after the demand to the actual date of payment. Global holds the benefit of this paragraph 3(k) for itself and as trustee for each member of the Telecom UK Group.

4.       Global's Scheme

         4.1 Global hereby undertakes that with effect from a date not later than the Partition Date it will have nominated or established one or more retirement benefits schemes:

                 (a) in which each member of the Telecom UK Group participates;

                 (b) each of which is approved or capable of approval under Chapter I of Part XIV of the ICTA 1988;

                 (c) each of which is a contracted-out scheme on a salary related basis (as defined in the Pension Schemes Act
                          1993);

                 (d)      each of which is a final salary scheme; and

                 (e) to which the trustees of each of Racal's Schemes can make a transfer of cash and/or assets without prejudicing the approval of Racal's Schemes as exempt approved schemes.

         Global shall as soon as practicable and not later than two months before the Partition Date provide to Racal such information in relation to Global's Scheme as Racal shall reasonably require for the purposes of this Schedule.

         4.2 Global shall not later than two months before the Partition Date submit to Racal drafts of notices to be issued to the Relevant Employees who are members of Racal's Schemes on the Partition Date. Such notices shall offer membership of Global's Scheme with effect from the Partition Date and shall require such offer of membership to be accepted within 30 days of the date of the offer. The offer of membership shall be on terms which meet the requirements of paragraph
                 4.4 and shall include a request or an invitation to consent to the transfer of benefits from Racal's Schemes to Global's Scheme and an option form and an explanatory statement (to be issued by the Telecom UK Group on behalf of Racal's Schemes) of the options available to them in relation to their rights under Racal's Schemes and shall be in such form and shall include such discharges as the trustees of Racal's Schemes may reasonably require and shall contain a statement that the consent or request to transfer shall be given or made by a date not later than 45 days after the date of the notice.

         If Global's Scheme provides benefits which are (in the opinion of Racal's Actuary) other than materially the same as those provided under Racal's Schemes such that the Service Credits will not be year for year the issue of the request or invitation to consent to transfer referred to in this paragraph may be deferred pending calculation and verification of the Service Credits in accordance with paragraphs 5.1 and 5.2 of this Schedule (or determined in accordance with paragraph 8 of this Schedule). The request or invitation to consent to transfer shall thereafter be issued to each Relevant Employee and shall include reference to the Service Credit to be granted under Global's Scheme if the Relevant Employee becomes a Transferring Member and a statement that the consent or request to transfer shall be given or made by a date not later than 45 days after the date of the notice.

         4.3 As soon as practicable after the notices have been agreed Global shall procure that such notices are issued to each of the Relevant Employees at the time of issue and Global shall forthwith confirm in writing to Racal that such notices have been issued and shall list the Relevant Employees to whom they are issued.

         4.4 Global shall procure (subject to receipt by the trustees of Global's Scheme of the Final Transfer Amount and in default thereof any amount due from Racal to Global under paragraph 6(b)) that Global's Scheme shall provide benefits for and in respect of each Transferring Member in respect of his pensionable service under Racal's Scheme in the form of Service Credits such that the benefits under Global's Scheme shall in Global's Actuary's opinion (and agreed by Racal's Actuary) be no less favourable overall than the benefits under Racal's Schemes in respect of each Transferring Member's pensionable service thereunder up to the Partition Date on the terms of Racal's Schemes applicable to the Transferring Member in force immediately prior to the Partition Date and calculated on the basis of the Actuarial Assumptions.

         4.5 Global shall procure that at the Payment Date Global's Actuary shall provide to Racal a certificate confirming that to the best of his knowledge and belief at the Payment Date, Global's Scheme has no liabilities or, if it has liabilities, that the liabilities are fully funded for on the basis prescribed for the purposes of s56 of the Pensions Act 1995.

5.       Determination of Transfer Amount

         5.1     On or immediately after the Partition Date

                 (a) Racal shall procure that Racal's Actuary will calculate the Unadjusted Transfer Amount and (within 90 days after the later of the Partition Date or the date on which sufficient data for the purpose of calculating the Unadjusted Transfer Amount has been provided by Global to Racal's Actuary) submit his findings together with such data and other information as is, in the reasonable opinion of Racal's Actuary, necessary to verify the calculation to Global's Actuary for verification by him; and

                 (b) Global shall procure that Global's Actuary shall within 30 days of the submission to him of Racal's Actuary's calculation or, if later, within 90 days of the submission to him of the data necessary to carry out verification, verify that the calculation of the Unadjusted Transfer Amount is in accordance with this Part B of this Schedule; and

                 (c) Global shall procure that Global's Actuary shall calculate the Service Credits and within 30 days of the submission to him of the calculation of the Unadjusted Transfer Amount submit the Service Credits as so calculated with all material details of the applicable benefits under Global's Scheme to Racal's Actuary for verification by him.

         5.2 If Global's Actuary is able (within 30 days of the submission to him of the findings of Racal's Actuary or within 60 days, if Global's Actuary has within that 30 days raised any objection to Racal's Actuary's calculation) to verify that the calculation of the Unadjusted Transfer Amount is mathematically correct and in accordance with this Part B of this Schedule, Global's Actuary shall immediately notify Racal's Actuary in writing to that effect and the Unadjusted Transfer Amount as so verified shall be the Unadjusted Transfer Amount. If Global's Actuary is unable to verify Racal's Actuary's calculations the matter shall be referred to an independent actuary pursuant to paragraph 8 below.

         5.3 If Racal's Actuary is able (within 30 days of the submission to him of the findings of Global's Actuary or within 60 days, if Racal's Actuary has within that 30 days raised any objection to Global's Actuary's calculation) to verify that the calculation of the Service Credits is mathematically correct and in accordance with this Part B of this Schedule, Racal's Actuary shall immediately notify Global's Actuary in writing to that effect and the Service Credits as so verified shall be the Service Credits. If Racal's Actuary is unable to verify Global's Actuary's calculations the matter shall be referred to an independent actuary pursuant to paragraph 8 below.

         5.4 If the issue to Relevant Employees of the request or invitation to consent to transfer is deferred in accordance with paragraph 4.2 of this Schedule, the calculations in paragraphs 5.1 and 5.2 shall be done in respect of each Relevant Employee on the assumption that he or she will become a Transferring Member but for the avoidance of doubt the Unadjusted Transfer Amount shall be that part only of the amount calculated and verified in accordance with paragraphs 5.1 and 5.2 (or determined in accordance with paragraph 8) of this Schedule as relates to those Relevant Employees who become Transferring Members.


6.       Payment of Transfer Amount

         Subject to Global and to each member of the Telecom UK Group having performed each of their obligations under this Part B of this Schedule (provided that neither Global nor any member of the Telecom UK Group shall be regarded as not having performed an obligation where any failure to perform an obligation has prior to the Payment Date been remedied to Racal's satisfaction) and to all of the conditions in the definition of Payment Date having been and remaining fulfilled:

         (a) Racal shall use its reasonable endeavours to procure that on the Payment Date the trustees of Racal's Schemes make a payment to the trustees of Global's Scheme of an amount equal to the Final Transfer Amount. The Final Transfer Amount shall be paid by way of a transfer of such assets of Racal's Schemes (excluding property) as Racal, Global and the trustees of Racal's Schemes and the trustees of Global's Scheme shall agree having a mid market value on the last business day before the Payment Date equal to the Final Transfer Amount. In the event of failure by the date which is seven days before the Payment Date to agree on the assets to be transferred, the Final Transfer Amount shall be satisfied by Racal's Schemes paying an amount in cash equal to the Final Transfer Amount and that amount shall be the Final Transfer Amount in the case of such a transfer in cash;

         (b) If by the date falling seven business days after the Payment Date the trustees of Racal's Schemes have paid to the trustees of Global's Scheme an amount which is either nil or is less than the Final Transfer Amount (such excess of the Final Transfer Amount over the amount paid being the "Shortfall"), Racal shall forthwith on Global's written demand pay in cash to Global an amount equal to 69% of the Shortfall and Global shall immediately pay an amount equal to the Shortfall to the trustees of Global's Scheme together with Interest on the Shortfall from the Payment Date to the actual date of payment of the Shortfall.


7.       Additional voluntary contributions

         7.1 Any additional voluntary contributions made for the acquisition of money purchase benefits by the Transferring Members to Racal's Schemes together with the accrued investment return thereon shall be disregarded for the purposes of determining the Unadjusted Transfer Amount or the Final Transfer Amount.

         7.2 Racal shall use its reasonable endeavours to procure that on the Payment Date the trustees of Racal's Schemes shall procure the payment or transfer to the trustees of Global's Scheme in addition to the Final Transfer Amount any sums or policies as at the Payment Date which under Racal's Schemes relate to the additional voluntary contributions referred to in paragraph 7.1 and, that the trustees of Racal's Schemes notify the trustees of Global's Scheme of the respective entitlement of each Transferring Member in relation thereto.

         7.3 Global shall procure that each Transferring Member in respect of whom a transfer is made under this paragraph 7 shall be entitled under Global's Scheme to money purchase benefits equivalent on the date of transfer to the amount transferred.

8.       Disputes

         Any dispute between Racal's Actuary and Global's Actuary concerning the calculation of the Unadjusted Transfer Amount, the Final Transfer Amount or the Service Credits in accordance with this Part B of this Schedule and/or the Actuary's Letter shall, in the absence of agreement between them, be referred at the option of Racal or Global to an independent actuary agreed by Racal and Global or, failing such agreement within 14 days of one party calling upon the other in writing so to agree, appointed by the President for the time being of the Institute of Actuaries. Any such independent actuary shall reach his decision on the basis of the provisions of this Part B of this Schedule and the Actuary's Letter and shall act as an expert and not as an arbitrator and his decision shall (in the absence of manifest error) be final and binding. The charges and expenses of the independent actuary in respect of any such reference shall be borne as the independent actuary directs.


9.       Assistance by Global

         Global undertakes that during and after the Interim Period no action will be taken by it or any person controlled by Global either directly or indirectly which would result in Racal's Schemes being required to pay to Global's Scheme amounts larger than the aggregate of the Final Transfer Amount and any amounts due under paragraph 7 of this Schedule.


10.      Global's protection

10.1 Immediately following the Partition Date, Racal shall instruct Racal's Schemes' Actuary to state in writing whether, in his opinion, any of Racal's Schemes is likely at or immediately before the Partition Date to have been less than 100% funded on the basis prescribed for the purposes of Section 56 of the Pensions Act 1995.

         (a) If Racal's Schemes' Actuary is of the opinion that that which is or are relevant of Racal's Schemes is or are 100% or more than 100% funded on that basis, Racal shall procure that the trustees of Racal's Schemes notify Global in writing that on the basis of actuarial advice they are of the view that no debt is treated as due under s75 of the Pensions Act 1995 in respect of the cessation of participation of the Telecom UK Group in Racal's Schemes at the Partition Date;

         (b) If Racal's Schemes' Actuary is unable to give an opinion as described in (a) above Racal shall instruct him to produce and copy to Global an actuarial valuation of those Racal's Schemes as at or immediately before the Partition Date (the "First Valuation") on the basis prescribed for the purposes of Section 56 of the Pensions Act 1995. The First Valuation shall be at the expense of the trustees of Racal's Schemes.

10.2 If the First Valuation reports a deficit in the assets of Racal's Schemes giving rise to a debt due from the Telecom UK Group to the trustees of Racal's Schemes under Section 75 of the Pensions Act 1995 at or immediately before the Partition Date, Global shall pay or procure that the Telecom UK Group shall pay that debt to the trustees of Racal's Schemes on their demand in accordance with the relevant provisions of the Pensions Act 1995 and regulations made thereunder.

10.3 Forthwith upon payment by Global or the Telecom UK Group of the debt referred to in paragraph 10.2 Racal shall pay to Global by way of adjustment of the Consideration payable by Global under this Agreement an amount equal to 69% of A minus B, where;

         A is the amount of the debt actually paid by Global or the Telecom UK Group to Racal's Schemes; and

         B is the amount, if any, quantified in his reasonable opinion by Racal's Actuary and agreed by Global's Actuary as represents the part of the increase, if any, in the debt actually paid over that which would have been paid by the Telecom UK Group if it had ceased to participate in Racal's Schemes on the Completion Date as is both attributable to the Relevant Employees during the Interim Period and to any change after the Completion Date in:

                 (i) the basis prescribed for the purposes of s 56 of the Pensions Act 1995; or

                 (ii)     market conditions.


                                    PART C


11.      Definitions

         In this Part C of this Schedule the definitions and rules of interpretation set out or referred to in clause 1 shall apply and in addition the following words and expressions shall unless the context otherwise requires have the meanings set opposite them:

         "Actuarial Assumptions"  the actuarial methods and assumptions adopted for the purpose of the actuarial valuation as at 31 December 1998 of the Railways Pension Scheme Shared Cost Section;

         "RS(C) Section"          the Racal Telecommunications Shared Cost
                                  Section of the Railways Pension Scheme
                                  under which Racal Services (Communications)
                                  Limited is the Designated Employer;

         "The New Racal           the Shared Cost Section of the Railways
         Telecommunications       Pension Scheme to be established with
         Limited Section"         effect from the Completion Date by Racal
                                  Telecommunications Limited;

         "Railways Pension        the retirement benefits scheme known as the
         Scheme"                  Railways Pension Scheme which is currently
                                  governed by a deed of amendment and
                                  consolidation dated 14 November 1994 as
                                  amended;

         "Racal's Actuary"        Mr Peter Bowers of William M Mercer Limited
                                  or such other actuary as Racal may for the time being appoint for the purposes of this Part C of this Schedule;

         "Relevant Employees"     those persons who are either

                                  (i)      employees of Racal
                                           Telecommunications Limited who are
                                           active members of the RS(C) Section
                                           immediately before the Completion
                                           Date; or

                                  (ii)     employees of a member of the
                                           Telecom UK Group immediately before
                                           the Completion Date who have a
                                           right to a deferred pension under
                                           the RS(C) Section;

         "Trustee"                Railways Pension Trust Company Limited
                                  being the trustee of the Railways Pension
                                  Scheme.


12.      The New Racal Telecommunications Limited Section

         12.1 Global hereby acknowledges that with effect from the Completion Date Racal Telecommunications Limited will establish a new Shared Cost Section of the Railways Pension Scheme.

         12.2 Global shall as soon as practicable and by not later than the date which is two months following the Completion Date, submit to Racal and to the Trustee drafts of notices to be issued to the Relevant Employees. Such notices shall offer membership of The New Racal Telecommunications Limited Section with effect from the Completion Date and shall be on terms which meet the requirements of the Trustee and Racal. The notices shall, if any consent to transfer is required by the Trustee, include a request or an invitation to consent to the transfer of benefits from the RS(C) Section to The New Racal Telecommunications Limited Section and an option form and an explanatory statement (to be issued by Racal Telecommunications Limited on behalf of the Trustee) of the options available to them in relation to their rights under the RS(C) Section and shall be in such form and shall include such discharges as the Trustee may reasonably require. The notice shall in any event disclose the effect and duration of those provisions of the RS(C) Section which require or permit Share of Fund transfers (as described in paragraph 13 of this Schedule). Racal and Global shall use their reasonable endeavours to procure that the request or invitation to consent to transfer shall be made or given by a date to be agreed with the Trustee as soon as practicable after the Completion Date.

         12.3 Global shall (or shall procure that Racal Telecommunications Limited shall) immediately pay to the Trustee for the account of Racal Services (Communications) Limited or the RS(C) Section such sums due in respect of any fees, costs, expenses, liabilities or other charges (where appropriate, calculated by the Trustees' actuary or its representatives on the basis of the Actuarial Assumptions) which are chargeable or recoverable from Racal Services (Communications) Limited or the RS(C) Section which relate to the Relevant Employees and any period after the

                 Completion Date or in connection with the Trustee's determination of the apportionment or transfer from the RS(C) Section to The New Racal Telecommunications Limited Section. If Global or Racal Telecommunications Limited fails to pay any amount within five days of Racal's direction to pay that amount, Global shall in addition pay (or procure payment of) Interest on the amount due from the due date to the date of payment.

         12.4 Global undertakes that after the Completion Date no action will be taken by it or any person controlled by Global either directly or indirectly which would result in:

                 (a) the apportionment to The New Racal Telecommunications Limited Section exceeding that referred to in this Part C of this Schedule; or

                 (b) any person claiming to be entitled to membership or continued membership of the RS(C) Section on or after the Completion Date.


13. Determination and payment of transfers between the RS(C) Section and The New Racal Telecommunications Limited Section

         Racal and Global shall use all reasonable endeavours to procure that as soon as practicable after the Completion Date the Trustee shall in respect of each Relevant Employee who consents to or requests a transfer from the RS(C) Section to The New Racal Telecommunications Limited Section transfer or apportion assets from the RS(C) Section to The New Racal Telecommunications Limited Section on a Share of Fund basis (as defined in the Railways Pension Scheme). Racal shall procure that Racal Services (Communications) Limited shall, during such period after the Completion Date as Racal determines to be reasonable, give any consent needed by the Trustee in order to make Share of Fund transfers in respect of any Relevant Employee not entitled thereto (otherwise than by virtue of Racal Services (Communications) Limited's consent).

                                  APPENDIX 1
                               Actuary's Letter

   (All references to Ranger are to Racal and all references to Ghost are to
                                    Global)

10 October 1999

                                           Direct tel       0181-666 8325
                                           Direct fax       0181-688 3278

                                 PROJECT GHOST
                      ACTUARY'S LETTER (for DB Transfer)

Dear Sirs

Seller's Schemes

This is the Actuary's Letter as defined in Part B of Schedule VII to the Sale Agreement between Ranger and Ghost. Terms defined in Part B of Schedule VII have the same meanings in this letter.

The Unadjusted Transfer Amount at the Completion Date will be based on rates of earnings as at the Completion Date. These figures will include the annual review as at 1st July 1999 and the first projected increase in these earnings is therefore assumed to take place on 1st July 2000. The Unadjusted Transfer Amount at the Completion Date will be calculated as the market adjusted value of the past service reserve as follows:

                            k%
past service reserve x    -----
                           NDY%

where NDY% is the percentage net dividend yield on the FT-SE All Share Index at the close of business on the Completion Date and k% has the following values:

                                                                      k%
Ranger Group Staff Pension & Life Assurance Scheme ("Ranger         2.480
Staff Scheme")

Ranger Group Executive Manager & Senior Manager Pension Scheme      2.489
("Ranger EM & SM Scheme")

Ranger Group Executive Pension Plan ("Ranger EPP")                  2.502

The past service reserve at the Completion Date of the benefits prospectively and contingently payable to and in respect of each Transferring Member will be calculated as the present value of benefits accrued at the Completion Date (based on projected final pensionable earnings) using the actuarial assumptions set out below. The benefits valued will be the pensions and dependant's benefits payable on retirement, death or withdrawal, including the 6%/12% reserve to cover early retirements. Provision will be made for pension benefits payable on death in service only to the extent that they are calculated by reference to pensionable service actually completed or credited prior to the Completion Date proportioned to total pensionable service to normal retirement age. No provision will be included in respect of lump sum benefits prospectively payable on death in service.

The Final Transfer Amount at Payment Date will be the adjusted value of the following:

         A + B

Item A is the Unadjusted Transfer Amount, calculated as described above, adjusted for Fund Return (as described below) for the period between Completion Date and Payment Date.

Item B is the joint contributions received after the Completion Date in respect of Transferring Members at rates (a) and (b) below (or such other rates as shall be required under paragraph 3(c) of the Schedule) and any amounts received under paragraph 3(f) in respect of Transferring Members less deductions for (c) death benefits and (d) expenses. These deductions will be calculated as a percentage of Pensionable Earnings of the Transferring Members and will be adjusted for Fund Return between the dates the contributions are paid and Payment Date.

                         Ranger Staff     Ranger EM & SM    Ranger EPP
                            Scheme

                              %                 %               %

(a)   Employer               10.1              14.3            29.6
      Contributions

(b)   Employees             3.5/5                5              5
      Contributions

(c)   Death Benefits         0.9                 1             1.5

(d)   Expenses               0.7                0.7            0.8



Fund Return will be:

(i) for complete quarters (which commence 1 January, 1 April, 1 July and 1 October), the return achieved by the main portfolio manager for each of the Ranger Schemes (as set out below) on the assets they manage within the relevant Ranger Scheme as calculated and published by Combined Actuarial Performance Services Limited ("CAPS").

         Ranger Scheme                     Main Portfolio Manager

         Ranger Staff Scheme               Mercury Asset Management Limited

         Ranger EM & SM Scheme             Deutsche Asset Management Morgan
                                           Grenfell

         Ranger EPP                        Mercury Asset Management Limited

(ii) in respect of the periods (a) from Completion Date to the next quarter commencement day (as detailed in (i) above) and (b) from (and including) the next quarter commencement day following the end of the final complete quarter between Completion Date and Payment Date and ending 1 week prior to Payment Date, the change in the FTSE All Share Index (Total Return); and

(iii)    in respect of the one week period ended on Payment Date, Interest.

If Ghost or any member of the Telecom UK Group establishes identical schemes, Service Credits will be calculated on a "year for year" basis. If the benefits are different, the Service Credits will be calculated such that the benefits granted are actuarially equivalent in respect of each Transferring Members, using the assumptions specified in this letter, to the value of the benefits accrued in the relevant Ranger Scheme to Partition Date based on pensionable service to, and pensionable earnings at that date.

The assumptions to be used in calculating the past service reserve are as follows:

Interest                          :        7.5% p.a.

Salary Growth                     :        5.5% p.a. (Ranger Staff Scheme,
                                           Ranger EM & SM Scheme)

                                           6.5% p.a. (Ranger EPP)

Earnings Cap                      :        3.5% p.a.

Pension Increases                 :        As guaranteed.  Limited Price
                                           Indexation (LPI) valued as 3.2%
                                           p.a.  Greater of LPI and 4% p.a.
                                           valued as 4.1% p.a.

Revaluation in deferment on GMPs  :        Fixed rate revaluation as per
                                           statutory specifications.

Leaving Service Revaluation on    :        3.5% p.a.
benefits in excess of GMPs

Commutation                       :        All members' exercise their
                                           retirement option to cash lump sums
                                           as per the scheme rules.

Mortality

         Pre-retirement           :        Males A67/70 Ult - 3 years, females
                                           FA75/78 Ult - 3 years

         Post-retirement          :        Males PMA80 (C=1995), females PFA80
                                           (C=1995)

Marital Status                    :        At normal retirement age 90% of
                                           males are married, 80% of females
                                           are married.
                                           Male members are assumed to have
                                           wives aged 3 years younger.
                                           Female members are assumed to have
                                           husbands aged 2 years older.

Withdrawals (not applicable to    :        Independent age related rates as
Ranger EPP members where nil               per the attached Table.
withdrawal is assumed)

Retirements                       :        All retirements are assumed to take
                                           place at normal retirement age.

Redundancy Loading                :        6% (Ranger EM & SM Scheme, Ranger
                                           EPP) or 12% (Ranger Staff Scheme)
                                           of the liability attributable to
                                           those members expected (on the
                                           basis of these decrements) to
                                           retire from active service at
                                           normal retirement age.
Yours faithfully
/s/ Peter Bowers
Peter Bowers MA FIA ASA
Principal Account Director
W M Mercer

                            The Ranger Staff Scheme
                        The Ranger Group EM & SM Scheme
                             Withdrawal Decrements


          Age                     Males                  Females

                                    %                       %

           16                      18.8                   24.4

           20                       15                    19.5

           25                      12.8                   16.6

           30                      10.5                   13.7

           35                       9                     11.7

           40                      8.3                    10.7

           45                      6.8                     8.8

           50                      5.3                     6.8

           55                       3                      3.9

           59                       -                       -


There are no withdrawals assumed for the Ranger EPP.

                                   ANNEXURE
                       Agreed Form of Transfer Agreement

                                 Schedule VII

THIS TRANSFER AGREEMENT is made the     day of      2000

BETWEEN

(1) Racal STAFF TRUSTEE LIMITED (registered number 1989848) whose registered office is at Western Road, Bracknell, Berkshire RG12 1RG (the "Transferring Trustee")

(2)      [Global'S SCHEME TRUSTEES LIMITED] (registered number [          ])
         whose registered office is at [                                  ]
         (the "Receiving Trustee").


RECITALS

(A)      Agreement

         This Transfer Agreement is made following an Agreement (the
         "Agreement") dated [                      ] 1999 made between (1)
         Racal Electronics Plc ("Racal") and (2) [Global] ("Global") under which Racal agreed to transfer certain of its then subsidiaries to Global.

(B)      The Racal Group Staff Pension & Life Assurance Scheme

         The Transferring Trustee is the present trustee of the Racal Group Staff Pension & Life Assurance Scheme (the "Racal Scheme") currently governed by the provisions of a deed dated 29 May 1987 as amended (the "Transferring Trust Deed").

(C)      The [Global] Pension & Life Assurance Scheme

         The Receiving Trustee is the present trustee of the [Global] Pension & Life Assurance Scheme (the "Receiving Scheme") which is currently
         governed by the provisions of a deed dated [                   ] (the
         "Receiving Trust Deed"). The Receiving Scheme is an exempt approved scheme for the purposes of Chapter I of part XIV of the Income and Corporation Taxes Act 1988 and is contracted-out for the purposes of the Pension Schemes Act 1993.

(D)      Transferring Scheme Transfer-out provisions

         Clause 7 of the Transferring Trust Deed provides, in effect, that the Transferring Trustee shall be entitled to transfer from the Racal Scheme such assets representing the value of the benefits applicable to each employee as determined by the Transferring Scheme's Actuary and subject to the consent of Racal.

         Under the Agreement, Racal (the Principal Employer of the Transferring Scheme) agreed to use its reasonable endeavours to procure that the Transferring Trustee would transfer to the Receiving Trustee in respect of the Transferring Members (as defined in Recital (H) below) an agreed amount. Racal has requested that the Transferring Trustee transfer the said agreed amount in respect of the Transferring Members to the Receiving Trustee. The Transferring Trustee has considered Racal's request and after consulting the Transferring Trustee's Actuary has determined to pay the agreed amount which will be calculated in accordance with Schedule VII to the Agreement (the "Final Transfer Amount").

(E)      Approval of the PSO

         Clause 7 of the Transferring Trust Deed further provides that the Transferring Trustee may secure benefits by transferring to another retirement benefits scheme which complies with certain conditions (in particular the relevant approval of the Inland Revenue). The Agreement also requires the approval of the PSO to the making of the transfer payment provided for by this Transfer Agreement. The approval of the PSO has been obtained.

(F)      Determination by the Transferring Trustee to transfer

         Subject to the execution of this Transfer Agreement, the Transferring Trustee has determined to transfer the Final Transfer Amount in respect of the Transferring Members (as defined in recital (H) below) to be held by the Receiving Trustee under the trusts of the Receiving Scheme. The actuarial basis for the calculation for the Final Transfer Amount has been agreed with the Actuary to Global(being the basis set out in the Agreement) and the Final Transfer Amount will be so calculated.

(G)      Receiving Scheme transfer-in provisions

         Rule [ ] of the Receiving Trust Deed and Rules provides that the Receiving Trustee will [at the request of the Receiving Scheme's Principal Employer] accept into the Receiving Scheme a transfer payment from a previous pension arrangement.

(H)      The transfer offer

         The Agreement provided that Global would use its reasonable endeavours to procure the Receiving Scheme would (subject as provided in the Agreement) provide in respect of each of the Transferring Members benefits in respect of his Pensionable Service before the Partition Date (as defined in the Agreement) in the form of Service Credits as agreed pursuant to the Agreement.

         On [date] 2000 an announcement letter (the "Announcement Letter") was
         issued to (amongst others) all [          ] employees in the
         Transferring Scheme. The Announcement Letter gave details (inter alia) of the benefits which would be provided for and in respect of them if they agreed to a transfer being made from the Transferring Scheme to the Receiving Scheme. A copy of the Announcement Letter is annexed to this Transfer Agreement as Appendix 1.

         Certain of those employees being the employees whose names are set out in Appendix 2 (the "Transferring Members") have agreed to such transfers from the Transferring Scheme to the Receiving Scheme.


OPERATIVE PROVISIONS

1.       Transfer

         The Transferring Trustee shall, on the Payment Date (as defined in the Agreement) transfer the Final Transfer Amount to the Receiving Trustee (to be held by it upon the trusts of the Receiving Scheme and with and subject to the powers and provisions for the time being applicable to other property held upon the trusts of the Receiving Scheme). The form of the Final Transfer Amount shall be determined in accordance with Schedule VII to the Agreement.

2.       Receiving Trustee's agreement

         The Receiving Trustee hereby agrees that (in consideration of the transfer referred to in clause 1 above) it will grant to and in respect of each Transferring Member the applicable benefits described in the Announcement Letter.

3.       Transferring Trustee's discharge

         The transfer to be made under clause 1 above shall operate as a complete discharge to the Transferring Trustee in respect of the benefits to which the Final Transfer Amount relates.

4.       Receipt

         Within five working days of receipt of the transfer referred to in clause 1 above the Receiving Trustee shall write to the Transferring Trustee acknowledging receipt of such.

5.       Successors to be bound

         References in this Transfer Agreement to the Receiving Trustee and the Transferring Trustee include their respective successors in office as trustees of the Receiving Scheme and the Transferring Scheme.

6.       Governing law

         This Transfer Agreement shall be governed by the law of England and the parties hereto submit to the exclusive jurisdiction of the English courts in relation to all matters pertaining hereto.

7.       Heading to clauses

         The heading to the recitals and clauses of this Transfer Agreement shall not affect its interpretation.


IN WITNESS whereof these presents were entered into the day and year first before written.


EXECUTED as a deed by the affixing of the )
Common Seal of Racal Staff Trustee Limited ) in the presence of:- )



         Director


         Director/Secretary





EXECUTED as a deed by the affixing of the )
Common Seal of [                ] Limited )
in the presence of:- )

         Director


         Director/Secretary

                                 SCHEDULE VIII

                Telecom Group Guarantees of Racal Group Members


1. RTL is a guarantor under a Facility Agreement dated 29 March 1999 for Racal for the provision of credit facilities up to (Pound Sterling)370 million.

2. RTL is a guarantor under a 1992 ISDA Master Agreement dated 25 April 1997 between Racal and Barclays Bank Plc.

3. RTNL is a guarantor under a Facility Agreement dated 29 March 1999 for Racal Electronics Plc for the provision of credit facilities up to (Pound Sterling)270 million.

4. RTNL is a guarantor under a 1992 ISDA Master Agreement dated 12 January 1996 between Racal Electronics Plc and Chemical Bank.

5. RTNL is a guarantor under a 1992 ISDA Master Agreement dated 25 April 1997 between Racal Electronics Plc and Barclays Bank Plc.

                                  SCHEDULE IX

                          Tax Covenant and Warranties

       The Warranties in Part C of this Schedule are the Tax Warranties

                             Part A - Definitions


1.   In this Schedule:

     (a) the following words and expressions have the meanings respectively set opposite them:

          "British Rail Board     the assets acquired in April 1994 by RTL
          transfer Assets"        pursuant to a scheme under section 85
                                  and/or section 86 Railway Act 1993;

          "Covenantor's Relief"   means a Relief which arises to the Company
                                  on or before Completion and is not a
                                  Deferred Relief;

          "Deferred Relief"       means any Relief which:

                                  (i)   is taken into account in computing
                                        any provision for deferred tax
                                        which appears in the Completion
                                        Balance Sheet or in eliminating
                                        such a provision; or

                                  (ii)  is taken into account in the
                                        Completion Balance Sheet as an
                                        asset;

          "Demand" any document issued or any claim made or action taken whether before or after the date hereof by or on behalf of any person, authority or body whatsoever (whether of the United Kingdom or elsewhere in the world) from which it appears to Global or the Company that the Company has or may have a Tax liability;

          "Event" any transaction, act, event or omission of whatever nature including, without limitation, a receipt or accrual of income or gains, distribution, failure to distribute, acquisition, disposal, transfer, payment of any loan or advance and also including Completion;

          "FA"                    Finance Act;

          "Group Relief"          (a) relief the subject of a surrender
                                      or claim pursuant to Chapter IV of
                                      Part X ICTA 1988;

                                  (b) advance corporation tax the subject
                                      of a surrender or claim pursuant to
                                      s 240 ICTA 1988; and

                                  (c) any tax refund the subject of a
                                      surrender or claim pursuant to
                                      s 102 FA 1989;

          "Relief" any relief, allowance, deduction in computing profits, credit or right to repayment of Tax (including repayment supplement or interest thereon) granted by or pursuant to any legislation or otherwise for Tax purposes whether of the United Kingdom or elsewhere in the world;

          "Tax" any and all forms of taxes, levies, imposts, contributions, duties and charges in the nature of taxation (including all instalment payments in respect thereof) and all withholdings or deductions in respect thereof of whatever nature whenever imposed whether of the United Kingdom or the United States or elsewhere, (including, without limitation, for the avoidance of doubt, National Insurance contribution liabilities in the United Kingdom and corresponding obligations elsewhere, taxes on gross or net income, profits or gains and taxes on receipts, sales, use, property, occupation, franchise, ad valorem, transfers or value added and customs duties and stamp tax) and whether directly or primarily chargeable against, recoverable from or attributable to the Company or any other person including all fines, penalties, charges and interest relating to the same;

          "TCGA"                  the Taxation of Chargeable Gains Act 1992;

     (b) references to income or profits or gains shall include any other measure by reference to which Tax is computed;

     (c) references to income or profits or gains earned, accrued, arising or received by any person shall include income or profits or gains which are for the purposes of any Tax treated as earned, accrued, arising to or received by such person;

     (d) references to income or profits or gains earned, accrued, arising or received on or before a particular date (including, without limita-tion, Completion) or in respect of a particular period shall include income or profits or gains which are for the purposes of any Tax treated as earned or accrued, arising or received on or before that date or in respect of that period;

     (e) references to the occurrence of Events on or before a particular date (including without limitation, Completion) or in respect of a particular period shall include Events which are for the purposes of any Tax treated as having occurred or existed at or before that date or in respect of that period;

     (f)  references to any Tax liability of the Company shall include:

          (i) payments of or in respect of Tax by the Company since the Balance Sheet Date;

          (ii) liabilities of the Company to make payments of or in respect of Tax;

     (g) references to the "Company" shall mean and include each member of the Telecom Group as if each were referred to expressly in place of the Company and references to the "Covenantor" shall mean, in relation to each member of the Telecom Group, the company agreeing to sell the shares in such member or in such company of which the member is a subsidiary (as defined in Section 736 of the Companies Act 1985);

     (h) for the purposes of this Covenant a Tax liability shall be deemed to have become due and payable by the Company if such Tax liability would have been due and payable by the Company but for the utilisation of any Relief other than a Covenantor's Relief;

     (i) for the purposes of this Covenant, a payment of Tax deemed to be made in accordance with the provisions of paragraph (h) above shall be deemed to be due on the date on which that Tax would have been due (assuming that an assessment or other notification of the Tax had been made at the earliest permissible time and no appeal had been made against the assessment or notification) but for the availability of the Relief concerned;

     (j) references to paragraphs are to paragraphs of Part B of this Covenant unless otherwise stated;

     (k) This Covenant shall have effect mutatis mutandis as if ION were a Company in relation to which The Racal Corporation was the Covenantor on the following basis:

     (i) to reflect the fact that The Racal Corporation has only a 50% interest in ION (so that, the liability of The Racal Corporation is limited to 50% of the amount for which it would otherwise have been liable, the amount of any Over Provision taken into account under clause 6 shall be 50% of the amount which would otherwise be taken into account, and so on); and

          (ii) to the extent that The Racal Corporation or Global undertake obligations in relation to ION, they will only be required to use reasonable endeavours to comply with those obligations having regard to the provisions of any shareholder or similar agreement relating to ION.

                             Part B - Tax Covenant



1.   Covenant

     Subject as hereinafter expressly provided, the Covenantor hereby covenants, with effect from Completion, to pay (such payment to be by way of reduction, to the extent possible, of the purchase price payable to such Covenantor hereunder), to Global (whether or not the Company is or may be entitled to claim reimbursement of the payment from any person) an amount equal to:

          (a) any Tax liability of the Company arising in respect of or as a consequence of any Event or Events occurring on or before Completion or in respect of or by reference to any income, profits or gains earned, accrued, arising or received on or before Completion; and

          (b) without prejudice to the generality of 1(a) above, any Tax liability of the Company under s179 TCGA in respect of the British Rail Board Assets and arising as a consequence of entering into Completion of this Agreement; and

          (c) any repayment of Taxation to the extent that the repayment has been taken into account as an asset in the Completion Balance Sheet but is not available or is lost, reduced or cancelled; and

          (d)  any payment of Taxation made or to be made by the Company under
               Section 132 FA 1988 by virtue of the relationship on or at any time before Completion of the Company with a "migrating company" (within the meaning of that section); and

          (e) any payment of Taxation which would not have been made but for a Deferred Relief not being available or being lost, reduced or cancelled; and

          (f) any liability of the Company to repay (other than to another member of the Telecom Group) the whole or any part of any payment made to the Company on or before Completion for the surrender of Group Relief or advance corporation tax;

          (g) any liability of the Company in respect of VAT which is not Telecom VAT and which arises as a result of the Company having been a member of the Pre-Sale VAT Group (defined terms being used in paragraph 12);
               and

          (h) all reasonable out-of-pocket legal and accounting costs and expenses properly incurred by Global and/or the Company in connection with any Tax liability, repayment, payment or liability as is referred to in any of paragraphs 1(a) - (g) in respect of which the Covenantor is liable under this Covenant or in connection with any action taken in avoiding, resisting or settling such Tax liability, repayment, payment or liability or in consequence of any successful claim made by Global under this Covenant.


2.   Limitations and exclusions

     2.1 Such limitations in Clause 9 of this Agreement as are expressly stated to apply to this Covenant shall do so as if set out herein.

     2.2 The Covenantor shall not be liable under this Covenant in respect of any Tax liability of the Company:

          (a) save in the case of a Tax liability of Racal USA, to the extent that such Tax liability arises or is increased or that any provision or reserve which has been made in the Completion Balance Sheet is insufficient by reason of the imposition of Tax or any increase in rates of Tax or any change made after Completion in law or in Inland Revenue or Customs and Excise or other Tax authority's published practice or procedure or in a judicial interpretation of the law where such change in judicial interpretation takes the form of either the House of Lords or the Court of Appeal overruling a decision of an inferior court (which for the purposes of the House of Lords shall include the Court of Appeal); or

          (b) to the extent that it would not have arisen but for a voluntary act, omission, transaction or arrangement of Global (or its successors in title to the Shares) or of the Company, or of any company controlled by Global, or of a person or persons controlling Global or of directors or employers of Global or any company mentioned in this paragraph (b), in each case, occurring after Completion which:

               (i) is not in the ordinary course of its business as carried on at Completion; and

               (ii) is not pursuant to any legally binding agreement entered into before Completion;

          (c) to the extent that the Tax liability would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of any Company to comply with a written request of the Covenantor or its duly authorised advisers to make any valid claim, election, surrender or disclaimer, to give any valid notice or consent, or to do any other thing under the provisions of any enactment or regulation relating to Tax after Completion, the making, giving or doing of which was taken into account in computing the provisions for Tax in the Completion Balance Sheet; or

          (d) to the extent that any Relief is available to the Company to set against or otherwise mitigate the Tax liability, other than
               (a) any Relief taken into account as an asset or in reducing any provision for Tax in the Completion Balance Sheet; and (b) any Relief arising from an Event occurring, or from income, profits or gains arising after Completion; or

          (e) to the extent that the Tax liability would not have arisen or would have been reduced or eliminated but for any claim, election, surrender or disclaimer made or notice or consent given after Completion by the Company or Global or any of its subsidiary undertaking or any person connected with any of them under provisions of any enactment or regulation relating to Tax other than any claim, election, surrender, disclaimer, notice or consent assumed to have been made, given or done in computing the amount of any allowance, provision or reserve in the Completion Balance Sheet or which is made at the prior request of the Covenantor pursuant to paragraph 5; or

          (f) to the extent that the Company or Global obtains the benefit of a Relief in an accounting period ending before Completion for an expenditure, reserve or provision which was recognised in the Completion Balance Sheet but was not, in preparing the Completion Balance Sheet, treated as deductible or allowable for Tax purposes and which is not treated as a deferred tax asset in preparing the Completion Balance Sheet; or

          (g) to the extent that the Tax liability arises or is increased as a result of a change in accounting policy or practice of the Company as used for the purposes of the Accounts otherwise than to comply with generally accepted accounting practice, or from a change in the length of an accounting period of the Company, in either case, introduced after Completion; or

          (h) to the extent that the Tax liability would not have arisen but for a failure on the part of Global or the Company to comply with its obligations under paragraph 3 or 5; or

          (i) to the extent that provision or reserve for such Tax liability is made in the Completion Balance Sheet; or

          (j) to the extent that such Tax liability would not have arisen but for any election made pursuant to paragraph 13.


3.   Manner of making and conduct of claims

     3.1 If Global or the Company shall become aware of any Demand (other than by the Covenantor giving notice thereof to Global under this paragraph 3.1) which may give rise to a liability on the part of the Covenantor under this Covenant or the Tax Warranties Global shall as soon as reasonably practicable give notice thereof to the Covenantor setting out reasonable details of the Demand. If the Covenantor becomes aware of any such Demand it shall as soon as reasonably practicable give notice thereof to Global.

     3.2 If the Covenantor shall, within 30 days of the date of any notice given to it under paragraph 3.1 or of it otherwise becoming aware of any such Demand, indemnify and secure Global and the Company to Global's reasonable satisfaction against all losses, costs and expenses which may be incurred thereby and secure Global and the Company to Global's reasonable satisfaction against any further liability to Tax which may be so incurred, then Global shall procure that the Company will take such action as the Covenantor may reasonably and promptly by written notice request to avoid, dispute, resist, appeal or compromise any Demand, and in connection with any action so requested by the Covenantor:

          (a) the appointment of solicitors and other professional advisers to the Company shall be subject to the prior written approval of Global, such approval not to be unreasonably withheld or delayed;

          (b) the Covenantor shall ensure that no substantive correspondence, pleading or other document is sent, transmitted, issued, entered into or in any way published in connection with the relevant Demand by the Covenantor or its advisers without the prior approval of Global, such approval not to be unreasonably withheld or delayed;

          (c) the Covenantor shall submit no computations or returns, nor make any settlement or compromise of the subject matter of the Demand, nor agree any matter in the conduct of any dispute in relation thereto which is likely to affect the amount of the Demand, or the future liability of the Company to Tax, without the prior written approval of Global, such approval not to be unreasonably withheld or delayed;

          (d) if any dispute arises between Global and the Covenantor as to whether any Demand should at any time be settled in full, or contested in whole or in part, such dispute shall be referred for determination to a Barrister, of at least ten years call at the English Bar with relevant experience, appointed by agreement between Global and the Covenantor or (if they do not agree) upon the application by either party to the President for the time being of The Law Society, whose determination shall be final. The Barrister so appointed shall be asked to advise whether, in his opinion (acting as an expert and not as an arbitrator) there is a reasonable case for appealing against the

               Demand and shall be instructed, if the dispute relates to a Demand issued by a Tax authority outside the United Kingdom, to obtain such advice from professional advisers of the relevant jurisdiction as he thinks necessary in order to arrive at his opinion, and also to determine how the costs of obtaining his opinion should be allocated between the parties hereto. If, but only if, such opinion is in the affirmative shall an appeal be made and that Demand not then settled. Any further dispute arising between the parties as to whether any further appeal should be pursued following determination of an earlier appeal (whether or not in favour of the Company) shall be resolved in a similar manner; and

          (e) save as otherwise expressly provided herein, Global shall procure that the Company shall give the Covenantor all reasonable co-operation and assistance for the purposes of taking such action as aforesaid.

     3.3 Global and the Company shall be free to pay or settle any Demand on such terms as they may in their absolute discretion think fit and without prejudice to their rights and remedies under this Covenant if, within 30 days of the date of any notice given to it under paragraph 3.1 or of it otherwise becoming aware of any such Demand, the Covenantor fails to request the action to be taken as stated in paragraph 3.2.


4.   Mitigation

     The Covenantor may by notice in writing to Global elect to mitigate or eliminate any liability under this Covenant by surrendering or procuring the surrender to the Company of any Relief other than a Deferred Relief to the extent permitted by law but without any payment being made in consideration of the surrender, and the Covenantor shall be absolved from all liability under this Covenant to the extent of the amount of Tax liability relieved by such surrender. Global shall procure that the Company takes all such steps as the Covenantor may reasonably require to permit and effect any such surrender.

5.   Tax Returns and computations

     5.1 Subject to paragraph 5.2 below, the Covenantor or its duly authorised agents shall at the Covenantor's expense be responsible for, and have the conduct of preparing, submitting to and agreeing with all relevant Tax authorities all Tax returns and computations of the Company and determining the amount of any instalment payment of corporation tax to be made by the Company, including (without limitation) claims and/or surrenders by way of Group Relief, for all Tax accounting periods of the Company ending on or before Completion subject to all such returns, computations, documents and substantive correspondence relating thereto and the proposed amount of any instalment payments being submitted in draft form to Global or its duly authorised agents for comment. Global or its duly authorised agent shall comment within 21 days of such submission. If the Covenantor has not received any comments within 21 days, Global and its duly authorised agents shall be deemed to have approved such draft documents. The Covenantor is not obliged to take into account any comments or suggestions made by Global save for comments or suggestions which the Covenantor considers (acting in good faith) to be reasonable. Global shall each respectively afford (or procure the affordance) to the Covenantor or its duly authorised agents of information and assistance which may reasonably be required to prepare, submit and agree all such outstanding Tax returns and computations. Global undertakes to procure that the Company shall at the request of the Covenantor sign and submit to the relevant Tax authority all such notices of claim, surrender or consent to surrender (including provisional or protective notices of claim, surrender or consent to surrender in cases where any relevant Tax computations have not yet been agreed) and all such other documents and returns as the Covenantor shall reasonably request, consistently with the provisions of this Covenant, to give effect to the foregoing provisions PROVIDED THAT neither the Covenantor nor its agents shall be entitled to require the Company:

          (a) to take any action under this paragraph 5.1 which could result in the Company incurring a Tax liability or making a payment of Tax in respect of which Global could have a claim under this covenant or could have had a claim but for the provisions of paragraph 9.2 of this Agreement; or

          (b) to sign any return, computations, documents or correspondence which are not true and accurate in all material respects.

     5.2 The Covenantor or its duly authorised agents shall be responsible for, and have exclusive conduct of all outstanding matters relating to agreeing with the Inland Revenue (and any other relevant Tax authority) the amount of any Tax liability referred to in paragraph 1(b) of this Covenant including (without limitation) submitting all forms of claims, correspondence, amendments or appeals in respect thereof and conducting the negotiation, agreement and settlement of all issues and disputes relating thereto with the relevant Tax authority and determining the amount of any instalment of corporation tax to be made by the Company in relation thereto. The Covenantor shall notify Global as soon as is reasonably practicable in writing of any claims, amendments, appeals in respect of any Tax liability referred to in this paragraph 5.2 and shall keep Global informed (to the extent possible) of all negotiations and shall submit in draft form to Global for comment all substantive correspondence relating thereto before submitting such correspondence to the relevant Tax authority. Global or its duly authorised agent shall comment within 21 days of such submission. If the Covenantor has not received any comments within 21 days, Global and its duly authorised agents shall be deemed to have approved such draft documents. If Global or its duly authorised agents have any comment or suggestion, the Covenantor shall adopt any such comment or suggestion only to the extent it considers (acting in good faith) that it is appropriate to do so.
          The Covenantor and Global shall each respectively afford (or procure the affordance) to the other or their duly authorised agents of information and assistance which may reasonably be required to prepare, submit and agree all such outstanding issues relating to the Tax liability referred to in this paragraph 5.2. Global undertakes to procure that the Covenantor shall sign, execute and submit such correspondence, claims, returns and appeals relating thereto save to the extent that Global or the Covenantor reasonably consider that the same are not complete and accurate in all material respects.

     5.3 Global and its duly authorised agents shall be responsible for, and have the conduct of preparing, submitting to and agreeing with all relevant Tax authorities all Tax returns and computations of Racal USA for the Tax accounting periods during which Completion takes place; provided that Global shall procure that all such returns, computations, documents and substantive correspondence relating thereto are submitted in draft form to the Covenantor or its duly authorised agents for comment. The Covenantor or its duly authorised agents shall comment within 21 days of such submission. If Global has not received any comments within 21 days, the Covenantor and its duly authorised agents shall be deemed to have approved such draft documents. If the Covenantor or its duly authorised agents have any comment or suggestion with respect to such part of the return; computation or document as relates to the period prior to Completion, Global shall procure that the Company shall not unreasonably refuse to adopt such comment or suggestion. The Covenantor shall afford (or procure the affordance) to Global or its duly authorised agents of information and assistance which may reasonably be required to prepare, submit and agree all such Tax returns and computations.

     5.4 To the extent that the Covenantor has or is entitled to documents or information which are/is relevant in determining any liability to Tax of members of the Telecom UK Group in respect of periods ending after Completion, the Covenantor shall afford (or procure the affordance) to Global or its duly authorised agents access to such documents or information at reasonable times (subject to reasonable notice having been given).


6.   Over Provisions

     6.1 The Covenantor may request the auditors for the time being of the Company (not later than six years after Completion) to certify at the Covenantor's request and expense, whether any provision in the Completion Balance Sheet has proved to be an over provision (the amount by which there is an over provision being referred to in this paragraph 6 as the "Over Provision") and Global shall, on receipt of such request and at the expense of the Covenantor, procure that the Company provides any information or assistance reasonably required in order to allow the auditors to provide that certificate.

     6.2 The amount of any Over Provision shall be calculated without taking into account:

          (a) a retrospective change in the law of Taxation announced after Completion; or

          (b)  any Relief other than a Covenantor's Relief; or

          (c) any act of Global or the Company carried out after Completion other than in the ordinary course of business as carried on at Completion.

     6.3 If any amount shall be certified by the auditors in accordance with paragraph 6.1 above to be an Over Provision (other than in respect of the Section 179 Liability) in respect of the Company, then:

          (a) the Over Provision shall first be set off against any payment then due from the Covenantor under this Covenant or the Tax Warranties; and

          (b) to the extent there is an excess, a refund of the excess shall be made to the Covenantor (within five Business Days of the certificate being given) of any previous payment or payments made by the Covenantor under this covenant or the Tax Warranties (and not previously refunded under this Covenant or the Tax Warranties) up to the amount of such excess; and

          (c) if the payment mentioned in paragraph 6.3(b) above do not exhaust the excess, or if there are no such payments, the remainder of that excess shall be carried forward to be set off against any payment which may in the future become due from the Covenantor under this Covenant or the Tax Warranties.

     6.4 If any amount shall be certified by the auditors in accordance with paragraph 6.1 above to be an Over Provision in respect of the Section 179 Liability, then the amount of such Over Provision shall be paid by Global to the Covenantor by way of a reduction, to the extent possible, of the purchase price hereunder, within five Business Days of such certificate being given.

     6.5 Where a certificate has been provided by the auditors in accordance with paragraph 6.1 or 6.4 above, either the Covenantor or Global may (at the expense of the requesting party), request the auditors to review the certificate in the event that there are relevant circumstances or facts of which it was not aware and which were not taken into account at the time when such certificate was produced, and to certify whether in the light of those circumstances, the amount of the certification remains correct or whether ir should be amended.

     6.6 If following a request under paragraph 6.5 above the certificate is amended, the revised amount of the Over Provision shall be substituted for the purposes of paragraph 6.3 or 6.4 (as the case may be) and any adjusting payment that is required shall be made within five Business Days of the amendment of the certificate.

     6.7 For the purposes of this paragraph 6, "Section 179 Liability" shall be as defined in paragraph 3 of Schedule V of this Agreement.


7.   Payment of Claims

     7.1 Payments by the Covenantor pursuant to the covenants in paragraph 1 shall be made on the days specified in paragraph 7.2 below.

     7.2  The days referred to in paragraph 7.1 are as follows:

          (a) if the Tax liability giving rise to claim under this Covenant involves an actual payment of Tax by the Company, the day which is the later of five Business Days after demand is made therefor by or on behalf of the Claimant, and three Business Days before the date on which that Tax becomes due and payable to the relevant Tax authority;

          (b) if the Tax liability giving rise to a claim under this Covenant does not involve an actual payment of Tax but involves the denial, loss, use or setting off in whole or in part of a Relief which is a right to repayment of Tax, the day which is the later of five Business Days after demand is made therefor by or on behalf of the Claimant, and the day on which such Tax would otherwise have been repaid;

          (c) in any other case five Business Days after demand is made therefor by or on behalf of the Claimant.

     7.3 For the purposes of this paragraph, references to the day on which an amount of Tax becomes due and payable to the relevant Tax authority shall be interpreted as follows:

          (a) if, pursuant to paragraph 3, the Company disputes or appeals against a Demand in respect of such Tax, but the Company is nevertheless required by law, as a condition to pursuing such dispute or appeal, to pay such Tax, the last day on which such Tax is so required to be paid without the Company incurring any penalty or liability for interest in respect thereof, provided that the provisions of paragraph 8 shall apply to reimburse the Covenantor for any repayment (including interest or repayment supplement) to which the Company is entitled;

          (b) if, pursuant to paragraph 3, the Company disputes or appeals against a Demand for such Tax, and the Company is not so required, the day on which the Tax in question is finally determined to be due and payable by the Company, pursuant to an agreement under s 54, Taxes Management Act 1970, or any legislative provision corresponding to that section, or pursuant to a decision of a court or tribunal from which either no appeal lies, or in respect of which no appeal is made within the prescribed time limit; or

          (c) in any other case, the first day on which such Tax needs to be paid in order to avoid, incurring any penalty or liability for interest in respect thereof.

     7.4 If the Covenantor or Global (as the case may be) fails to pay any sum due from them under this covenant on the due date for payment it shall pay interest on that sum from the due date until actual payment at the rate of 3% per annum above the base rate for the time being of National Westminster Bank plc compounded monthly save, in the case of a payment by the Covenantor, to the extent that Global is compensated for late payment by the liability under paragraph 1 extending to interest.

     7.5 All sums payable by the Covenantor or Global hereunder shall be paid free of and without any rights of counterclaim or set off, and without deduction or withholding on any ground whatsoever, save only as may be required by law. If any such deduction or withholding is required by law the payer shall be obliged to pay to the payee such amount as will ensure that, after any such deduction or withholding has been made, the payee shall have received a sum equal to the amount that it would otherwise have received in the absence of any such deduction or withholding, as reduced by any credit to which the payee may be entitled on account of such deduction or withholding.

     7.6 If any competent authority for Tax purposes charges to Tax any sum paid (the "original payment") to the Covenantor or Global hereunder the payer shall be obliged to pay to the payee such additional amount (the "additional payment") as will ensure that, after the payment of the Tax so charged on the original payment and any Tax chargeable on the additional payment, there shall remain a net sum equal to the amount of the original payment, such additional payment to be paid three Business Days after the payee has served notice that Tax on the original payment has become due and payable.


8.   Corresponding savings and refunds

     8.1 If any Tax liability which has resulted in a payment having been made by the Covenantor under this Covenant or for breach of any of the Tax Warranties has given rise to a Relief for the Company or Global which would not otherwise have arisen, then

          (a) Global shall procure that full details of such Relief are given to the Covenantor as soon as reasonably practicable; and

          (b) to the extent that the liability of Global or the Company to make an actual payment of or in respect of Tax is reduced by reason of such Relief from the amount that such liability would have been but for the availability of such Relief, Global shall, on or as soon as reasonably practicable after the date when Global or the Company would have been under an obligation to pay the Tax liability so reduced, make a repayment to the Covenantor of an amount equal to the lower of the amount by which such liability is so reduced and the amount of the payment referred to at the beginning of this paragraph 8.1 made by the Covenantor.

     8.2 If the Covenantor at any time pays to Global an amount pursuant to a claim under this Covenant or under the Tax Warranties and before the seventh anniversary of Completion Global or the Company is or becomes entitled to recover from some other person (other than the Company or Global, but including any Tax authority) any sum in respect of the matter giving rise to such claim (other than by reason of any Relief which arises in respect of an Event occurring after Completion or which was taken into account in fixing the amount of the Tax provision (or in determining that no Tax provision was necessary) in the Completion Balance Sheet), Global, if so required by the Covenantor, will (and will procure that the Company will), at the cost of the Covenantor and upon the Covenantor providing security to the reasonable satisfaction of Global against all costs which may thereby be incurred, take all reasonable steps to enforce such recovery and Global shall promptly following such recovery repay to the Covenantor the lesser of:

          (a) the sum so recovered by Global or the Company from such other person (including sums recovered in respect of costs and any interest or repayment supplement received in respect of the sum recovered, but less any costs of recovery not previously reimbursed, and less any Tax chargeable on the sum recovered); and

          (b)  the amount referred to above paid by the Covenantor to Global.


9.   Global's further obligations

     9.1 Global undertakes that it will procure that the Company preserves, and affords to the Covenantor reasonable access to, all documents, records, correspondence, accounts and other information whatsoever in respect of or relevant for the purpose of determining the liability of the Company to Tax in respect of periods ending on or before

          Completion until such time as the Covenantor shall cease to have any liability or contingent liability under the terms of this Covenant.

     9.2 Global hereby undertakes to the Covenantor that it will procure that the Company duly pays and discharges each and every amount of Tax in respect of which provision was made in the Completion Balance Sheet, or which was taken into account in computing the amount of any such provision, and which, in either case, had not been paid and discharged at Completion.

     9.3 Global hereby agrees with the Covenantor that it will not, and will procure that the Company will not, without the prior written consent of the Covenantor, disclaim any Relief claimed by the Company on or prior to Completion or claim any Relief in relation to an accounting period ending on or before Completion which has not been claimed by the Company on or prior to Completion.

     9.4 Global shall procure that the Company shall refrain from doing any act or thing (including, in particular, the carry-back of losses from accounting periods ending after Completion) in relation to periods ending after Completion which:

          (a) would affect the Company's ability to make claims for allowances or Reliefs, in respect of accounting periods ending on or before Completion; or

          (b) would reduce or extinguish any Relief or allowance available in accounting periods ending on or before Completion.


10.  Surrender of Reliefs

     10.1 Global shall procure that, to the extent that it can lawfully do so without incurring any liability to Tax within the scope of paragraph 1 of this Covenant, the Company:

           (a) accepts from the Covenantor, or any other company not included in the definition of the Company hereunder and specified by the Covenantor, the surrender of any Group Relief as the Covenantor may direct in respect of an accounting period of the Company commencing before Completion; and

           (b) surrenders any Group Relief to any company not included in the definition of the Company hereunder, specified by the Covenantor, in respect of any accounting period of the Company ending on or before Completion.

     10.2 Subject to paragraph 10.3, for a surrender under paragraph 10.1(a), Global shall procure that the Company pays to the Covenantor, or as the Covenantor directs, an amount equal to the Tax saved by the Company in consequence of such surrender on the date such Tax would otherwise have been payable to the Tax authority.

     10.3 The total payments made by the Company under paragraph 10.2, when added to any corporation tax actually payable by the Company, shall not exceed the amount of corporation tax taken into account in calculating the provision for Tax in the Completion Balance Sheet in respect of the Company.

     10.4 Payment under paragraph 10.2 shall be made on the later of the date that the corporation tax saved as a result of the surrender is, or but for the surrender would have been, due and payable, and five Business Days after demand is made therefor by or on behalf of the Covenantor.

     10.5  No payment shall be made for a surrender under paragraph 10.1(b).


11.  Global's warranty and indemnity

     11.1 Global warrants and represents to each Covenantor and its successors in title that Global does not intend to permit the corporation tax liabilities of the Company, to the extent provided for in the Completion Balance Sheet and to the extent payable by the Company to remain undischarged, and that it is not entering into this transaction on the assumption referred to in s 767AA(2) ICTA 1988.

     11.2 Global hereby covenants with each Covenantor that is will indemnify such Covenantor and keep it indemnified against any liability arising pursuant to:

           (i) s 767A ICTA 1988, in circumstances where the taxpayer company (as defined in s 767(1)) is the Company; or

           (ii) s 767AA ICTA 1988, in circumstances where the relevant transferred company or associated company as defined in s 767AA is the Company; or

           (iii) s 132 FA 1988, in circumstances where the Company ceases to be resident in the United Kingdom after Completion; or

           (iv) s 190 TCGA 1992, in circumstances where the unpaid tax referred to in s 190(1) is first assessed on the Company;

           to the extent that the corporation tax to which the liability relates:

           (a) has been the subject of a claim by Global hereunder which has been satisfied; or

           (b) is one in respect of which the Covenantor has (disregarding any limit on the amount of such liability) no liability hereunder

12.  VAT

     12.1  In this paragraph:

           (a) "Pre-Sale VAT Group" means the group of bodies corporate of which the members of the Telecom UK Group are at Completion members for the purposes of section 43 VATA 1994, and of which Racal plc is the representative member;

           (b)  "Telecom VAT" means output tax (as defined in section 24 VATA
                1994) (and related interest or penalties), attributable to supplies, acquisitions and imports made by the Telecom Group less input tax deductible from it on supplies to and acquisitions and imports made to the Telecom UK Group;

           (c) "Telecom Repayment VAT" means the amount of input tax (as defined in section 24 VATA 1994) deductible in relation to supplies to and acquisitions and imports made by the Telecom UK Group to the extent that it exceeds both output tax (and related interest or penalties) attributable to supplies, acquisitions and imports made to the Telecom Group and any other penalty or interest imposed for VAT purposes in respect of any previous VAT deductions or claims attributable to supplies, acquisitions and imports by the Telecom UK Group.

     12.2 In determining for the purposes of paragraph 12.1 by or to whom a supply, acquisition or import is made, section 43(1)(b) of the Value Added Tax Act 1994 shall be ignored and it shall be assumed that each member of the Telecom UK Group is separately registered for VAT purposes. In determining supplies, acquisitions and imports for the purposes of the definitions in paragraph 12.1 (b) and (c), those falling within section 43(1)(a) VATA 1994 shall be ignored.

     12.3 Racal shall procure that each member of the Telecom UK Group shall leave the Pre-Sale VAT Group as of Completion, insofar as it is a member of the Pre-Sale VAT Group at the date of this Agreement and

           Global shall procure that the members of the Telecom UK Group provide reasonable assistance required by Racal to ensure the same.

     12.4 Global shall pay (or procure that the relevant member of the Telecom UK Group pays) to Racal or as Racal directs, the amount of any Telecom VAT which is provided for in the Completion Balance Sheet, such payment to be made in cleared funds not later than three Business Days before it is due to the relevant taxation authority to the extent that no member of the Telecom UK Group has already paid such amounts to Racal or a member of the Pre-Sale VAT Group which is not a member of the Telecom UK Group.

     12.5 Racal shall pay to Global or as Global directs, the amount of any Telecom Repayment VAT shown in the Completion Balance Sheet, such payment to be made in cleared funds not later then 30 days after the end of the prescribed period current at Completion to the extent such amount has not already been paid to Global or any member of Telecom UK Group.

     12.6 Global shall on request provide or procure to be provided to Racal (or as it directs) any information and copies of documents in the possession, custody or power of Global or Racal or any member of the Telecom UK Group required by any company in the Pre-Sale VAT Group in connection with calculating the VAT liability of the Pre-Sale VAT Group or complying with any requirement to submit an EC sales list or Intrastat declarations.


13.  Racal USA

     At or after Completion, the Covenantor agrees if Global notifies the Covenantor in writing of its intention to make an election with respect to a member of the Telecom UK Group to be classified as a disregarded entity or otherwise for US federal income tax purposes, to join with Global in making such election. Such election shall, at the option of Global, be retroactive to a pre-Completion period. Global shall indemnify the Covenantor and any subsidiaries of the Covenantor against all costs and expenses, including without limitation all Taxes (including reasonable attorneys' and accountants' fees and other reasonable out-of-pocket expenses incurred in connection therewith) arising solely as a direct result of the filing of such election.

                            Part C - Tax Warranties


1.   TAX WARRANTIES

     1.1  General

          1.1.1 Each member of the Telecom Group is and has at all times been resident only in its place of incorporation for all Tax purposes. No member of the Telecom Group is liable to pay nor has at any time incurred any liability to Tax chargeable under the laws of any jurisdiction other than its place of incorporation.

          1.1.2 Each member of the Telecom Group has paid all Tax which it has become liable to pay and no member of the Telecom Group has any liability to pay any penalty, surcharge, fine or interest in connection with Tax.

          1.1.3 Each member of the Telecom Group has within applicable time limits made all returns, provided all information and maintained all records in relation to Tax as it is required to make, provide or maintain and has fully complied on a timely basis with all notices served on it and any other requirements lawfully made of it by any Tax authority. All returns are true, accurate and complete and no return (and nothing in a return), is disputed or is yet to be determined by, or is subject to agreement with, a Tax authority.

          1.1.4 Each member of the Telecom Group has complied in all material respects with its obligations under any statutory provisions requiring the deduction or withholding of Tax from amounts paid or received by such member, whether on its own behalf or as agent, and has complied with all reporting requirements in relation to the Tax deducted and has properly accounted for any Tax so deducted or withheld to any relevant Tax authority (other than amounts which have not yet become due to be paid).

          1.1.5 No member of the Telecom Group is nor does any member of the Telecom Group expect to be involved in a dispute or audit in relation to Tax. No Tax authority has investigated or indicated that it intends to investigate any Tax affairs of any member of the Telecom Group.

          1.1.6 Other than as described in the Disclosure Letter, no Tax authority has agreed to operate any special arrangement

                 (that is, an arrangement which is not based on a strict application of all relevant Tax legislation, published extra-statutory concessions and published statements of practice) in relation to the affairs of any member of the Telecom Group. With respect to any special arrangement described in the Disclosure Letter, the availability of any such arrangement will not be prejudiced as a result of the acquisition or change of control of any member of the Telecom Group resulting from this Agreement, and each relevant member of the Telecom Group has acted in accordance with the terms of any such arrangement.

     1.2  Arm's length dealings

          Except as disclosed in the Disclosure Letter, no member of the Telecom Group is and no member of the Telecom Group expects to be a party to any transaction, agreement or arrangement otherwise than by way of a bargain at arm's length which will be binding on such member after Completion, or any transaction, agreement or arrangement (whether or not by way of a bargain at arm's length) under which it has been or is or may be required after Completion to make any payment for any goods, services or facilities provided to it which is in excess of the market value of such goods, services or facilities or under which it has been, or is or may be required after Completion to provide goods, services or facilities for a consideration which is less than the market value of such goods, services or facilities and/or in consequence of which it will be liable to Tax in respect of any amount deemed for Tax purposes to be income or gains of the relevant member of the Telecom Group but not actually income or gains of the member of the Telecom Group. No material adjustment or investigation has been made or threatened in writing to any member of the Telecom Group under the transfer pricing legislation of any jurisdiction.

     1.3  Chargeable gains

          The Disclosure Letter contains details of each claim under section 152 or 153 of the TCGA (replacement of business assets) made before the date of this Agreement to which section 154 of the TCGA (new assets which were depreciating assets) applies and which affects any asset owned by any member of the Telecom UK Group on or after the Balance Sheet Date (except where the held-over gain is treated as having accrued before the Balance Sheet Date).

     1.4  Loan relationships

          1.4.1 In respect of every loan relationship (as defined by section 81 of the Finance Act 1996) to which any member of the Telecom UK Group is a party and to which it will remain a party after Completion the relevant member of the Telecom UK Group has used in its statutory accounts an accruals basis of accounting which is an authorised accounting method for the purposes of Chapter II of Part IV of that Act.

          1.4.2 No member of the Telecom UK Group is and no member of the Telecom UK Group has since the Balance Sheet Date been a party to a loan relationship which has or had an unallowable purpose for the purposes of paragraph 13 of Schedule 9 to the Finance Act 1996.

     1.5  Value added tax

          1.5.1 No member of the Telecom UK Group is a member of a group of companies for the purpose of section 43 of the VATA (groups of companies) other than the group of companies of which the representative member is Racal plc. Racal has made, given, obtained and kept up-to-date, full and accurate records, invoices and documents appropriate or required for the purposes of the VATA and has complied in all respects with all other applicable VAT legislation and in particular has filed all returns and made all payments of VAT on a timely basis and no member of the Telecom UK Group has been required by a Tax authority to give security under the VATA.

          1.5.2 No member of the Telecom UK Group owns an asset which is a capital item, the input tax on which may be subject to adjustment in accordance with Part XV of the Value Added Tax Regulations 1995 (capital goods scheme).

          1.5.3 No member of the Telecom UK Group, nor any company of which a member of the Telecom UK Group is a relevant associate within the meaning of paragraph 3(7) of Schedule 10 to the VATA (election to waive exemption), has elected to waive exemption under paragraph 2 of Schedule 10 in relation to any land except as disclosed in the Disclosure Letter. Each election of that type disclosed in the Disclosure Letter has effect.

          1.5.4 No member of the Telecom UK Group is and no member of the Telecom UK Group agreed to become an agent, manager or factor for the purposes of section 47 of the VATA (agents, etc.) of a person not resident in the United Kingdom.

     1.6  Stamp Duty

          All documents by virtue of which each member of the Telecom UK Group has any right or in the enforcement of which the relevant member of the Telecom UK Group is interested have been duly stamped.

     1.7  Group Relief

         Except as reflected in the Completion Balance Sheet no member of the Telecom UK Group is nor will it be under any obligation to make or have any entitlement to receive in respect of any period ending on or before Completion any payment for group relief as defined in section 402(6) Taxes Act 1988 or any payment for the surrender of the benefit of an amount of Advance Corporation Tax or a repayment of such payment.


2.   TAX WARRANTIES RELATING TO RACAL USA

     2.1  General

          2.1.1 There is no contract or agreement, plan or arrangement by Racal USA entered into on or before Completion covering any person that, individually or collectively, could give rise to the payment of any amount after Completion that would not be deductible by such member by reason of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), as now in effect.

          2.1.2 No consent under Section 341(f) of the Code has been filed with respect to Racal USA.

          2.1.3 No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Racal USA.

          2.1.4 Racal USA is not a party to any Tax allocation or sharing agreement nor has in the last six years been a member of any group filing a combined or consolidated Tax return (other than a group the common parent of which was a member of the Telecom Group) nor has any liability to a Tax authority for the Taxes of any person (other than of any member of the Telecom Group) under U.S. Treasury regulation
                 Section 1.1502-6 (or any similar provision of the laws of any other jurisdiction) or as a transferee or successor.

          2.1.5 No claim for unpaid Taxes has become a lien against the property of Racal USA or is being asserted against Racal USA.

          2.1.6 There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Racal USA for any taxable period.

          2.1.7 No assessment in relation to any alleged deficiency in Taxes has been proposed in writing against Racal USA.

          2.1.8 Ion is and at all times since its formation has been classified as a partnership for US federal income tax purposes.

                                  SCHEDULE X

                    Conduct between exchange and completion


The Sellers shall ensure that (unless it has obtained the prior consent of Global as provided in clause 8.3) each Telecom Group member will:

1. not create, allot, issue, acquire, repay or redeem any share or loan capital or agree, arrange or undertake to do any of those things or acquire or agree to acquire, an interest in a corporate body;

2. operate its business in the ordinary course, including (without limitation) not accelerating sales or collection of amounts due (from debtors or otherwise) or deferring expenditures or payment of obligations;

3. except in the ordinary course of business not acquire or dispose of, or agree to acquire or dispose of, a material asset or assume or incur, or agree to assume or incur, a material liability, obligation or expense (actual or contingent) and for the purposes of this paragraph 3 material means an asset with a value of (Pound Sterling)5 million or which generates income exceeding (Pound Sterling)5 million and a liability or expense of (Pound Sterling)5 million;

4. not make, or agree to make, any single item of capital expenditure exceeding in total (Pound Sterling)10 million (or its equivalent at the time) or incur, or agree to incur, a commitment or commitments involving capital expenditure exceeding in total (Pound Sterling)5 million (or its equivalent at the time);

5. not declare, pay or make any dividend or distribution save for the Pre-Completion Dividend;

6.   not pass a shareholders resolution;

7. not make a claim under section 152 or 153 of TCGA (as defined in Schedule XII) which affects an asset owned by a Telecom Group member;

8. not create, or agree to create, an Encumbrance over any of the Properties or any other asset;

9. not enter into, terminate or amend a material long-term, onerous or unusual agreement, arrangement or obligation ("long term" for this purpose meaning unlikely to have been fully performed in accordance with its terms within 12 months and a material agreement, arrangement or obligation means such an agreement, arrangement or obligation under which payment of (Pound Sterling)5 million can be made);

10. (except in the usual course of its business) not amend the terms of employment or engagement of a director, other officer or any class of employees or provide, or agree to provide, a gratuitous payment or benefit to a director, officer or any class of employees (or any of their dependants) or employ or dismiss any officer, director or employee where amendments exceed (Pound Sterling)50,000;

11. not amend, or agree to amend, the terms of its borrowing or indebtedness in the nature of borrowing or create, incur, or agree to create or incur, borrowing or indebtedness in the nature of borrowing other than through inter company indebtedness or the Finance Lease.

12. except in the usual course of its business not give, or agree to give, a guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to, another person's obligation;

13. not commence, compromise or settle any litigation or arbitration proceedings or release, discharge or compound any liability or claim if to do so would have a material impact on the Telecom Group outside the ordinary course of business;

14. conduct its business in all material respects in accordance with all applicable legal and administrative requirements in any jurisdiction;

15. maintain insurance cover for the Telecom Group on the basis subsisting on the date hereof;

16. keep Global properly informed of all material matters relating to businesses, assets and affairs of the Telecom Group and, subject to Racal's being given reasonable prior notice, afford to Global and its representatives reasonable access at reasonable intervals to the properties, directors and senior management and the documents, books and records of the Telecom Group which are in its possession provided that such access may be terminated or withheld by Racal if such interferes or is likely to interfere in any way with the normal day to day operation of the Company;

17.  not to modify any of the rights attached to any Shares;

18. except as required by law or regulation (including without limitation any requirement of the London Stock Exchange to publish a press announcement or circular to shareholders) not knowingly initiate, solicit or encourage, nor will any member of the Racal Group knowingly initiate, solicit, or encourage through any officer, director, employee or agent of any thereof (including by way of furnishing information), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Competing Transaction;

19. except as expressly provided for in the existing terms of the Reorganisation Documents and the Railtrack Agreements, not contract or engage or engage in any other arrangement between any member of the Telecom Group (on the one hand) and any member of the Racal group or any of its affiliates (on the other hand) other than on arm's length terms;

20. not amend, modify, waive or supplement any of the existing terms of the Reorganisation Documents or the Railtrack Agreements;

21. not invest in, lend to or otherwise transfer to any property or assets to Racal USA or ION;

22.  not permit Racal USA to incur any liability, contingent or otherwise;

23. not enter into new contracts or commitments for the sale, lease or transfer of network capacity, including dark fibre and IRUs;

24. to procure that all payments to be made by the Telecom Group in respect of the amount under the heading "ESOT" in the Base Line Balance Sheet ((Pound Sterling)1,811,000) have been made on or prior to Completion so that the Telecom Group shall have no further liability or obligations in respect of that amount.


     A. In addition to the above, pending Completion, Racal shall procure that a circular (the "Circular") be sent to Racal's shareholders convening an extraordinary general meeting of shareholders of Racal and containing a unanimous recommendation of the board of directors of Racal to vote in favour of the necessary resolution to approve and implement the Transaction and the Circular will be despatched to those entitled to receive the same within ten Business Days of the date of this Agreement and, prior to the despatch of the Circular, Global shall be entitled to review and comment on the Circular and any drafts thereof.

     B.  Racal shall procure:

         (a) to the extent any of the Reorganisation Documents have not been executed then they are executed by the relevant parties as soon as reasonably practicable and in any event no later than ten Business Days from the date of this Agreement. Any breach of this undertaking shall entitle Global to terminate this Agreement pursuant to clause 5.2(b)(ii);

         (b) all reasonable assistance requested by Global is provided to enable Global to obtain consent to changes of control of any government contracts;

         (c) it shall provide all reasonable assistance and access to its accountants and employees (i) to enable the Telecom UK Group to consider (and to the extent permitted by the Companies
              Act) to enable its members to provide financial assistance under sections 151-158 of the Companies Act and (ii) to enable the Telecom Group to be in a position to prepare accounts complying with US GAAP; and

         (d) to cause Racal USA to terminate the Backhaul Services Agreement - Product Order, dated 4 October 1999, between Metromedia Fiber Network Services Inc. and Racal Telecom, Inc.

     C. Racal consents to Global's retention of Deloitte & Touche for the purpose of assisting in the preparation of audited accounts for the Telecom Group and the issuance of a report thereon.

     D. Racal undertakes to prepare and furnish to Global the July Management Accounts promptly, and in any event within ten Business Days of the date of this Agreement. Any breach of this undertaking shall entitle Global to terminate this Agreement pursuant to clause 5.2(b)(ii).

                                  SCHEDULE XI

                            Property Reorganisation

                Part A:  leasehold properties to be assigned to RTL

[Schedule not included]

   Part B: leasehold properties to be assigned to RPL and to be sublet to RTL

[Schedule not included]

            Part C:  leasehold properties to be sublet to RTL

[Schedule not included]

            Part D: leasehold properties to be assigned to RTL

[Schedule not included]

       Part E: leasehold properties to be assigned to RPL and sublet

[Schedule not included]

                                 SCHEDULE XII

                           Outstanding Negotiations

                                    Part A

                          Engrossments or Equivalent


Data Room Reference        Property address


7.2.5                      Beckenham Junction

7.2.8                      Ardley Tunnel, Bicester

7.2.15                     Hills Road, Cambridge

7.2.18                     Crown Street, Carlisle

7.2.21                     Near Colchester Station

7.2.23                     Quinton Road, Coventry

7.2.29                     Cleveland Street, Doncaster

7.2.35                     Red Cow Crossing, Exeter

7.2.37                     Askew Road, Gateshead

7.2.39                     Suite 3/1 Skypark, Glasgow (not engrossment)

7.2.40                     Suites 4/5 Skypark, Glasgow (not engrossment)

7.2.55                     66 Porchester Road, London

7.2.58                     Clerkenwell Green, London

7.2.61                     Rail House, Manchester

7.2.71                     Penzance (section 106 Agreement only)

7.2.74                     Farlington Junction, Portsmouth

7.2.94                     Gorse Hill, Swindon

7.2.104                    Wrottesley Road/Harrow Road, Willesden

7.2.108                    Hudson House, York (part property, holding over)

7.5.1                      Quayside Tower, Birmingham

             Wayleaves and Licences in the process of negotiation

Party                     Address                           Purpose

British Waterways         South Quay, Docklands             Connection to
                                                            highway

Landlord                  Prince Regent Road, Belfast       Diverse cable
                                                            entries

Landlord                  Units 17/18 Chelmsley             Diverse cable
                          Wood Ind Estates                  entries

Canary Wharf              Canary Wharf, Dockland            Drop from viaduct
Management Co                                               to ground


British Railways Board    John Peyton House, Nottingham     Diverse cable
                                                            entries

Unknown (as yet)          Selsdon Way, Docklands            Cable chamber

St Boniface College       Marsh Mills, Plymouth             Connection to
                                                            highway to railway

Telehouse                 London                            Additional rack
                                                            space and cable
                                                            access wayleaves

Telecity                  London                            Additional rack
                                                            space

London switch             London                            Rack space

                                    Part B

                             Proposed Transactions

Property

Unit A2 [1-4]                              Surrender of existing Lease of
Sandy Court                                Unit A2 [1-2] by RPL.  Grant of
Moss Industrial Estate                     new FRI Lease of Unit A2 [1-4] to
Leigh                                      RTL for term of 15 years at rent
                                           of (Pound Sterling)34,320 p.a.
                                           exclusive subject to 3 yearly
                                           upward only reviews.

Chineham Gate                              Grant of 4 FRI leases to RTL of
Crockford Lane                             four main office floors of
Chineham                                   Chineham Gate, Chineham,
Basingstoke                                Basingstoke for term expiring in
                                           June 2013 at total rent of (Pound
                                           Sterling)595,000 p.a. exclusive
                                           subject to 5 yearly upward only
                                           reviews.

Satec House                                Purchase of freehold for (Pound
Weston Road                                Sterling)775,000 by RPL.  Grant of
Crewe                                      FRI lease by RPL to RTL for term
                                           of 25 years at rent of (Pound
                                           Sterling)82,500 p.a. exclusive
                                           subject to 5 yearly upward only
                                           reviews.

2-7 Clerkenwell Green                      Grant of underlease of part of
London EC1                                 yard at rear of building by RTL to
                                           London Electricity for electrical
                                           transformer chamber for term of 25
                                           years (less 3 days) at rent of
                                           5p. p.a.

SIGNED by David Whittaker                  )
on behalf of                               )       David Whittaker
Controls and Communications Limited        )






SIGNED by David Whittaker                  )
on behalf of                               )       David Whittaker
The Racal Corporation                      )






SIGNED by Sir Ernest Harrison              )
on behalf of                               )       Sir Ernest Harrison
Racal Electronics Plc                      )





SIGNED by Thomas Casey                     )
on behalf of                               )       Thomas Casey
Global Crossing Ltd.                       )